As filed with the Securities and Exchange Commission on May 25, 2011
Registration No. 333- 150595

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Post-effective Amendment No. 3
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
OXiGENE, INC.
(Exact name of registrant as specified in its charter)

Delaware	2836	13-3679168
(State or other jurisdiction of	(Primary Standard Industrial	(IRS Employer
incorporation or organization)	Classification Code Number)	Identification No.)

701 Gateway Blvd., Suite 210
South San Francisco, California 94080
(650) 635-7000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Peter J. Langecker, M.D., Ph.D.
Chief Executive Officer
OXiGENE, Inc.
701 Gateway Blvd., Suite 210
South San Francisco, California 94080
(650) 635-7000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
Jonathan L. Kravetz, Esq.
Megan N. Gates, Esq.
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center
Boston, Massachusetts 02111
(617) 542-6000

     Approximate date of commencement of proposed sale to the public: From time to time after this Post-effective Amendment No. 3 to the Registration Statement becomes effective.
     If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)
The Registrant hereby amends this Post-effective Amendment No. 3 to the Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Post-effective Amendment No. 3 to the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.
EXPLANATORY NOTE
     The Post-effective Amendment No. 3 to the Registration Statement on Form S-1 (No. 333-150595) relating to the resale of up to 266,171 shares of common stock of OXiGENE, Inc. by Kingsbridge Capital Limited is being filed to incorporate the financial statements of OXiGENE for the year ended December 31, 2010 and for the three months ended March 31, 2011. All filing fees payable in connection with the filing of the Registration Statement were previously paid.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the post-effective amendment No. 3 to the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 25, 2011
PROSPECTUS
OXiGENE, INC.
266,171 Shares
COMMON STOCK
     This prospectus relates to the resale of up to 266,171 shares of our common stock that we may issue to Kingsbridge Capital Limited, which we refer to as the selling stockholder or Kingsbridge, as described in the section beginning on page 23 of this prospectus. The shares of common stock to be offered under this prospectus by Kingsbridge are issuable pursuant to a common stock purchase agreement between Kingsbridge and ourselves dated February 19, 2008, as amended, and a warrant to purchase 12,500 shares of our common stock that we issued to Kingsbridge on that date.
     Since May 15, 2008, we have made one draw down pursuant to the common stock purchase agreement. On May 23, 2008, we delivered notice to Kingsbridge to effect a draw down of up to $900,000. The first trading day of the eight-day pricing period for this draw down was May 27, 2008, and, in connection with this draw down, on June 2, 2008 and June 6, 2008, we issued an aggregate of 31,730 shares of our common stock to Kingsbridge at an aggregate purchase price of $900,000.
     We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholder.
     The selling stockholder may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholder may sell its shares of common stock in the section titled “Plan of Distribution” on page 24. We will not be paying any underwriting discounts or commissions in this offering. We will pay the expenses incurred in registering the shares, including legal and accounting fees.
     In February 2011, our board of directors voted unanimously to implement a 1:20 reverse stock split of our common stock, following authorization of the reverse split by a stockholder vote on December 21, 2010. The reverse split became effective on February 22, 2011. All of the share and per share values discussed in this prospectus have been adjusted to reflect the effect of the reverse stock split.
     Our common stock is listed on The NASDAQ Capital Market under the symbol “OXGN.” On May 24, 2011, the last reported sale price of our common stock was $4.19 per share. The warrant that we issued to Kingsbridge is not and will not be listed for trading on The NASDAQ Capital Market.
     Investing in our securities involves risks. See “Risk Factors” beginning on page 13 of this prospectus.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is May 25, 2011.

     You should rely only on the information contained or incorporated by reference into this prospectus. We have not, and the selling stockholder has not, authorized anyone to provide you with additional or different information. These securities are not being offered in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or of any sale of our common stock. Unless the context otherwise requires, references to “we,” “our,” “us,” or the “Company” in this prospectus mean OXiGENE, Inc.

PROSPECTUS SUMMARY
     The following is only a summary. We urge you to read the entire prospectus, including the more detailed consolidated financial statements, notes to the consolidated financial statements and other information included herein. Investing in our securities involves risks. Therefore, please carefully consider the information provided under the heading “Risk Factors” starting on page 13.
Our Business
     We are a clinical-stage, biopharmaceutical company developing novel therapeutics to treat cancer and eye diseases. Our primary focus is the development of product candidates referred to as vascular disrupting agents, or VDAs, that selectively disable and destroy abnormal blood vessels that provide solid tumors a means of growth and survival and also are associated with visual impairment in a number of ophthalmological diseases and conditions. To date, more than 400 subjects have been treated with ZYBRESTAT™, our lead candidate, in human clinical trials, and the drug candidate has generally been observed to be well-tolerated.
     We expect cash on hand as of March 31, 2011, plus the proceeds of our at-the-market equity offering sales agreement received in April and May as described in this prospectus, to fund our operations through August 2011. If we are unable to access additional funds when needed, we will not be able to continue the development of our product candidates and could be required to delay, scale back or eliminate some or all of our development programs and other operations. Such funding may not be available to us on acceptable terms, or at all. If we fail to secure financing before the end of August 2011, we would be forced to cease all of our clinical and other activities. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” below for a more detailed discussion of our liquidity. Any additional equity financing, which may not be available to us or may not be available on favorable terms, most likely will be dilutive to our current stockholders and debt financing, if available, may involve restrictive covenants. If we access funds through collaborative or licensing arrangements, we may be required to relinquish rights to some of our technologies or product candidates that we would otherwise seek to develop or commercialize on our own, on terms that are not favorable to us. Our ability to access capital when needed is not assured and, if not achieved on a timely basis, will materially harm our business, financial condition and results of operations. These conditions raise substantial doubt about our ability to continue as a going concern. The Report of Independent Registered Public Accounting Firm at the beginning of the Consolidated Financial Statements section of this prospectus includes a going concern explanatory paragraph.
ZYBRESTAT for Oncology
     We are currently pursuing the development of ZYBRESTAT, a reversible tubulin binding agent that works by disrupting the network of blood vessels, or vasculature, within tumors, also referred to as vascular disruption. ZYBRESTAT selectively targets the existing abnormal vasculature found specifically in most solid tumors and causes endothelial cells in that vasculature to become round and block the flow of blood to the tumor. The downstream tumor environment is then deprived of oxygen, and the resulting restriction in blood supply kills the cells in the central portion of the tumor. Based on ZYBRESTAT’s positive activity observed in animal models, we have conducted multiple clinical trials of ZYBRESTAT in a variety of tumor types. Currently, we are pursuing clinical trials of ZYBRESTAT in patients with anaplastic thyroid cancer (ATC), non-small cell lung cancer (NSCLC) and ovarian cancer.
FACT (fosbretabulin in anaplastic cancer of the thyroid) trial — Phase 2/3 study with ZYBRESTAT in anaplastic thyroid cancer (ATC)
     In earlier Phase 1 studies of ZYBRESTAT in ATC, clinical investigators observed several objective responses in treatment with ZYBRESTAT, including a complete response lasting more than 13 years, in patients with ATC. A subsequent Phase 2 study in 26 ATC patients showed a 23% rate of one year survival in a disease where median expected survival of patients is approximately 3-4 months from the time of diagnosis and fewer than 10% of patients are typically alive at one year.

     Based on this encouraging data, we completed a Special Protocol Assessment, or SPA, process with the U.S. Food and Drug Administration, or FDA, in 2007, for a Phase 2/3 study, which we refer to as the FACT trial, in which ZYBRESTAT was to be evaluated in 180 patients as a potential treatment for ATC. ATC is a highly aggressive and lethal malignancy for which there are currently no approved therapeutics and extremely limited treatment options.
     ZYBRESTAT was awarded orphan drug status by the FDA and the European Commission in the European Union for the treatment of advanced ATC and for the treatment of medullary, Stage IV papillary and Stage IV follicular thyroid cancers. The FDA also granted Fast Track designation to ZYBRESTAT for the treatment of regionally advanced and/or metastatic ATC.
     The primary endpoint for the FACT trial is overall survival. Eligible patients with histologically or cytologically confirmed ATC were randomized either to the treatment arm of the study, in which they received ZYBRESTAT in combination with the chemotherapeutic agents carboplatin and paclitaxel, or to the control arm of the study, in which they received only carboplatin and paclitaxel. Central pathology review by external pathologists not associated with the study was utilized to confirm the histological diagnosis.
     The FACT trial began enrolling patients in 2007. A total of 40 clinical sites in 11 countries participated in this clinical study, which was conducted in accordance with good clinical practice guidelines and the SPA. Due to the rarity of the disease and the fact that most of the patients screened for the study either died or no longer met the trial’s inclusion criteria, the enrollment period spanned more than twice the planned 18 month period. As a result of both the length of the enrollment period and financial constraints affecting us, in February 2010, we chose to continue to treat and follow all 80 patients who were enrolled in the Phase 2/3 FACT clinical trial in ATC in accordance with the SPA, but to stop further enrollment. Initial data from this trial was presented at both the 14th International Thyroid Congress on September 12, 2010 in Paris, France and the 35th European Society of Medical Oncology Congress on October 11, 2010 in Milan, Italy. At these meetings, we reported data suggesting a one-month benefit in overall survival in patients receiving ZYBRESTAT in combination with chemotherapy. Of particular note was the fact that the one year survival rate was more than doubled from 9% to 23% for patients receiving chemotherapy plus ZYBRESTAT. The additional data we presented in October also included some pre-defined subgroup analyses that confirmed the overall survival benefit initially observed, and also indicated that ZYBRESTAT improved the survival of patients with the most advanced stages of the disease, as well as patients who had been heavily pretreated with surgery, radiation or chemotherapy. We expect to present data from an additional event-driven survival analysis among the 80 enrolled patients at the American Society of Clinical Oncology (ASCO) conference in June 2011.
     The FDA has been informed that enrollment in this study was halted at 80 patients and that we expected that the SPA would no longer be applicable. The orphan drug status and the expedited review designations have not been affected by the halted enrollment in the Phase 2/3 study. On March 16, 2011, we met with the FDA to discuss the results of this study and a potential path forward. The FDA indicated at the meeting that the data from the FACT trial are suggestive of possible clinical activity that may warrant continued development, and that to seek regulatory approval, we should plan to conduct an additional clinical trial with a survival endpoint. The FDA also confirmed that, as we expected, the SPA that had been agreed upon at the start of the study is no longer in effect.
FALCON (fosbretabulin in advanced lung oncology) trial — randomized, controlled Phase 2 study with ZYBRESTAT in non-small cell lung cancer
     We are currently evaluating ZYBRESTAT in a 63-patient, randomized, controlled Phase 2 clinical trial, which we refer to as the FALCON trial, as a potential first-line treatment for non-small cell lung cancer, or NSCLC. In the FALCON trial, patients are randomized either to the treatment arm of the study, in which they receive ZYBRESTAT (CA4P) in combination with the chemotherapeutic agents, carboplatin and paclitaxel, and bevacizumab, a drug that interferes with blood vessel growth, or angiogenics, or to the control arm of the study, in which they receive a standard combination regimen of carboplatin, paclitaxel and bevacizumab. We believe that this study will suggest a benefit of ZYBRESTAT in NSCLC therapy. We further believe these data could be used to design a pivotal registration program with ZYBRESTAT in NSCLC and more generally, provide clinical validation supporting further evaluation of ZYBRESTAT in combination with commonly used anti-angiogenic therapeutics that act by selectively inhibiting a particular blood vessel growth path, namely, the vascular endothelial growth factor, or VEGF, pathway.
     We presented an update of the safety and clinical activity data for this trial at the European Organization for Research and Treatment of Cancer symposium in November 2010 in Berlin, Germany. The updated interim data showed that the median time to progression for patients receiving ZYBRESTAT plus bevacizumab and chemotherapy was 9.5 months, compared with a median time to progression of 8.8 months for patients receiving bevacizumab and chemotherapy alone. Of the patients in the study arm (ZYBRESTAT combined with bevacizumab and carboplatin/paclitaxel chemotherapy), 50% achieved a partial response, compared with the control arm (bevacizumab and chemotherapy) of the trial, where only 38% of patients achieved a partial response. The combination regimen including ZYBRESTAT was observed to be well-tolerated with no significant cumulative toxicities when compared with the control arm of the study. We expect to present the overall survival data from this study at the ASCO conference in June 2011.
     ZYBRESTAT in ovarian cancer
     On June 1, 2009, we reported positive final data from an investigator-sponsored Phase 2 study of ZYBRESTAT and carboplatin plus paclitaxel chemotherapy in patients with platinum-resistant ovarian cancer at the 2009 ASCO Annual Meeting. Of 44 patients enrolled in the study, 11 (25%) had confirmed partial responses as determined by the Gynecologic Cancer Inter Group (GCIG) response criteria, i.e., response by tumor imaging (RECIST) and/or ovarian cancer biomarker (CA-125) criteria. An additional 4 patients had unconfirmed partial responses, and stable disease responses were reported in an additional 16 patients. The combination regimen of ZYBRESTAT and carboplatin plus paclitaxel chemotherapy was observed to be well-tolerated with approximately half of the patients completing all 6 cycles of therapy.
     Based on the results of this Phase 2, single-arm, two-stage study, in February 2011, we announced that we have entered into a Cooperative Research and Development Agreement (CRADA) with the National Cancer Institute’s (NCI) Cancer Therapy Evaluation Program (CTEP) to collaborate on the conduct of a randomized Phase 2 trial of ZYBRESTAT in combination with bevacizumab in up to 110 patients with relapsed, platinum-sensitive ovarian cancer. Under the terms of the agreement, we will provide ZYBRESTAT to NCI for an NCI-sponsored study conducted by the Gynecologic Oncology Group (GOG), an organization dedicated to clinical research in the field of gynecologic cancer. The aim of the trial will be to determine if the combination of ZYBRESTAT and bevacizumab will enhance anti-tumor effects and further delay tumor progression when compared to bevacizumab alone. We anticipate that investigators will initiate enrollment in this Phase 2 study in the first half of 2011. The primary endpoint of the study will be progression-free survival, with results expected to become available in early 2013.
     Further development of our ongoing clinical trials will depend on continuing analysis and results of these ongoing clinical studies and our cash resources at that time.
     Possible areas for future development
     We believe that, if successful, the ongoing ZYBRESTAT for oncology clinical trial program will establish a compelling rationale for further development of ZYBRESTAT as a treatment for:

•	aggressive and difficult-to-treat solid tumors;

•	use in combination with chemotherapy in a variety of solid tumors, particularly those in which carboplatin and/or paclitaxel chemotherapy are commonly used; and

•	use in combination with commonly used drugs, such as bevacizumab, that interfere with blood vessel growth, or angiogenics, in various solid tumor indications.

     We believe these areas for potential further development collectively represent a significant unmet medical need and thus a significant potential commercial market opportunity that includes cancers of the thyroid, ovary, kidney, liver, head and neck, breast, lung, skin, brain, colon and rectum.

     OXi4503, a unique, second generation VDA for oncology indications
     We are currently pursuing development of OXi4503, a second-generation, dual-mechanism VDA, as a treatment for certain solid tumor types and, as a more recent development, for the treatment of myeloid leukemias. We believe that OXi4503 is differentiated from other VDAs by its dual-action activity: in addition to having potent vascular disrupting effects, OXi4503 is unique in that certain enzymes in the human body can help convert it to a form of chemical that has direct tumor cell killing effects. We believe this unique property may result in enhanced anti-tumor activity in certain tumor types as compared with other VDA drug candidates. Based on data from preclinical studies, we believe that OXi4503 may have enhanced activity in tumor types with relatively high levels of the enzymes that facilitate the conversion of OXi4503 to the form of chemical that kills tumor cells. These tumor types include hepatocellular carcinoma, melanoma, and leukemias of the myeloid lineage. In preclinical studies, OXi4503 has shown potent anti-tumor activity against solid tumors and acute myeloid leukemia models, both as a single agent and in combination with other cancer treatment modalities.
     We have completed a Phase 1 clinical trial of OXi4503 in patients with advanced solid tumors sponsored by Clinical Research United Kingdom. In collaboration with us, Professor Gordon Rustin and colleagues from the Mount Vernon Cancer Research Centre, UK and other institutions in the United Kingdom, reported positive final data from this study at the 2010 ASCO Annual Meeting. In this study, 45 patients with advanced solid tumors who had declined or were unresponsive to standard treatment were treated with escalating doses of OXi4503. Partial responses were observed in two patients with epithelial ovarian cancer and stable disease was observed in 9 patients. OXi4503 was also observed to be well-tolerated in this study. To date, OXi4503 has been observed to have a manageable side-effect profile similar to that of other agents in the VDA class, potential single-agent clinical activity, and effects on tumor blood flow and tumor metabolic activity, as determined with several imaging modalities. We also evaluated escalating doses of OXi4503 in an ongoing OXiGENE-sponsored Phase 1b trial, initiated in the first quarter of 2009 in patients with solid tumors with hepatic involvement. This study confirmed the recommended dose established in the first Phase 1 study. Patient follow-up and final analysis of the data from the latter trial is ongoing.
     Based on the results of preclinical studies published in the journal Blood in September 2010 that show OXi4503 has potent activity against acute myelogenous leukemia (AML) in animal models, we entered into a clinical trial agreement pursuant to which investigators at the University of Florida initiated an investigator sponsored Phase 1 study of OXi4503 in patients with AML or myelodysplastic syndrome (MDS) in the first half of 2011. This open-label, dose-escalating study for the treatment of up to 36 patients is being conducted in patients with relapsed or refractory AML and MDS and will evaluate the safety profile, maximum tolerated dose and biologic activity of OXi4503 in these patients. We expect that initial indications of biologic activity from this study may be available as early as the first half of 2012.
     The general direction of future development of OXi4503 — for solid tumors or hematologic indications — will depend on the outcome of the analysis of both the solid tumor studies and the study in AML, as well as available financial resources and potential partnering activities.
     ZYBRESTAT for Ophthalmology
     In addition to developing ZYBRESTAT as an intravenously administered therapy for oncology indications, we have undertaken an ophthalmology research and development program with ZYBRESTAT with the ultimate goal of developing a topical formulation of ZYBRESTAT for ophthalmological diseases and conditions that are characterized by abnormal blood vessel growth within the eye that result in loss of vision. Previously, we reported results at the 2007 annual meeting of the Association for Research in Vision and Ophthalmology, or ARVO, from a Phase 2 study in patients with myopic macular degeneration in which all patients in the study met the primary clinical endpoint of vision stabilization at three months after study entry.
     In December 2010, we completed a randomized, double-masked, placebo-controlled Phase 2 proof-of-mechanism trial, which we refer to as the FAVOR trial, with a single dose of intravenously-administered ZYBRESTAT in patients with polypoidal choroidal vasculopathy (PCV), a form of choroidal neovascularization, which is a condition where new blood vessels form in the choroid, a part of the eye, and which can lead to vision loss and, ultimately, blindness. Current therapies, including approved drugs that interfere with blood vessel growth, known as anti-angiogenics, appear to provide limited benefit. We believe that the architecture of the abnormal vasculature in certain eye tissues, namely the retina and choroid, which contribute to PCV patients’ loss of vision, may be particularly susceptible to treatment with a VDA such as ZYBRESTAT.
     We believe that PCV represents an attractive target indication and development pathway for ZYBRESTAT. Unlike wet age-related macular degeneration, an indication for which several anti-angiogenic drugs are approved or prescribed off-label, conducting clinical studies of ZYBRESTAT in patients with ophthalmologic indications not yet approved for treatment with such anti-angiogenic drugs could potentially prove to reduce development time and expense. The objectives of the FAVOR trial and the ongoing preclinical program of ZYBRESTAT in ophthalmology are:

•	determine the therapeutic utility of ZYBRESTAT in PCV, and visualize the effect of ZYBRESTAT on the vasculature of the polyps associated with PCV;

•	determine blood concentrations of drug required for activity in humans and thereby estimate, with the benefit of preclinical data, an appropriate dose of topically-administered ZYBRESTAT to be evaluated in subsequent human clinical studies; and

•	further evaluate the feasibility of developing a topical formulation of ZYBRESTAT for ophthalmological indications.

     Findings from the Phase 2 study, including effects on retinal thickness and retinal bleeding, are expected to be presented at a future ophthalmology meeting.
     We believe that a safe, effective and convenient topically-administered anti-vascular therapeutic would have advantages over currently approved anti-vascular, ophthalmological therapeutics, many of which must be injected directly into patients’ eyes, in some cases on a chronic monthly basis.
     For this purpose we have been developing a potential “minitab” topical formulation of ZYBRESTAT which has demonstrated attractive pharmacokinetic and safety properties and efficacy in destroying abnormal vasculature in a rat choroidal melanoma model following administration in the eye. We believe that a topical formulation would enhance our partnering opportunities to further develop ZYBRESTAT in diseases of the eye.
     To date, we have completed preclinical testing that indicated that ZYBRESTAT has activity in six different preclinical ophthalmology models, including a model in which ZYBRESTAT was combined with an approved drug that interferes with blood vessel growth, or anti-angiogenic agents. We have also completed multiple preclinical studies suggesting that ZYBRESTAT, when applied topically to the surface of the eye at doses that appear to be well-tolerated, penetrates to the retina and choroid in quantities that we believe should be sufficient for therapeutic activity.
     We are also evaluating the requirements for additional preclinical toxicology and efficacy studies with ZYBRESTAT for topical ophthalmological formulations to better position the program for partnering. Further development of this program will depend on the outcome of our evaluation of these requirements and available financial resources.
Company Background
     We are a Delaware corporation, incorporated in 1988 in the state of New York and reincorporated in 1992 in the state of Delaware, with our principal corporate office in the United States at 701 Gateway Boulevard, Suite 210, South San Francisco, California 94080 (telephone: (650) 635-7000, fax: (650) 635-7001). We also have an office at 300 Bear Hill Road, Waltham, Massachusetts 02451. Our Internet address is www.OXiGENE.com. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports, are available to you free of charge through the “Investors” section of our web site as soon as reasonably practicable after such materials have been electronically filed with, or furnished to, the Securities and Exchange Commission. Information contained on our web site does not form a part of this prospectus.
Equity Financing Facility with Kingsbridge Capital
     In February 2011, our board of directors voted unanimously to implement a 1:20 reverse stock split of our common stock, following authorization of the reverse split by a stockholder vote on December 21, 2010. The reverse split became effective on February 22, 2011. All of the share and per share values discussed in this prospectus have been adjusted to reflect the effect of the reverse stock split.
Summary of the CEFF
     On February 19, 2008, we entered into a Committed Equity Financing Facility, or CEFF, with Kingsbridge, pursuant to which Kingsbridge committed to purchase, subject to certain conditions, up to $40 million of our common stock. As part of the CEFF, we entered into a common stock purchase agreement and a registration rights agreement with Kingsbridge, both dated February 19, 2008, and on that date we also issued a warrant to Kingsbridge to purchase up to 12,500 shares of our common stock at a price of $54.80 per share. This warrant is fully exercisable beginning six months after February 19, 2008 and for a period of five years thereafter, subject to certain conditions. On February 9, 2010, we entered into Amendment No. 1 to the common stock purchase agreement.
     The common stock purchase agreement, as amended, entitles us to sell and obligates Kingsbridge to purchase, from time to time, until May 15, 2012, shares of our common stock for cash consideration up to an aggregate of $40 million, subject to certain conditions and restrictions. The shares of common stock that may be issued to Kingsbridge under the common stock purchase agreement and the warrant will be issued pursuant to an exemption from registration under the Securities Act of 1933, as amended, or the Securities Act. Pursuant to the registration rights agreement, we have filed a registration statement, of which this prospectus is a part, covering the possible resale by Kingsbridge of any shares that we may issue to Kingsbridge under the common stock purchase agreement or upon exercise of the warrant. Through this prospectus, Kingsbridge may offer to the public for resale shares of our common stock that we may issue to it pursuant to the common stock purchase agreement or that it may acquire upon exercise of the warrant.
     Until May 15, 2012, we may, from time to time, at our discretion, and subject to certain conditions that we must satisfy, draw down funds under the CEFF by selling shares of our common stock to Kingsbridge. The purchase price of these shares will be at a discount of up to 14% from the volume weighted average of the price of our common stock for each of the eight trading days following our election to sell shares, or “draw down,” under the CEFF. The discount on each of these eight trading days will be determined as follows:

	Percent of	(Applicable
VWAP*	VWAP	Discount)
Greater than $12.00 per share	95%	(5)%
Less than or equal to $12.00 per share but greater than or equal to $9.01 per share	94%	(6)%
Less than or equal to $9.00 per share but greater than or equal to $5.51 per share	92%	(8)%
Less than or equal to $5.50 per share but greater than or equal to $2.41 per share	90%	(10)%
Less than or equal to $2.40 per share but greater than or equal to $1.25 per share	88%	(12)%
Less than or equal to $1.24 per share but greater than or equal to $0.75 per share	86%	(14)%

*	As set forth in the common stock purchase agreement, “VWAP” means the volume weighted average price (the aggregate sales price of all trades of common stock during each trading day divided by the total number of shares of common stock traded during such trading day) of the common stock during any trading day as reported by Bloomberg, L.P. using the AQR function.
     During the eight trading day pricing period for a draw down, if the VWAP for any one trading day is less than the greater of (i) 85% of the closing price of our common stock on the trading day immediately preceding the commencement of such draw down pricing period, or (ii) $0.75, such trading day shall not be used in calculating the number of shares to be issued in connection with such draw down, and the draw down amount in respect of such draw down pricing period shall be reduced by one eighth (1/8th) of the initial draw down amount specified in the draw down notice. If trading in our common stock is suspended for any reason for more than three (3) consecutive or non-consecutive hours during any trading day during a draw down pricing period, such trading day shall not be used in calculating the number of shares to be issued in connection with such draw down, and the draw down amount in respect of such draw down pricing period shall be reduced by one eighth (1/8th) of the initial draw down amount specified in the draw down notice.
     The maximum number of shares of common stock that we can issue pursuant to the CEFF is the lesser of 285,401 shares or $40 million of our common stock. An additional 12,500 shares of common stock are issuable if Kingsbridge exercises the warrant that we issued to it in connection with the CEFF. We intend to exercise our right to draw down amounts under the CEFF, if and to the extent available, at such times as we have a need for additional capital and when we believe that sales of stock under the CEFF provide an appropriate means of raising capital. We may exercise our right to draw down shortly after the effective date of the registration statement of which this prospectus is a part.
     Our ability to require Kingsbridge to purchase our common stock is subject to various limitations. We can make draw downs of up to the lesser of $10 million or either (i) 2.5% of the closing price market value of our outstanding shares of common stock at the time of the draw down or (ii) the lesser of 3.75% of the closing price market value of our outstanding shares of common stock at the time of the draw down and the alternative draw down amount calculated pursuant to the common stock purchase agreement. Unless Kingsbridge agrees otherwise, a minimum of three trading days must elapse between the expiration of any draw down pricing period and the beginning of the next draw down pricing period. Kingsbridge is not obligated to purchase shares when the VWAP is below $0.75 per share.
     During the term of the CEFF, without Kingsbridge’s prior written consent, we may not issue securities that are, or may become, convertible or exchangeable into shares of common stock where the purchase, conversion or exchange price for our common stock is determined using a floating discount or other post-issuance adjustable discount to the market price of the common stock, including pursuant to an equity line or other financing that is substantially similar to the arrangement provided for in the CEFF, with certain exceptions.
     Kingsbridge agreed in the common stock purchase agreement that during the term of the CEFF, neither Kingsbridge nor any of its affiliates, nor any entity managed or controlled by it, will enter into any short sale of any shares of our common stock as defined in Regulation SHO promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act.
     Before Kingsbridge is obligated to buy any shares of our common stock pursuant to a draw down, the following conditions, none of which is in Kingsbridge’s control, must be met:
•	Each of our representations and warranties in the common stock purchase agreement shall be true and correct in all material respects as of the date when made and as of the draw down exercise date as though made at that time, except for representations and warranties that are expressly made as of a particular date.

•	We shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the common stock purchase agreement, the registration rights agreement and the warrant to be performed, satisfied or complied with by us.

•	We shall have complied in all material respects with all applicable federal, state and local governmental laws, rules, regulations and ordinances in connection with the execution, delivery and performance of the common stock purchase agreement and the consummation of the transactions it contemplates.

•	The registration statement, which includes this prospectus, shall have previously become effective and shall remain effective.

•	We shall not have knowledge of any event that could reasonably be expected to have the effect of causing the registration statement applicable to Kingsbridge’s resale of shares of our common stock to be suspended or otherwise ineffective.

•	Trading in our common stock shall not have been suspended by the U.S. Securities and Exchange Commission, or SEC, The NASDAQ Capital Market or the Financial Industry Regulatory Authority and trading in securities generally on The NASDAQ Capital Market shall not have been suspended or limited.

•	No statute, rule, regulation, executive order, decree, writ, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority which prohibits the consummation of any of the transactions contemplated by the common stock purchase agreement.

•	No action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced, and to our knowledge no investigation by any governmental authority shall have been threatened, against us or any of our officers, directors or affiliates seeking to enjoin, prevent or change the transactions contemplated by the common stock purchase agreement.

•	We shall have sufficient shares of common stock, calculated using the closing trade price of the common stock as of the trading day immediately preceding a draw down, registered under the registration statement to issue and sell such shares in accordance with such draw down.

•	We shall not be in default in any material respect under the warrant issued to Kingsbridge to purchase up to 12,500 shares.

•	Kingsbridge shall have received an opinion in the form previously agreed to.
     There is no guarantee that we will be able to meet the foregoing conditions or any other conditions under the common stock purchase agreement or that we will be able to draw down any portion of the amounts available under the CEFF.
     We also entered into a registration rights agreement with Kingsbridge. Pursuant to the registration rights agreement, we have filed a registration statement, which includes this prospectus, with the SEC relating to Kingsbridge’s resale of any shares of common stock purchased by Kingsbridge under the common stock purchase agreement or issued to Kingsbridge as a result of the exercise of the Kingsbridge warrant. The effectiveness of this registration statement is a condition precedent to our ability to sell common stock to Kingsbridge under the common stock purchase agreement. In the event that we fail to maintain the effectiveness of the registration statement of which this prospectus is a part (other than during a blackout period as discussed below), and such failure was within our reasonable control, we must pay to Kingsbridge certain amounts based on the change in market price of our common stock during the period of ineffectiveness of the registration statement or offer to repurchase our shares from Kingsbridge at a price based on the market price of our common stock on the trading day prior to the first day of ineffectiveness of the registration statement. We are entitled in certain circumstances, including the existence of certain kinds of nonpublic information, to deliver a blackout notice to Kingsbridge to suspend the use of this prospectus and prohibit Kingsbridge from selling shares under this prospectus. If we deliver a blackout notice in the 15 trading days following the settlement of a draw down, then we must pay amounts to Kingsbridge, or issue Kingsbridge additional shares in lieu of payment, calculated by means of a varying percentage of an amount based on the number of shares held by Kingsbridge that were purchased pursuant to the draw down and the change in the market price of our common stock between the date the blackout notice is delivered and the date the prospectus again becomes available.
     The foregoing summary of the CEFF does not purport to be complete and is qualified by reference to the common stock purchase agreement, as amended, the registration rights agreement and the warrant, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.
Use of Proceeds from Sales Under the CEFF
     We plan to use the proceeds from sales of our common stock to Kingsbridge under the CEFF, and from any cash exercises of warrants to purchase our common stock by Kingsbridge, to advance the pre-clinical and clinical development of our product candidates, including ZYBRESTAT and OXi4503, and for general corporate purposes.
Effect of Issuances under the CEFF; Dilution
     Issuances of our common stock under the CEFF or upon exercise of the Kingsbridge warrant will have no effect on your rights or privileges as an existing holder of our common stock, except that the economic and voting interests of each stockholder will be diluted as a result of any such issuances. What this means is that, although the number of shares of common stock that current stockholders presently own will not decrease, the shares that are held by our current stockholders will represent a smaller percentage of our total shares that will be outstanding after any issuances of shares of common stock to Kingsbridge. Also, if we elect to draw down amounts under the CEFF when our share price is decreasing, we will need to issue more shares to raise the same amount of money than we would have if our stock price had been higher. This will result in greater dilution and could cause our stock price to decrease further. An example of the effect of issuing shares when our stock price is comparatively low is set forth below.
     Under the CEFF, the purchase price of the shares to be sold to Kingsbridge will be at a discount of up to 14% from the volume weighted average price of our common stock for each of the eight trading days following our election to sell shares to Kingsbridge. The table below illustrates an issuance of shares of common stock to Kingsbridge under the CEFF for a hypothetical draw down amount of $1,000,000 at an assumed volume weighted average price of $4.35, which is equal to the closing price of our common stock on The NASDAQ Capital Market on May 16, 2011.

Draw Down			Price to be Paid by	Number of Shares
Amount	VWAP	% Discount	Kingsbridge	to be Issued
$1,000,000	$4.35	10%	$3.91	255,754
By comparison, if the volume weighted average price of our stock was lower than $4.35, the number of shares that we would be required to issue in order to have the same draw down amount of $1,000,000 would be larger, as shown by the following table:

Draw Down			Price to be Paid by	Number of Shares
Amount	VWAP	% Discount	Kingsbridge	to be Issued
$1,000,000	$3.35	10%	$3.01	332,225
     Accordingly, the effect of the second example outlined above from the first example outlined above, would be additional dilution of approximately 30%, or an additional 76,471 shares issued due to the lower stock price. In effect, a lower price per share of our common stock means a higher number of shares to be issued to Kingsbridge, which equates to greater dilution of existing stockholders. The effect of this dilution may, in turn, cause the price of our common stock to decrease further, both because of the downward pressure on the stock price that would be caused by a large number of sales of our shares into the public market by Kingsbridge, and because our existing stockholders may disagree with a decision to sell shares to Kingsbridge at a time when our stock price is low, and may in response decide to sell additional numbers of shares, further decreasing our stock price.

RISK FACTORS
     An investment in our common stock involves a high degree of risk. You should carefully read and consider the risks and uncertainties described below together with all of the other information contained in this prospectus, including our financial statements and the related notes appearing at the end of this prospectus, before deciding to invest in our common stock. If any of these risks actually occur, our business, prospects, financial condition, results of operations or cash flows could be materially harmed. In that event, the market price of our common stock could decline and you could lose all or part of your investment.
     Risks Related to Our Business
     We will be required to raise additional funds to finance our operations and remain a going concern; we may not be able to do so when necessary, and/or the terms of any financings may not be advantageous to us.
     Our operations to date have consumed substantial amounts of cash. Negative cash flows from our operations are expected to continue over at least the next several years. Our cash utilization amount is highly dependent on the progress of our product development programs, particularly, the results of our preclinical and clinical studies, the cost, timing and outcomes of regulatory approval for our product candidates, the terms and conditions of our contracts with service providers for these programs, and the rate of recruitment of patients in our human clinical trials.
     In addition, the further development of our ongoing clinical trials will depend on upcoming analysis and results of those studies and our cash resources at that time.
     We expect cash on hand as of March 31, 2011, plus the proceeds of our at-the-market equity offering sales agreement received in April and May as described in this prospectus, to fund our operations through August 2011. In order to remain a going concern beyond August 2011, we will require significant funding. Additional funds to finance our operations may not be available on terms that we deem acceptable, or at all. If we fail to secure financing before the end of August 2011, we would be forced to cease all of our clinical and other activities.
     Our ongoing capital requirements will depend on numerous factors, including: the progress and results of preclinical testing and clinical trials of our product candidates under development, including ZYBRESTAT and OXi4503; the progress of our research and development programs; the time and costs expended and required to obtain any necessary or desired regulatory approvals; the resources, if any, that we devote to develop manufacturing methods and advanced technologies; our ability to enter into licensing arrangements, including any unanticipated licensing arrangements that may be necessary to enable us to continue our development and clinical trial programs; the costs and expenses of filing, prosecuting and, if necessary, enforcing our patent claims, or defending against possible claims of infringement by third-party patent or other technology rights; the cost of commercialization activities and arrangements, if any, undertaken by us; and, if and when approved, the demand for our products, which demand depends in turn on circumstances and uncertainties that cannot be fully known, understood or quantified unless and until the time of approval, including the range of indications for which any product is granted approval.
     If we are unable to raise additional funds when needed, we will not be able to continue development of our product candidates or we will be required to delay, scale back or eliminate some or all of our development programs or cease operations. We may seek to raise additional funds through public or private financing, strategic partnerships or other arrangements. Any additional equity financing may be dilutive to our current stockholders and debt financing, if available, may involve restrictive covenants. If we raise funds through collaborative or licensing arrangements, we may be required to relinquish, on terms that are not favorable to us, rights to some of our technologies or product candidates that we would otherwise seek to develop or commercialize. Our failure to raise capital when needed will materially harm our business, financial condition and results of operations. These conditions raise substantial doubt about our ability to continue as a going concern. The Report of Independent Registered Public Accounting Firm at the beginning of the Consolidated Financial Statements section of this prospectus includes a going concern explanatory paragraph.

We have a history of losses, and we anticipate that we will continue to incur losses in the future.
     We have experienced net losses every year since our inception and, as of March 31, 2011, had an accumulated deficit of approximately $208,563,000. We anticipate continuing to incur substantial additional losses over at least the next several years due to, among other factors, the need to expend substantial amounts on our continuing clinical trials with respect to our VDA drug candidates, technologies, and anticipated research and development activities and the general and administrative expenses associated with those activities. We have not commercially introduced any product and our potential products are in varying early stages of development and testing. Our ability to attain profitability will depend upon our ability to develop products that are effective and commercially viable, to obtain regulatory approval for the manufacture and sale of our products and to license or otherwise market our products successfully. We may never achieve profitability, and even if we do, we may not be able to sustain being profitable.
We face the potential delisting of our common stock from the NASDAQ Capital Market due to the uncertainty of our ability to achieve compliance with certain continued listing requirements by June 13, 2011. If we are unable to meet these requirements, we could be required to list our common stock in the over-the-counter market, which could make obtaining future financing more difficult.
     Prior to March 3, 2011, our stock was listed on The NASDAQ Global Market. Companies listed on The NASDAQ Stock Market (“NASDAQ”) are subject to delisting for, among other things, failure to maintain a minimum closing bid price per share of $1.00 for 30 consecutive business days. On June 17, 2010, we received a letter from NASDAQ indicating that for the last 30 consecutive business days, the bid price of our common shares closed below the minimum $1.00 per share requirement pursuant to NASDAQ Listing Rule 5450(a)(1) for continued inclusion on The NASDAQ Global Market. In accordance with NASDAQ Listing Rule 5810(c)(3)(A), we had an initial grace period of 180 calendar days, or until December 14, 2010, to regain compliance with the minimum bid price requirement. In addition, companies listed on The NASDAQ Global Market are subject to delisting for failure to maintain a minimum market value of $50,000,000 during any consecutive 30 day period. On July 21, 2010, we received a letter from NASDAQ indicating that for the last 30 consecutive business days, the market value of our common shares did not meet the $50,000,000 minimum market value requirement pursuant to NASDAQ Listing Rule 5450(b)(A) for continued inclusion on The NASDAQ Global Market. In accordance with NASDAQ Listing Rule 5810(c)(3)(C), we had an initial grace period of 180 calendar days, or until January 18, 2011, to regain compliance with the minimum market value requirement. We did not regain compliance with the minimum bid price requirement and the minimum market value requirement by December 14, 2010 and January 18, 2011, respectively.
     On March 1, 2011, a NASDAQ Stock Market Hearings Panel (the “Hearing Panel”) advised us of its decision to transfer the listing of our common stock from The NASDAQ Global Market to The NASDAQ Capital Market and continue our listing on that market, provided that we regain compliance by June 13, 2011 with all continued listing standards of The NASDAQ Capital Market and have evidenced a closing bid price of $1.00 or more for a minimum of ten prior consecutive trading days. This compliance deadline represents the full extent of the Hearing Panel’s authority to grant an exception and allow the continued listing of our common stock while we remain deficient with respect to the continued listing standards. Should we be unable to timely regain compliance with NASDAQ’s continued listing standards by June 13, 2011, the Hearings Panel indicated it will issue a final determination to delist our common stock and suspend trading of our common stock on The NASDAQ Stock Market, to be effective on the second business day from the date of the final determination. On March 10, 2011, NASDAQ notified us that we regained compliance with the minimum $1.00 per share closing bid price requirement for continued listing. We must also demonstrate regained compliance with the $35 million minimum market value of listed securities requirement or the minimum $2.5 million stockholders’ equity requirement prior to June 13, 2011, or our common stock will be delisted from The NASDAQ Capital Market.
     On April 6, 2011, we received written notification from NASDAQ that, as a result of Roy H. Fickling’s resignation from our board of directors, we no longer comply with NASDAQ’s independent director and audit committee requirements as set forth in NASDAQ Listing Rules 5605(b)(1) and 5605(c)(2), respectively. The NASDAQ Listing Rules require that a majority of our board of directors be composed of independent directors and that the audit committee of the board of directors be composed of at least three independent directors. Pursuant to NASDAQ Listing Rules 5605(b)(1)(A) and 5605(c)(4), we have been provided with a cure period in order to regain compliance as follows: until the earlier of our next annual shareholders’ meeting or March 31, 2012; or if the next annual shareholders’ meeting is held before September 27, 2011, then we must evidence compliance no later than

September 27, 2011. The nominating and governance committee of our board is currently evaluating potential candidates to fill the vacancy on our board of directors and is assessing the composition of its audit committee.
     We cannot be sure that we will be able to timely regain compliance with The NASDAQ Stock Market’s listing standards. Neither can we be sure that we will comply with the requirements for continued listing of our common shares on The NASDAQ Capital Market in the future. If our common shares lose their status on The NASDAQ Capital Market, our common shares would likely trade in the over-the-counter market.
     If our shares were to trade on the over-the-counter market, selling our common shares could be more difficult because smaller quantities of shares would likely be bought and sold, transactions could be delayed, and security analysts’ coverage of us may be reduced. In addition, in the event our common shares are delisted, broker-dealers have certain regulatory burdens imposed upon them, which may discourage broker-dealers from effecting transactions in our common shares, further limiting the liquidity of our common shares. These factors could result in lower prices and larger spreads in the bid and ask prices for common shares.
     Such delisting from The NASDAQ Capital Market and continued or further declines in our share price and market value could also greatly impair our ability to raise additional necessary capital through equity or debt financing, and could significantly increase the ownership dilution to shareholders caused by our issuing equity in financing or other transactions.
Due in part to our constrained financial resources, we may fail to select or capitalize on the most scientifically, clinically or commercially promising or profitable indications or therapeutic areas for our product candidates or those that are in-licensed.
     We have limited technical, managerial and financial resources to determine the indications on which we should focus the development efforts related to our product candidates. Due to our limited available financial resources, we have had to curtail clinical development programs and activities that might otherwise have led to more rapid progress of our product candidates through the regulatory and development processes. For example, in February 2010 we announced a restructuring of our clinical development programs. As a part of that restructuring, we stopped enrollment in our FACT trial and have redirected available resources away from other clinical trial programs in favor of those we believe to have the highest value. We may make incorrect determinations with regard to the indications and clinical trials on which to focus the available resources that we do have. The decisions to allocate our research, management and financial resources toward particular indications or therapeutic areas for our product candidates may not lead to the development of viable commercial products and may divert resources from better opportunities. Similarly, our decisions to delay or terminate drug development programs may also cause us to miss valuable opportunities. In addition, from time to time, we may in-license or otherwise acquire product candidates to supplement our internal development activities. Those activities may use resources that otherwise would have been devoted to our internal programs. We cannot assure you that any resources that we devote to acquired or in-licensed programs will result in any products that are superior to our internally developed products.
Our product candidates have not completed clinical trials, and may never demonstrate sufficient safety and efficacy in order to do so.
     Our product candidates are in an early stage of development. In order to achieve profitable operations, we alone or in collaboration with others, must successfully develop, manufacture, introduce and market our products. The time frame necessary to achieve market success for any individual product is long and uncertain. The products currently under development by us will require significant additional research and development and extensive preclinical and clinical testing prior to application for commercial use. A number of companies in the biotechnology and pharmaceutical industries have suffered significant setbacks in clinical trials, even after showing promising results in early or later-stage studies or clinical trials. Although we have obtained some favorable results to-date in preclinical studies and clinical trials of certain of our potential products, such results may not be indicative of results that will ultimately be obtained in or throughout such clinical trials, and clinical trials may not show any of our products to be safe or capable of producing a desired result. Additionally, we may encounter problems in our clinical trials that will cause us to delay, suspend or terminate those clinical trials. Further, our research or product development efforts may not be successfully completed, any compounds currently under development by us may not be successfully developed into drugs, any potential products may not receive regulatory approval on a timely basis, if at all, and competitors may develop and bring to market products or technologies that render our potential products obsolete. If any of these problems occur, our business would be materially and adversely affected.

We depend heavily on our executive officers, directors, and principal consultants and the loss of their services would materially harm our business.
     We believe that our success depends, and will likely continue to depend, upon our ability to retain the services of our current executive officers, directors, principal consultants and others. The loss of the services of any of these individuals could have a material adverse effect on our business. In addition, we have established relationships with universities, hospitals and research institutions, which have historically provided, and continue to provide, us with access to research laboratories, clinical trials, facilities and patients. Additionally, we believe that we may, at any time and from time to time, materially depend on the services of consultants and other unaffiliated third parties. We cannot assure you that consultants and other unaffiliated third parties will provide the level of service to us that we require in order to achieve our business objectives.
Our industry is highly competitive, and our products may become technologically obsolete.
     We are engaged in a rapidly evolving field. Competition from other pharmaceutical companies, biotechnology companies and research and academic institutions is intense and expected to increase. Many of those companies and institutions have substantially greater financial, technical and human resources than we do. Those companies and institutions also have substantially greater experience in developing products, in conducting clinical trials, in obtaining regulatory approval and in manufacturing and marketing pharmaceutical products. Our competitors may succeed in obtaining regulatory approval for their products more rapidly than we do. Competitors have developed or are in the process of developing technologies that are, or in the future may be, the basis for competitive products. We are aware of at least one other company that currently has a clinical-stage VDA for use in an oncology indication. Some of these competitive products may have an entirely different approach or means of accomplishing the desired therapeutic effect than products being developed by us. Our competitors may succeed in developing technologies and products that are more effective and/or cost competitive than those we are developing, or that would render our technology and products less competitive or even obsolete. In addition, one or more of our competitors may achieve product commercialization or patent protection earlier than we do, which could materially adversely affect us.
We have licensed in rights to ZYBRESTAT, OXi4503 and other programs from third parties. If our license agreements terminate, we may lose the licensed rights to our product candidates, including ZYBRESTAT and OXi4503, and we may not be able to continue to develop them or, if they are approved, market or commercialize them.
     We depend on license agreements with third parties for certain intellectual property rights relating to our product candidates, including patent rights. Currently, we have licensed in patent rights from Arizona State University, or ASU, and the Bristol-Myers Squibb Company for ZYBRESTAT and OXi4503 and from Baylor University for other programs. In general, our license agreements require us to make payments and satisfy performance obligations in order to keep these agreements in effect and retain our rights under them. These payment obligations can include upfront fees, maintenance fees, milestones, royalties, patent prosecution expenses, and other fees. These performance obligations typically include diligence obligations. If we fail to pay, be diligent or otherwise perform as required under our license agreements, we could lose the rights under the patents and other intellectual property rights covered by the agreements. While we are not currently aware of any dispute with any licensors under our material agreements with them, if disputes arise under any of our in-licenses, including our in-licenses from ASU and the Bristol-Myers Squibb Company, and Baylor University, we could lose our rights under these agreements. Any such disputes may or may not be resolvable on favorable terms, or at all. Whether or not any disputes of this kind are favorably resolved, our management’s time and attention and our other resources could be consumed by the need to attend to and seek to resolve these disputes and our business could be harmed by the emergence of such a dispute.
     If we lose our rights under these agreements, we may not be able to conduct any further activities with the product candidate or program that the license covered. If this were to happen, we might not be able to develop our product candidates further, or following regulatory approval, if any, we might be prohibited from marketing or commercializing them. In particular, patents previously licensed to us might after termination be used to stop us from conducting these activities.
We depend extensively on our patents and proprietary technology, and we must protect those assets in order to preserve our business.
     Although we expect to seek patent protection for any compounds we discover and/or for any specific use we discovers for new or previously known compounds, any or all of them may not be subject to effective patent protection. Further, the development of regimens for the administration of pharmaceuticals, which generally involve specifications for the frequency, timing and amount of dosages, has been, and we believe, may continue to be, important to our effort, although those processes, as such, may not be patentable. In addition, the issued patents may be declared invalid or our competitors may find ways to avoid the claims in the patents.
     Our success will depend, in part, on our ability to obtain patents, protect our trade secrets and operate without infringing on the proprietary rights of others. As of May 15, 2011, we were the exclusive licensee, sole assignee or co-assignee of twenty-nine (29) granted United States patents, fifteen (15) pending United States patent applications, three (3) pending Patent Cooperation Treaty international patent applications, and granted patents and/or pending applications in several other major markets, including the European Union, Canada and Japan. The patent position of pharmaceutical and biotechnology firms like us are generally highly uncertain and involves complex legal and factual questions, resulting in both an apparent inconsistency regarding the breadth of claims allowed in United States patents and general uncertainty as to their legal interpretation and enforceability. Accordingly, patent applications assigned or exclusively licensed to us may not result in patents being issued, any issued patents assigned or exclusively licensed to us may not provide us with competitive protection or may be challenged by others, and the current or future granted patents of others may have an adverse effect on our ability to do business and achieve profitability. Moreover, since some of the basic research relating to one or more of our patent applications and/or patents were performed at various universities and/or funded by grants, one or more universities, employees of such universities and/or grantors could assert that they have certain rights in such research and any resulting products. Further, others may independently develop similar products, may duplicate our products, or may design around our patent rights. In addition, as a result of the assertion of rights by a third party or otherwise, we may be required to obtain licenses to patents or other proprietary rights of others in or outside of the United States. Any licenses required under any such patents or proprietary rights may not be made available on terms acceptable to us, if at all. If we do not obtain such licenses, we could encounter delays in product market introductions while our attempts to design around such patents or could find that the development, manufacture or sale of products requiring such licenses is foreclosed. In addition, we could incur substantial costs in defending ourselves in suits brought against us or in connection with patents to which we hold licenses or in bringing suit to protect our own patents against infringement.
     We require employees, Scientific Advisory Board members, Clinical Trial Advisory Board members, and the institutions that perform our preclinical and clinical trials to enter into confidentiality agreements with us. Those agreements provide that all confidential information developed or made known to the individual during the course of the relationship with us to be kept confidential and not to be disclosed to third parties, except in specific circumstances. Any such agreement may not provide meaningful protection for our trade secrets or other confidential information in the event of unauthorized use or disclosure of such information.
If third parties on which we rely for clinical trials do not perform as contractually required or as we expect, we may not be able to obtain regulatory approval for or commercialize our product candidates.
     We do not have the ability to independently conduct the clinical trials required to obtain regulatory approval for our product candidates. We depend on independent clinical investigators and, in some cases, contract research organizations and other third-party service providers to conduct the clinical trials of our product candidates and expect to continue to do so. We rely heavily on these parties for successful execution of our clinical trials, and we do not control many aspects of their activities. Nonetheless, we are responsible for confirming that each of our clinical trials is conducted in accordance with our general investigational plan and protocol. Moreover, the FDA and corresponding foreign regulatory authorities require us and our clinical investigators to comply with regulations and standards, commonly referred to as good clinical practices, for conducting and recording and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the trial participants are adequately protected. Our reliance on third parties that we do not control does not relieve us of these responsibilities and requirements. Third parties may not complete activities on schedule or may not conduct our clinical trials in accordance with regulatory requirements or the respective trial plans and protocols. The failure of these third parties to carry out their obligations could delay or prevent the development, approval and commercialization of our product candidates or result in enforcement action against us.
Our products may result in product liability exposure, and it is uncertain whether our insurance coverage will be sufficient to cover all claims.
     The use of our product candidates in clinical trials and for commercial applications, if any, may expose us to liability claims, in the event such product candidates cause injury or disease, or result in adverse effects. These claims could be made directly by health care institutions, contract laboratories, patients or others using such products. Although we have obtained liability insurance coverage for our ongoing clinical trials, this coverage may not be in amounts sufficient to protect us from any product liability claims or product recalls which could have a material adverse effect on our financial condition and prospects. Further, adverse product and similar liability claims could negatively impact our ability to obtain or maintain regulatory approvals for our technology and product candidates under development.
If we do not obtain required regulatory approvals, we will be unable to market and sell our product candidates.
     Our product candidates are subject to extensive governmental regulations relating to development, clinical trials, manufacturing, and commercialization. Rigorous preclinical testing and clinical trials and an extensive regulatory review and approval process are required to be successfully completed in the United States and in many foreign jurisdictions before a new drug can be sold. Satisfaction of these and other regulatory requirements is costly, time consuming, uncertain, and subject to unanticipated delays. The time required to obtain approval by the FDA is unpredictable but typically exceeds five years following the commencement of clinical trials, depending upon the complexity of the product candidate.
     We have limited experience in conducting and managing the clinical trials necessary to obtain regulatory approvals, including approval by the FDA. In connection with the clinical trials of our product candidates, we face risks that:

•	the product candidate may not prove to be safe and efficacious;

•	patients may die or suffer serious adverse effects for reasons that may or may not be related to the product candidate being tested;

•	the results of later-phase clinical trials may not confirm the results of earlier clinical trials; and

•	the results may not meet the level of statistical significance or clinical benefit-to-risk ratio required by the FDA or other regulatory agencies for marketing approval.

     Only a small percentage of product candidates for which clinical trials are initiated are the subject of NDAs and even fewer receive approval for commercialization. Furthermore, even if we do receive regulatory approval to market a product candidate, any such approval may be subject to limitations such as those on the indicated uses for which we may market the product.
If clinical trials for our product candidates are prolonged, delayed or suspended, we may be unable to commercialize our product candidates on a timely basis, which would require us to incur additional costs and delay our receipt of any revenue from potential product sales.
     We cannot predict whether we will encounter problems with any of our completed, ongoing or planned clinical trials that will cause us or any regulatory authority to delay or suspend those clinical trials or delay the analysis of data derived from them. A number of events, including any of the following, could delay the completion of our other ongoing and planned clinical trials and negatively impact our ability to obtain regulatory approval for, and to market and sell, a particular product candidate:

•	conditions imposed on us by the FDA or any foreign regulatory authority regarding the scope or design of our clinical trials;

•	delays in obtaining, or our inability to obtain, required approvals from institutional review boards or other reviewing entities at clinical sites selected for participation in our clinical trials;

•	insufficient supply of our product candidates or other materials necessary to conduct and complete our clinical trials;

•	slow enrollment and retention rate of subjects in clinical trials;

•	negative or inconclusive results from clinical trials, or results that are inconsistent with earlier results;

•	serious and unexpected drug-related side effects;

•	failure of our third-party contractors to comply with regulatory requirements or otherwise meet their contractual obligations to us.

     Commercialization of our product candidates may be delayed by the imposition of additional conditions on our clinical trials by the FDA or any foreign regulatory authority or the requirement of additional supportive studies by the FDA or any foreign regulatory authority. In addition, clinical trials require sufficient patient enrollment, which is a function of many factors, including the size of the patient population, the nature of the trial protocol, the proximity of patients to clinical sites, the availability of effective treatments for the relevant disease, the conduct of other clinical trials that compete for the same patients as our clinical trials, and the eligibility criteria for our clinical trials. Our failure to enroll patients in our clinical trials could delay the completion of the clinical trial beyond our expectations. In addition, the FDA could require us to conduct clinical trials with a larger number of subjects than we have projected for any of our product candidates. We may not be able to enroll a sufficient number of patients in a timely or cost-effective manner. Furthermore, enrolled patients may drop out of our clinical trials, which could impair the validity or statistical significance of the clinical trials.
     We do not know whether our clinical trials will begin as planned, will need to be restructured, or will be completed on schedule, if at all. Delays in our clinical trials will result in increased development costs for our product candidates. In addition, if our clinical trials are delayed, our competitors may be able to bring products to market before we do and the commercial viability of our product candidates could be limited.
Our product candidates will remain subject to ongoing regulatory review even if they receive marketing approval, and if we fail to comply with continuing regulations, we could lose these approvals and the sale of any approved commercial products could be suspended.
     Even if we receive regulatory approval to market a particular product candidate, the manufacturing, labeling, packaging, adverse event reporting, storage, advertising, promotion, and record keeping related to the product will remain subject to extensive regulatory requirements. If we fail to comply with the regulatory requirements of the FDA and other applicable domestic and foreign regulatory authorities or previously unknown problems with any approved product, manufacturer, or manufacturing process is discovered, we could be subject to administrative or judicially imposed sanctions, including:

•	restrictions on the products, manufacturers, or manufacturing processes;

•	warning letters;

•	civil or criminal penalties;

•	fines;

•	injunctions;

•	product seizures or detentions;

•	pressure to initiate voluntary product recalls;

•	suspension or withdrawal of regulatory approvals; and

•	refusal to approve pending applications for marketing approval of new products or supplements to approved applications.

If physicians and patients do not accept our future products or if the markets for indications for which any product candidate is approved is smaller than expected, we may be unable to generate significant revenue, if any.
     Even if any of our product candidates obtain regulatory approval, they may not gain market acceptance among physicians, patients, and third-party payors. Physicians may decide to not recommend these drugs for a variety of reasons including:

•	timing of market introduction of competitive products;

•	demonstration of clinical safety and efficacy compared to other products;

•	cost-effectiveness;

•	limited or no coverage by third- party payors;

•	convenience and ease of administration;

•	prevalence and severity of adverse side effects;

•	restrictions in the label of the drug;

•	other potential advantages of alternative treatment methods; and

•	ineffective marketing and distribution support of our products.

     If any approved drugs fail to achieve market acceptance, we may not be able to generate significant revenue and our business would suffer.
We have no manufacturing capacity, and have relied and expect to continue to rely on third-party manufacturers to produce our product candidates.
     We do not own or operate manufacturing facilities for the production of clinical or commercial quantities of our product candidates or any of the compounds that we are testing in our preclinical programs, and we lack the resources and the capabilities to do so. As a result, we currently rely, and we expect to rely in the future, on third-party manufacturers to supply our product candidates. Reliance on third-party manufacturers entails risks to which we would not be subject if we manufactured our product candidates or products ourselves, including:
•	reliance on the third party for manufacturing process development, regulatory compliance and quality assurance;

•	limitations on supply availability resulting from capacity and scheduling constraints of the third party;

•	the possible breach of the manufacturing agreement by the third party because of factors beyond our control; and

•	the possible termination or non-renewal of the agreement by the third party, based on our own business priorities, at a time that is costly or inconvenient for us.
     If we do not maintain our developed important manufacturing relationships, we may fail to find replacement manufacturers or develop our own manufacturing capabilities which could delay or impair our ability to obtain regulatory approval for our products and substantially increase our costs or deplete profit margins, if any. If we do find replacement manufacturers, we may not be able to enter into agreements with them on terms and conditions favorable to us, and there could be a substantial delay before new facilities could be qualified and registered with the FDA and foreign regulatory authorities.
     The FDA and foreign regulatory authorities require manufacturers to register manufacturing facilities. The FDA and corresponding foreign regulators also inspect these facilities to confirm compliance with current good manufacturing practices, or cGMPs. Contract manufacturers may face manufacturing or quality control problems causing drug substance production and shipment delays or a situation where the contractor may not be able to maintain compliance with the applicable cGMP requirements. Any failure to comply with cGMP requirements or other FDA and comparable foreign regulatory requirements could adversely affect our clinical research activities and our ability to develop our product candidates and market our products after approval.
     Our current and anticipated future dependence upon others for the manufacture of our product candidates may adversely affect our future profit margins and our ability to develop our product candidates and commercialize any products that receive regulatory approval on a timely basis.
The uncertainty associated with pharmaceutical reimbursement and related matters may adversely affect our business.
     Upon the marketing approval of any one or more of our products, if at all, sales of our products will depend significantly on the extent to which reimbursement for our products and related treatments will be available from government health programs, private health insurers and other third-party payers. Third-party payers and governmental health programs are increasingly attempting to limit and/or regulate the price of medical products and services. The MMA, as well as other changes in governmental or in private third-party payers’ reimbursement policies, may reduce or eliminate any currently expected reimbursement. Decreases in third-party reimbursement for our products could reduce physician usage of the product and have a material adverse effect on our product sales, results of operations and financial condition. On February 17, 2009, President Obama signed into law the American Recovery and Reinvestment Act of 2009. This law provides funding for the federal government to compare the effectiveness of different treatments for the same illness. A plan for the research will be developed by the

Department of Health and Human Services, the Agency for Healthcare Research and Quality and the National Institutes for Health, and periodic reports on the status of the research and related expenditures will be made to Congress. Although the results of the comparative effectiveness studies are not intended to mandate any policies for public or private payers, it is not clear what, if any, effect the research will have on the sales of our products if any such product or the condition that it is intended to treat is the subject of a study. Decreases in third-party reimbursement for our products or a decision by a third-party payer to not cover our products could reduce physician usage of the product and have a material adverse effect on our product sales, results of operations and financial condition.
     The Patient Protection and Affordable Care Act and the Health Care and Education Affordability Reconciliation Act of 2010 (collectively, the Affordable Care Act or the ACA) enacted in March 2010, are expected to have a significant impact on the health care industry. ACA is expected to expand coverage for the uninsured while at the same time contain overall healthcare costs. With regard to pharmaceutical products, among other things, ACA is expected to expand and increase industry rebates for drugs covered under Medicaid programs and make changes to the coverage requirements under the Medicare D program. We cannot predict the impact of ACA on the pharmaceutical companies as many of the ACA reforms require the promulgation of detailed regulations implementing the statutory provisions which has not yet occurred. In addition, the current legal challenges to ACA, as well as congressional efforts to repeal ACA, add to the uncertainty of the legislative changes enacted as part of ACA.
Our restated certificate of incorporation, our amended and restated by-laws, our stockholder rights agreement and Delaware law could deter a change of our management which could discourage or delay offers to acquire us.
     Certain provisions of Delaware law and of our restated certificate of incorporation, as amended, and amended and restated by-laws could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or the best interests of us. Further, the rights issued under the stockholder rights agreement would cause substantial dilution to a person or group that attempts to acquire us on terms not approved in advance by our Board of Directors.
The price of our common stock is volatile, and is likely to continue to fluctuate due to reasons beyond our control.
     The market price of our common stock has been, and likely will continue to be highly volatile. Factors, including our financial results or our competitors’ financial results, clinical trial and research development announcements and government regulatory action affecting our potential products in both the United States and foreign countries, have had, and may continue to have, a significant effect on our results of operations and on the market price of our common stock. We cannot assure you that your investment in our common stock will not fluctuate significantly. One or more of these factors could significantly harm our business and cause a decline in the price of our common stock in the public market. Substantially all of the shares of our common stock issuable upon exercise of outstanding options and warrants have been registered for resale or are available for sale pursuant to Rule 144 under the Securities Act of 1933, as amended, and may be sold from time to time hereafter. Such sales, as well as future sales of our common stock by existing stockholders, or the perception that sales could occur, could adversely affect the market price of our common stock.
     Risks Related to the CEFF
Our committed equity financing facility with Kingsbridge may not be available to us. If we elect to make a draw down, we may be required to make additional “blackout” or other payments to Kingsbridge, which may result in dilution to our stockholders.
     On February 19, 2008, we entered into the Committed Equity Financings Facility, or CEFF, with Kingsbridge Capital Limited, or Kingsbridge. The terms of the CEFF were amended in February 2010. The CEFF entitles us to sell and obligates Kingsbridge to purchase, from time to time until May 15, 2012, shares of our common stock for cash consideration up to an aggregate of $40 million, subject to certain conditions and restrictions. Kingsbridge will not be obligated to purchase shares under the CEFF unless certain conditions are met, which include a minimum price for our common stock; the accuracy of representations and warranties made to Kingsbridge; compliance with laws; effectiveness of the registration statement registering the shares issuable to Kingsbridge under the CEFF for resale; and the continued listing of our stock on The NASDAQ Capital Market. In addition, Kingsbridge is permitted to terminate the CEFF if it determines that a material and adverse event has occurred affecting our business, operations, properties or financial condition and if such condition continues for a period of 10 days from the date Kingsbridge provides us notice of such material and adverse event. If are unable to access funds through the CEFF, or if the CEFF is terminated by Kingsbridge, we may be unable to access capital on favorable terms or at all.
     We are entitled, in certain circumstances, to deliver a blackout notice to Kingsbridge to suspend the use of the registration statement registering the shares issuable to Kingsbridge under the CEFF for resale and prohibit Kingsbridge from selling shares under the prospectus. If we deliver a blackout notice in the 15 trading days following the settlement of a draw down, or if the registration statement is not effective in circumstances not permitted by the agreement, then we must make a payment to Kingsbridge, or issue Kingsbridge additional shares in lieu of this payment, calculated on the basis of the number of shares held by Kingsbridge (exclusive of shares that Kingsbridge may hold pursuant to exercise of the Kingsbridge warrant) and the change in the market price of our common stock during the period in which the use of the registration statement is suspended. If the trading price of our common stock declines during a suspension of the registration statement, the blackout or other payment could be significant.
     Should we sell shares to Kingsbridge under the CEFF, or issue shares in lieu of a blackout payment, such sale will have a dilutive effect on the holdings of our current stockholders, and may result in downward pressure on the price of our common stock. If we draw down under the CEFF, we will issue shares to Kingsbridge at a discount of up to 14% from the volume weighted average price of our common stock. If we draw down amounts under the CEFF when our share price is decreasing, we will need to issue more shares to raise the same amount than if our stock price was higher. Issuances in the face of a declining share price will have an even greater dilutive effect than if our share price was stable or increasing, and may further decrease our share price.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
     The SEC encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This prospectus contains such “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this prospectus, and they may also be made a part of this prospectus by reference to other documents filed with the SEC, which is known as “incorporation by reference.”
     Words such as “may,” “anticipate,” “estimate,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. All forward-looking statements are management’s present expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Forward-looking statements might include one or more of the following:
•	the initiation, timing, progress and results of our preclinical and clinical trials, research and development programs;

•	the further preclinical or clinical development and commercialization of our product candidates;

•	the potential benefits of our product candidates over other therapies;

•	the timing, costs and other limitations involved in obtaining regulatory approval for any product;

•	our ability to enter into any collaboration with respect to product candidates;

•	our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others;

•	our ability to retain the services of our current executive officers, directors and principal consultants;

•	our estimates of future performance; and

•	our estimates regarding anticipated operating losses, future revenue, expenses, capital requirements and our needs for additional financing.
     These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors” beginning on page 13 that may cause our or our industry’s actual results, levels of activity, performance or achievements to differ from those expressed or implied by such forward-looking statements. Before deciding to purchase our securities, you should carefully consider the risks described in the “Risk Factors” section of this prospectus supplement, in addition to the other information set forth in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference herein and therein.
     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as may be required by law, we do not intend to update any of the forward-looking statements for any reason after the date of this prospectus supplement to conform such statement to actual results or if new information becomes available.
     All forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.
USE OF PROCEEDS
     We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholder pursuant to this prospectus. Any issuance of shares by us to Kingsbridge under the common stock purchase agreement or in connection with the exercise of the Kingsbridge warrant will be made pursuant to an exemption from the registration requirements of the Securities Act. We will use the proceeds from these sales for general corporate purposes, including capital expenditures, the advancement of our product candidates in clinical and preclinical trials, and to meet working capital needs. The amounts and timing of the expenditures will depend on numerous factors, such as the timing and progress of our clinical trials and research and development efforts, technological advances and the competitive environment for our product candidates. We expect from time to time to evaluate the acquisition of businesses, products and technologies for which a portion of the net proceeds may be used, although we currently have no definitive agreements in place with respect to any such transactions. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from the sale of shares to Kingsbridge. Accordingly, we will retain broad discretion over the use of these proceeds, if any.
SELLING STOCKHOLDER
     This prospectus relates to the possible resale by the selling stockholder, Kingsbridge, of shares of common stock that we may issue pursuant to the common stock purchase agreement we entered into with Kingsbridge on February 19, 2008, as amended, or upon exercise of the warrant we issued to Kingsbridge. We are filing the registration statement of which this prospectus is a part pursuant to the provisions of the registration rights agreement we entered into with Kingsbridge on February 19, 2008, in which we agreed to provide certain registration rights with respect to the sale to Kingsbridge under the common stock purchase agreement of up to the lesser of 285,401 shares of common stock or $40 million of common stock, and in connection with which we issued a warrant to Kingsbridge to purchase up to 12,500 shares of common stock.
     The selling stockholder may from time to time offer and sell pursuant to this prospectus any or all of the shares that it acquires under the common stock purchase agreement or upon exercise of the warrant.
     The following table presents information regarding Kingsbridge and the shares that it may offer and sell from time to time under this prospectus. This table is prepared based on information supplied to us by the selling stockholder, and reflects holdings as of May 11, 2011. As used in this prospectus, the term “selling stockholder” includes Kingsbridge and any donees, pledgees, transferees or other successors in interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge or other non-sale related transfer. The number of shares in the column “Number of Shares Being Offered” represents all of the shares that the selling stockholder may offer under this prospectus. The selling stockholder may sell some, all or none of its shares. We do not know how long the selling stockholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale of any of the shares.
     Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act. The percentage of shares beneficially owned prior to the offering is based both on 9,542,035 shares of our common stock actually outstanding as of May 11, 2011 and on the assumption that all shares of common stock issuable under the common stock purchase agreement we entered into with Kingsbridge on February 19, 2008, as amended, and all shares of common stock issuable upon exercise of the warrant held by Kingsbridge are outstanding as of that date.

	Shares of Common				Shares of Common
	Stock Beneficially				Stock Beneficially
	Owned Prior to			Number of	Owned After
	Offering			Shares	Offering
Security Holder	Number		Percent	Being Offered	Number	Percent
Kingsbridge Capital Limited(1)	266,171	(2)	2.7%	266,171 (2)	0	0%

(1)	The address of Kingsbridge is Kingsbridge Capital Limited, Attention: Mr. Tony Hillman, P.O. Box 1075, Elizabeth House, 9 Castle Street, St Helier, Jersey, JE42QP, Channel Islands.

(2)	Consists of (a) 253,671 shares of common stock issuable under the common stock purchase agreement we entered into with Kingsbridge on February 19, 2008, as amended, and (b) 12,500 shares of common stock issuable upon exercise of a warrant, issued to Kingsbridge on February 19, 2008, which is currently exercisable in full. For the purposes hereof, we assume the issuance of all 266,171 shares under (a) and (b). Anthony Gardner-Hillman, Adam Gurney and Maria O’Donoghue have voting and investment control of the securities held by Kingsbridge. Kingsbridge does not accept third-party investments.

     We have made the following draw down pursuant to the common stock purchase agreement. On May 23, 2008, we delivered notice to Kingsbridge to effect a draw down of up to $900,000. The first trading day of the eight-day pricing period for this draw down was May 27, 2008, and, in connection with this draw down, on June 2, 2008 and June 6, 2008, we issued an aggregate of 31,730 shares of our common stock to Kingsbridge at an aggregate purchase price of $900,000.
PLAN OF DISTRIBUTION
     We are registering 266,171 shares of common stock under this prospectus on behalf of Kingsbridge. Except as described below, to our knowledge, the selling stockholder has not entered into any agreement, arrangement or understanding with any particular broker or market maker with respect to the shares of common stock offered hereby, nor, except as described below, do we know the identity of the brokers or market makers that will participate in the sale of the shares.
     The selling stockholder may decide not to sell any shares. The selling stockholder may from time to time offer some or all of the shares of common stock through brokers, dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of the shares of common stock for whom they may act as agent. In effecting sales, broker-dealers that are engaged by the selling stockholder may arrange for other broker-dealers to participate. Kingsbridge is an “underwriter” within the meaning of the Securities Act. Any brokers, dealers or agents who participate in the distribution of the shares of common stock may also be deemed to be “underwriters,” and any profits on the sale of the shares of common stock by them and any discounts, commissions or concessions received by any such brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Kingsbridge has advised us that it may effect resales of our common stock through any one or more registered broker-dealers. To the extent the selling stockholder may be deemed to be an underwriter, the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.
     The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made over The NASDAQ Capital Market, on the over-the-counter market, otherwise or in a combination of such methods of sale, at then prevailing market prices, at prices related to prevailing market prices or at negotiated prices. The shares of common stock may be sold according to one or more of the following methods:
•	a block trade in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

•	an over-the-counter distribution in accordance with NASDAQ Stock Market LLC or Financial Industry Regulatory Authority rules;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	privately negotiated transactions;

•	a combination of such methods of sale; and

•	any other method permitted pursuant to applicable law.
     Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. In addition, the selling stockholder may transfer the shares by other means not described in this prospectus.
     Any broker-dealer participating in such transactions as agent may receive commissions from Kingsbridge (and, if they act as agent for the purchaser of such shares, from such purchaser). Broker-dealers may agree with Kingsbridge to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for Kingsbridge, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to Kingsbridge. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) on The NASDAQ Capital Market, on the over-the-counter market, in privately-negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above. To the extent required under the Securities Act, an amendment to this prospectus or a supplemental prospectus will be filed, disclosing:
•	the name of any such broker-dealers;

•	the number of shares involved;

•	the price at which such shares are to be sold;

•	the commission paid or discounts or concessions allowed to such broker-dealers, where applicable;

•	that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

•	other facts material to the transaction.
     Underwriters and purchasers that are deemed underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the securities, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids. Kingsbridge and any other persons participating in the sale or distribution of the shares will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of, purchases by the selling stockholder or other persons or entities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to special exceptions or exemptions. Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making and certain other activities with respect to those securities. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market. All of these limitations may affect the marketability of the shares and the ability of any person to engage in market-making activities with respect to the securities.
     We have agreed to pay the expenses of registering the shares of common stock under the Securities Act, including registration and filing fees, printing expenses, administrative expenses and certain legal and accounting fees, as well as certain fees of counsel for the selling stockholder incurred in the preparation of the CEFF agreements and the registration statement of which this prospectus forms a part. The selling stockholder will bear all discounts, commissions or other amounts payable to underwriters, dealers or agents, as well as transfer taxes and certain other expenses associated with the sale of securities.
     Under the terms of the Kingsbridge common stock purchase agreement and the registration rights agreement, we have agreed to indemnify the selling stockholder and certain other persons against certain liabilities in connection with the offering of the shares of common stock offered hereby, including liabilities arising under the

Securities Act or, if such indemnity is unavailable, to contribute toward amounts required to be paid in respect of such liabilities.
     At any time a particular offer of the shares of common stock is made, a revised prospectus or prospectus supplement, if required, will be distributed. Such prospectus supplement or post-effective amendment will be filed with the SEC, to reflect the disclosure of required additional information with respect to the distribution of the shares of common stock. We may suspend the sale of shares by the selling stockholder pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.
MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND
ISSUER PURCHASES OF EQUITY SECURITIES
     Our common stock is traded on The NASDAQ Capital Market under the symbol “OXGN.” Prior to March 3, 2011, our common stock was traded on The NASDAQ Global Market under the symbol “OXGN.” The following table sets forth the high and low sales price per share for our common stock on The NASDAQ Global Market and The NASDAQ Capital Market, as applicable, for each quarterly period during the two most recent fiscal years.
     In February 2011, our board of directors voted unanimously to implement a 1:20 reverse stock split of our common stock, following authorization of the reverse split by a stockholder vote on December 21, 2010. The reverse split became effective on February 22, 2011. All of the per share sales prices shown in the table below have been adjusted to reflect the effect of this reverse split.

	Fiscal Year 2011		Fiscal Year 2010		Fiscal Year 2009
	High	Low	High	Low	High	Low
First Quarter	$5.20	$1.69	$27.60	$20.00	$17.80	$10.40
Second Quarter			$26.40	$7.40	$55.60	$14.20
Third Quarter			$11.00	$5.20	$47.40	$26.20
Fourth Quarter			$6.00	$3.80	$34.00	$20.20
     On May 24, 2011, the closing price of our common stock on The NASDAQ Capital Market was $4.19 per share. As of May 24, 2011, there were approximately 80 stockholders of record of the approximately 9,542,035 outstanding shares of our common stock. We believe, based on the number of proxy statements and related materials distributed in connection with our 2011 Special Meeting of Stockholders, that there are approximately 6,000 beneficial owners of our common stock.
Dividend Policy
     We have not declared or paid any cash dividends on our common stock since our inception in 1988, and do not intend to pay cash dividends in the foreseeable future. We presently intend to retain future earnings, if any, to finance the growth and development of our business.
SELECTED FINANCIAL DATA
     The following tables set forth financial data with respect to the Company for each of the five years in the period ended December 31, 2010, and selected quarterly data for the quarters ended March 31, 2011 and March 31, 2010. The selected financial data for each of the five years ended December 31, 2010 has been derived from the audited consolidated financial statements of the Company. The financial data for the quarterly financial data for the quarters ended March 31, 2011 and March 31, 2010 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for a fair presentation of the financial position and the results of operations for these periods.
     Operating results for the three months ended March 31, 2011 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2011. The information below should be read in conjunction with the financial statements (and notes thereto) and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in this prospectus.

     In February 2011, our board of directors voted unanimously to implement a 1:20 reverse stock split of our common stock, following authorization of the reverse split by a stockholder vote on December 21, 2010. The reverse split became effective on February 22, 2011. All of the share and per share amounts discussed and shown in the statements and tables below have been adjusted to reflect the effect of this reverse split.

	Years ended December 31,
	2010	2009	2008	2007	2006
	(Amounts in thousands except per share amounts)
STATEMENT OF OPERATIONS DATA:
License Revenue:	$—	$—	$12	$12	$—

Operating costs and expenses:
Research and development	12,114	22,256	18,995	14,511	11,213
General and administrative	5,885	8,900	6,957	7,774	6,703
Restructuring	510	—	—	—	—

Total operating costs and expenses	18,509	31,156	25,952	22,285	17,916

Loss from operations	(18,509)	(31,156)	(25,940)	(22,273)	(17,916)

Change in fair value of warrants and other financial instruments	(6,018)	2,166	3,335	—	—
Investment income	17	110	618	1,955	2,502
Other income (expense), net	740	(63)	66	(71)	(43)

Consolidated net loss	$(23,770)	$(28,943)	$(21,921)	$(20,389)	$(15,457)

Net loss attributed to non controlling interest	$—	$(4,215)	$(520)	$—	$—

Net loss attributed to OXiGENE, Inc.	$(23,770)	$(24,728)	$(21,401)	$(20,389)	$(15,457)

Excess purchase price over carrymg value of noncontrolling interest acquired in Symphony ViDA, Inc	$—	$(10,383)	$—	$—	$—

Net loss applicable to common stock	$(23,770)	$(35,111)	$(21,401)	$(20,389)	$(15,457)

Basic and diluted net loss per share attributed to OXiGENE, Inc. common shares	$(5.96)	$(13.15)	$(13.96)	$(14.60)	$(11.19)

Weighted-average number of common shares outstanding	3,988	2,671	1,533	1,397	1,381

	As of December 31,
	2010	2009	2008	2007	2006
	(Amounts in thousands except per share amounts)
BALANCE SHEET DATA:
Cash, restricted cash and equivalents and available-for-sale securities	$4,677	$14,072	$18,918	$28,438	$45,839
Marketbale securities held by Symphony ViDA, Inc., restricted	—	—	14,663	—	—
Working capital	1,797	6,356	28,320	23,880	42,083
Total assets	5,567	15,617	35,031	30,064	47,642
Total liabilities	10,822	9,818	6,292	5,207	4,222
Accumulated deficit	(207,700)	(183,930)	(159,202)	(137,801)	(117,412)
Noncontrolling interest	—	—	9,432	—	—
Total stockholders’ (deficit) equity	$(5,255)	$5,799	$28,739	$24,857	$43,420
     The amount related to loss attributed to non controlling interest in Symphony ViDA, Inc. (“ViDA”) represents the loss for the ViDA entity from its inception in October 2008 through the acquisition of ViDA in July 2009. The investments reported as held by ViDA represented the fair value of amounts held by ViDA and were included in the acquisition.
Quarterly Financial Data for 2011 and 2010
     The following is a summary of the quarterly results of operations for the three months ended March 31, 2011 and March 31, 2010: (Amounts in thousands)

	Three Months Ended
	March 31,	March 31,
	2011	2010
License revenue	$—	$—
Net loss	(863)	(11,028)
Basic and diluted net loss per share	$0.13	$(3.42)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
     The following discussion and analysis of financial condition and results of operations should be read together with our financial statements and accompanying notes appearing elsewhere in this prospectus. This discussion contains forward-looking statements, based on current expectations and related to future events and our future financial performance, that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many important factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.
OVERVIEW
     We are a clinical-stage, biopharmaceutical company developing novel therapeutics to treat cancer and eye diseases. Our primary focus is the development of product candidates referred to as vascular disrupting agents, or VDAs, that selectively disable and destroy abnormal blood vessels that provide solid tumors a means of growth and survival and also are associated with visual impairment in a number of ophthalmological diseases and conditions. To date, more than 400 subjects have been treated with ZYBRESTAT™, our lead candidate, in human clinical trials, and the drug candidate has generally been observed to be well-tolerated.
     We expect cash on hand as of March 31, 2011, plus the proceeds of our at-the-market equity offering sales agreement received in April and May as described in this prospectus, to fund our operations through August 2011. If we are unable to access additional funds when needed, we will not be able to continue the development of our product candidates and could be required to delay, scale back or eliminate some or all of our development programs and other operations. Such funding may not be available to us on acceptable terms, or at all. If we fail to secure financing before the end of August 2011, we would be forced to cease all of our clinical and other activities. Please see “Liquidity and Capital Resources” below for a more detailed discussion of our liquidity. Any additional equity financing, which may not be available to us or may not be available on favorable terms, most likely will be dilutive to our current stockholders and debt financing, if available, may involve restrictive covenants. If we access funds through collaborative or licensing arrangements, we may be required to relinquish rights to some of our technologies or product candidates that we would otherwise seek to develop or commercialize on our own, on terms that are not favorable to us. Our ability to access capital when needed is not assured and, if not achieved on a timely basis, will materially harm our business, financial condition and results of operations. These conditions raise substantial doubt about our ability to continue as a going concern. The Report of Independent Registered Accounting Firm at the beginning of the Consolidated Financial Statements section of this prospectus includes a going concern explanatory paragraph.
ZYBRESTAT for Oncology
     We are currently pursuing the development of ZYBRESTAT, a reversible tubulin binding agent that works by disrupting the network of blood vessels, or vasculature, within tumors, also referred to as vascular disruption. ZYBRESTAT selectively targets the existing abnormal vasculature found specifically in most solid tumors and causes endothelial cells in that vasculature to become round and block the flow of blood to the tumor. The downstream tumor environment is then deprived of oxygen, and the resulting restriction in blood supply kills the cells in the central portion of the tumor. Based on ZYBRESTAT’s positive activity observed in animal models, we have conducted multiple clinical trials of ZYBRESTAT in a variety of tumor types. Currently, we are pursuing clinical trials of ZYBRESTAT in patients with anaplastic thyroid cancer (ATC), non-small cell lung cancer (NSCLC) and ovarian cancer.
FACT (fosbretabulin in anaplastic cancer of the thyroid) trial — Phase 2/3 study with ZYBRESTAT in anaplastic thyroid cancer (ATC)
     In earlier Phase 1 studies of ZYBRESTAT in ATC, clinical investigators observed several objective responses in treatment with ZYBRESTAT, including a complete response lasting more than 13 years, in patients with ATC. A subsequent Phase 2 study in 26 ATC patients showed a 23% rate of one year survival in a disease where median expected survival of patients is approximately 3-4 months from the time of diagnosis and fewer than 10% of patients are typically alive at one year.

     Based on this encouraging data, we completed a Special Protocol Assessment, or SPA, process with the U.S. Food and Drug Administration, or FDA, in 2007, for a Phase 2/3 study, which we refer to as the FACT trial, in which ZYBRESTAT was to be evaluated in 180 patients as a potential treatment for ATC. ATC is a highly aggressive and lethal malignancy for which there are currently no approved therapeutics and extremely limited treatment options.
     ZYBRESTAT was awarded orphan drug status by the FDA and the European Commission in the European Union for the treatment of advanced ATC and for the treatment of medullary, Stage IV papillary and Stage IV follicular thyroid cancers. The FDA also granted Fast Track designation to ZYBRESTAT for the treatment of regionally advanced and/or metastatic ATC.
     The primary endpoint for the FACT trial is overall survival. Eligible patients with histologically or cytologically confirmed ATC were randomized either to the treatment arm of the study, in which they received ZYBRESTAT in combination with the chemotherapeutic agents carboplatin and paclitaxel, or to the control arm of the study, in which they received only carboplatin and paclitaxel. Central pathology review by external pathologists not associated with the study was utilized to confirm the histological diagnosis.
     The FACT trial began enrolling patients in 2007. A total of 40 clinical sites in 11 countries participated in this clinical study, which was conducted in accordance with good clinical practice guidelines and the SPA. Due to the rarity of the disease and the fact that most of the patients screened for the study either died or no longer met the trial’s inclusion criteria, the enrollment period spanned more than twice the planned 18 month period. As a result of both the length of the enrollment period and financial constraints affecting us, in February 2010, we chose to continue to treat and follow all 80 patients who were enrolled in the Phase 2/3 FACT clinical trial in ATC in accordance with the SPA, but to stop further enrollment. Initial data from this trial was presented at both the 14th International Thyroid Congress on September 12, 2010 in Paris, France and the 35th European Society of Medical Oncology Congress on October 11, 2010 in Milan, Italy. At these meetings, we reported data suggesting a one-month benefit in overall survival in patients receiving ZYBRESTAT in combination with chemotherapy. Of particular note was the fact that the one year survival rate was more than doubled from 9% to 23% for patients receiving chemotherapy plus ZYBRESTAT. The additional data we presented in October also included some pre-defined subgroup analyses that confirmed the overall survival benefit initially observed, and also indicated that ZYBRESTAT improved the survival of patients with the most advanced stages of the disease, as well as patients who had been heavily pretreated with surgery, radiation or chemotherapy. We expect to present data from an additional event-driven survival analysis among the 80 enrolled patients at the American Society of Clinical Oncology (ASCO) conference in June 2011.
     The FDA has been informed that enrollment in this study was halted at 80 patients and that we expected that the SPA would no longer be applicable. The orphan drug status and the expedited review designations have not been affected by the halted enrollment in the Phase 2/3 study. On March 16, 2011, we met with the FDA to discuss the results of this study and a potential path forward. The FDA indicated at the meeting that the data from the FACT trial are suggestive of possible clinical activity that may warrant continued development, and that to seek regulatory approval, we should plan to conduct an additional clinical trial with a survival endpoint. The FDA also confirmed that, as we expected, the SPA that had been agreed upon at the start of the study is no longer in effect.
FALCON (fosbretabulin in advanced lung oncology) trial — randomized, controlled Phase 2 study with ZYBRESTAT in non-small cell lung cancer
     We are currently evaluating ZYBRESTAT in a 63-patient, randomized, controlled Phase 2 clinical trial, which we refer to as the FALCON trial, as a potential first-line treatment for non-small cell lung cancer, or NSCLC. In the FALCON trial, patients are randomized either to the treatment arm of the study, in which they receive ZYBRESTAT (CA4P) in combination with the chemotherapeutic agents, carboplatin and paclitaxel, and bevacizumab, a drug that interferes with blood vessel growth, or angiogenics, or to the control arm of the study, in which they receive a standard combination regimen of carboplatin, paclitaxel and bevacizumab. We believe that this study will suggest a benefit of ZYBRESTAT in NSCLC therapy. We further believe these data could be used to design a pivotal registration program with ZYBRESTAT in NSCLC and more generally, provide clinical validation supporting further evaluation of ZYBRESTAT in combination with commonly used anti-angiogenic therapeutics that act by selectively inhibiting a particular blood vessel growth path, namely, the vascular endothelial growth factor, or VEGF, pathway.
     We presented an update of the safety and clinical activity data for this trial at the European Organization for Research and Treatment of Cancer symposium in November 2010 in Berlin, Germany. The updated interim data showed that the median time to progression for patients receiving ZYBRESTAT plus bevacizumab and chemotherapy was 9.5 months, compared with a median time to progression of 8.8 months for patients receiving bevacizumab and chemotherapy alone. Of the patients in the study arm (ZYBRESTAT combined with bevacizumab and carboplatin/paclitaxel chemotherapy), 50% achieved a partial response, compared with the control arm (bevacizumab and chemotherapy) of the trial, where only 38% of patients achieved a partial response. The combination regimen including ZYBRESTAT was observed to be well-tolerated with no significant cumulative toxicities when compared with the control arm of the study. We expect to present the overall survival data from this study at the ASCO conference in June 2011.
ZYBRESTAT in ovarian cancer
     On June 1, 2009, we reported positive final data from an investigator-sponsored Phase 2 study of ZYBRESTAT and carboplatin plus paclitaxel chemotherapy in patients with platinum-resistant ovarian cancer at the 2009 ASCO Annual Meeting. Of 44 patients enrolled in the study, 11 (25%) had confirmed partial responses as determined by the Gynecologic Cancer Inter Group (GCIG) response criteria, i.e., response by tumor imaging (RECIST) and/or ovarian cancer biomarker (CA-125) criteria. An additional 4 patients had unconfirmed partial responses, and stable disease responses were reported in an additional 16 patients. The combination regimen of ZYBRESTAT and carboplatin plus paclitaxel chemotherapy was observed to be well-tolerated with approximately half of the patients completing all 6 cycles of therapy.
     Based on the results of this Phase 2, single-arm, two-stage study, in February 2011, we announced that we have entered into a Cooperative Research and Development Agreement (CRADA) with the National Cancer Institute’s (NCI) Cancer Therapy Evaluation Program (CTEP) to collaborate on the conduct of a randomized Phase 2 trial of ZYBRESTAT in combination with bevacizumab in up to 110 patients with relapsed, platinum-sensitive ovarian cancer. Under the terms of the agreement, we will provide ZYBRESTAT to NCI for an NCI-sponsored study conducted by the Gynecologic Oncology Group (GOG), an organization dedicated to clinical research in the field of gynecologic cancer. The aim of the trial will be to determine if the combination of ZYBRESTAT and bevacizumab will enhance anti-tumor effects and further delay tumor progression when compared to bevacizumab alone. We anticipate that investigators will initiate enrollment in this Phase 2 study in the first half of 2011. The primary endpoint of the study will be progression-free survival, with results expected to become available in early 2013.
     Further development of our ongoing clinical trials will depend on continuing analysis and results of these ongoing clinical studies and our cash resources at that time.
Possible areas for future development
     We believe that, if successful, the ongoing ZYBRESTAT for oncology clinical trial program will establish a compelling rationale for further development of ZYBRESTAT as a treatment for:

•	aggressive and difficult-to-treat solid tumors;

•	use in combination with chemotherapy in a variety of solid tumors, particularly those in which carboplatin and/or paclitaxel chemotherapy are commonly used; and

•	use in combination with commonly used drugs, such as bevacizumab, that interfere with blood vessel growth, or angiogenics, in various solid tumor indications.

     We believe these areas for potential further development collectively represent a significant unmet medical need and thus a significant potential commercial market opportunity that includes cancers of the thyroid, ovary, kidney, liver, head and neck, breast, lung, skin, brain, colon and rectum.

     OXi4503, a unique, second generation VDA for oncology indications
     We are currently pursuing development of OXi4503, a second-generation, dual-mechanism VDA, as a treatment for certain solid tumor types and, as a more recent development, for the treatment of myeloid leukemias. We believe that OXi4503 is differentiated from other VDAs by its dual-action activity: in addition to having potent vascular disrupting effects, OXi4503 is unique in that certain enzymes in the human body can help convert it to a form of chemical that has direct tumor cell killing effects. We believe this unique property may result in enhanced anti-tumor activity in certain tumor types as compared with other VDA drug candidates. Based on data from preclinical studies, we believe that OXi4503 may have enhanced activity in tumor types with relatively high levels of the enzymes that facilitate the conversion of OXi4503 to the form of chemical that kills tumor cells. These tumor types include hepatocellular carcinoma, melanoma, and leukemias of the myeloid lineage. In preclinical studies, OXi4503 has shown potent anti-tumor activity against solid tumors and acute myeloid leukemia models, both as a single agent and in combination with other cancer treatment modalities.
     We have completed a Phase 1 clinical trial of OXi4503 in patients with advanced solid tumors sponsored by Clinical Research United Kingdom. In collaboration with us, Professor Gordon Rustin and colleagues from the Mount Vernon Cancer Research Centre, UK and other institutions in the United Kingdom, reported positive final data from this study at the 2010 ASCO Annual Meeting. In this study, 45 patients with advanced solid tumors who had declined or were unresponsive to standard treatment were treated with escalating doses of OXi4503. Partial responses were observed in two patients with epithelial ovarian cancer and stable disease was observed in 9 patients. OXi4503 was also observed to be well-tolerated in this study. To date, OXi4503 has been observed to have a manageable side-effect profile similar to that of other agents in the VDA class, potential single-agent clinical activity, and effects on tumor blood flow and tumor metabolic activity, as determined with several imaging modalities. We also evaluated escalating doses of OXi4503 in an ongoing OXiGENE-sponsored Phase 1b trial, initiated in the first quarter of 2009 in patients with solid tumors with hepatic involvement. This study confirmed the recommended dose established in the first Phase 1 study. Patient follow-up and final analysis of the data from the latter trial is ongoing.
     Based on the results of preclinical studies published in the journal Blood in September 2010 that show OXi4503 has potent activity against acute myelogenous leukemia (AML) in animal models, we entered into a clinical trial agreement pursuant to which investigators at the University of Florida initiated an investigator sponsored Phase 1 study of OXi4503 in patients with AML or myelodysplastic syndrome (MDS) in the first half of 2011. This open-label, dose-escalating study for the treatment of up to 36 patients is being conducted in patients with relapsed or refractory AML and MDS and will evaluate the safety profile, maximum tolerated dose and biologic activity of OXi4503 in these patients. We expect that initial indications of biologic activity from this study may be available as early as the first half of 2012.
     The general direction of future development of OXi4503 — for solid tumors or hematologic indications — will depend on the outcome of the analysis of both the solid tumor studies and the study in AML, as well as available financial resources and potential partnering activities.
     ZYBRESTAT for Ophthalmology
     In addition to developing ZYBRESTAT as an intravenously administered therapy for oncology indications, we have undertaken an ophthalmology research and development program with ZYBRESTAT with the ultimate goal of developing a topical formulation of ZYBRESTAT for ophthalmological diseases and conditions that are characterized by abnormal blood vessel growth within the eye that result in loss of vision. Previously, we reported results at the 2007 annual meeting of the Association for Research in Vision and Ophthalmology, or ARVO, from a Phase 2 study in patients with myopic macular degeneration in which all patients in the study met the primary clinical endpoint of vision stabilization at three months after study entry.
     In December 2010, we completed a randomized, double-masked, placebo-controlled Phase 2 proof-of-mechanism trial, which we refer to as the FAVOR trial, with a single dose of intravenously-administered ZYBRESTAT in patients with polypoidal choroidal vasculopathy (PCV), a form of choroidal neovascularization, which is a condition where new blood vessels form in the choroid, a part of the eye, and which can lead to vision loss and, ultimately, blindness. Current therapies, including approved drugs that interfere with blood vessel growth, known as anti-angiogenics, appear to provide limited benefit. We believe that the architecture of the abnormal vasculature in certain eye tissues, namely the retina and choroid, which contribute to PCV patients’ loss of vision, may be particularly susceptible to treatment with a VDA such as ZYBRESTAT.
     We believe that PCV represents an attractive target indication and development pathway for ZYBRESTAT. Unlike wet age-related macular degeneration, an indication for which several anti-angiogenic drugs are approved or prescribed off-label, conducting clinical studies of ZYBRESTAT in patients with ophthalmologic indications not yet approved for treatment with such anti-angiogenic drugs could potentially prove to reduce development time and expense. The objectives of the FAVOR trial and the ongoing preclinical program of ZYBRESTAT in ophthalmology are:

•	determine the therapeutic utility of ZYBRESTAT in PCV, and visualize the effect of ZYBRESTAT on the vasculature of the polyps associated with PCV;

•	determine blood concentrations of drug required for activity in humans and thereby estimate, with the benefit of preclinical data, an appropriate dose of topically-administered ZYBRESTAT to be evaluated in subsequent human clinical studies; and

•	further evaluate the feasibility of developing a topical formulation of ZYBRESTAT for ophthalmological indications.

     Findings from the Phase 2 study, including effects on retinal thickness and retinal bleeding, are expected to be presented at a future ophthalmology meeting.
     We believe that a safe, effective and convenient topically-administered anti-vascular therapeutic would have advantages over currently approved anti-vascular, ophthalmological therapeutics, many of which must be injected directly into patients’ eyes, in some cases on a chronic monthly basis.
     For this purpose we have been developing a potential “minitab” topical formulation of ZYBRESTAT which has demonstrated attractive pharmacokinetic and safety properties and efficacy in destroying abnormal vasculature in a rat choroidal melanoma model following administration in the eye. We believe that a topical formulation would enhance our partnering opportunities to further develop ZYBRESTAT in diseases of the eye.
     To date, we have completed preclinical testing that indicated that ZYBRESTAT has activity in six different preclinical ophthalmology models, including a model in which ZYBRESTAT was combined with an approved drug that interferes with blood vessel growth, or anti-angiogenic agents. We have also completed multiple preclinical studies suggesting that ZYBRESTAT, when applied topically to the surface of the eye at doses that appear to be well-tolerated, penetrates to the retina and choroid in quantities that we believe should be sufficient for therapeutic activity.
     We are also evaluating the requirements for additional preclinical toxicology and efficacy studies with ZYBRESTAT for topical ophthalmological formulations to better position the program for partnering. Further development of this program will depend on the outcome of our evaluation of these requirements and available financial resources.
     Financial Resources
     We have experienced net losses every year since our inception and, as of March 31, 2011, had an accumulated deficit of approximately $208,563,000. We expect to incur significant additional operating losses over at least the next several years, principally as a result of our continuing clinical trials and anticipated research and development expenditures. The principal source of our working capital to date has been the proceeds of private and public equity financings and to a lesser extent the exercise of warrants and stock options. We currently have no material amount of licensing or other fee income. As of March 31, 2011, we had approximately $2,705,000 in cash, restricted cash and cash equivalents.

     On February 11, 2010, we announced a restructuring of our clinical development programs. This restructuring plan was designed to focus our resources on our highest-value clinical assets and reduce our cash utilization. As a part of this restructuring we stopped further enrollment in our Phase 2/3 anaplastic thyroid cancer clinical trial (FACT) and reduced our work force by approximately 49% (20 employees). In addition, the further development of our ongoing clinical trials will depend on upcoming analysis and results of these ongoing clinical studies and our cash resources at that time.
     We incurred a one-time charge in connection with the reduction of our work force of approximately $510,000 in the first quarter of 2010 for severance pay and benefits to those former employees affected by the reduction. This re-alignment of priorities in clinical programs together with reductions in force reduced the cash required to operate our business to between $3,500,000 and $4,500,000 per quarter in the second half of 2010. As our current ongoing trials proceed to completion, we expect the per quarter cash requirement to continue to decline to the $2,500,000 to $3,000,000 range over the course of 2011.
     On March 11, 2010, we completed a definitive agreement with certain institutional investors to sell shares of our common stock and four separate series of warrants to purchase common stock in a private placement. Gross proceeds of the financing were approximately $7,500,000, before deducting placement agent fees and estimated offering expenses.
     On July 21, 2010, we entered into an “at the market” (ATM) equity offering sales agreement with McNicoll, Lewis & Vlak LLC, or MLV, pursuant to which we may issue and sell shares of our common stock from time to time through MLV acting as our sales agent and underwriter. Sales of our common stock through MLV are made on the principal trading market of our common stock by means of ordinary brokers’ transactions at market prices, in block transactions or as otherwise agreed by MLV and us. MLV uses its commercially reasonable efforts to sell our common stock from time to time, based upon our instructions (including any price, time or size limits we may impose). We pay MLV a commission rate of up to 7.0% of the gross sales price per share of any common stock sold through MLV as agent under the sales agreement. We have also provided MLV with customary indemnification rights. From the date of the initial agreement through January 2011, we sold a total of 712,500 shares of our common stock with net proceeds of approximately $3,986,000. On January 31, 2011, we filed a prospectus supplement pursuant to which we may issue and sell additional shares of our common stock having an aggregate offering price of up to $4,790,000 under the ATM.
     During the three months ended March 31, 2011, we sold 677,000 shares of common stock pursuant to the sales agreement resulting in net proceeds to us of approximately $1,625,000. From April 1, 2011 through May 2, 2011, we sold approximately 1,799,000 shares of common stock pursuant to the ATM sales agreement resulting in net proceeds to the Company of approximately $3,000,000. With the sale of shares under the ATM in April and May 2011, we have sold the maximum amount allowed under our prospectus supplement to Form S-3 dated January 31, 2011. No assurance can be given that we will sell any additional shares under the ATM sales agreement, or, if we do, as to the price or amount of shares that we will sell, or the dates on which any such sales will take place.
     In February 2008, we entered into a Committed Equity Financing Facility (“CEFF”) with Kingsbridge Capital Limited (“Kingsbridge”), which was subsequently amended in February 2010. Under the terms of the amended CEFF, Kingsbridge committed to purchase, subject to certain conditions, up to 285,401 shares of the Company’s common stock during the period which ends May 15, 2012. Under the CEFF, we are able to draw down in tranches of up to a maximum of 3.75 percent of our closing market value at the time of the draw down or the alternative draw down amount calculated pursuant to the Common Stock Purchase Agreement, whichever is less, subject to certain conditions.
     The purchase price of these shares is discounted between 5 to 14 percent from the volume weighted average price of our common stock for each of the eight trading days following the election to sell shares. Kingsbridge is not obligated to purchase shares at prices below $0.75 per share or at a price below 85% of the closing share price of our stock on the trading day immediately preceding the commencement of the draw down, whichever is higher. In connection with the CEFF, in 2008, we issued a warrant to Kingsbridge to purchase 12,500 shares of our common stock at a price of $54.80 per share exercisable beginning six months after February 19, 2008 for a period of five years thereafter. As of December 31, 2010, there remain a total of 253,671 shares available for sale under the CEFF.

     We will need to access additional funds to remain a going concern beyond August 2011. Including net proceeds from the sale of shares in April and May 2011 under the ATM sales agreement described above, we expect that our financial resources as of March 31, 2011 will be sufficient to fund our operations through August of 2011.
     We will require significant additional funding to remain a going concern and to fund operations. Such funding may not be available to us on acceptable terms, or at all. If we are unable to access additional funds when needed, we may not be able to continue the development of our product candidates or we could be required to delay, scale back or eliminate some or all of our development programs and other operations. Any additional equity financing, which may not be available to us or may not be available on favorable terms, most likely will be dilutive to our current stockholders and debt financing, if available, may involve restrictive covenants. If we access funds through collaborative or licensing arrangements, we may be required to relinquish rights to some of our technologies or product candidates that we would otherwise seek to develop or commercialize on our own, on terms that are not favorable to us. Our ability to access capital when needed is not assured and, if not achieved on a timely basis, will materially harm our business, financial condition and results of operations. These conditions raise substantial doubt about our ability to continue as a going concern. The Report of Independent Registered Public Accounting Firm at the beginning of the Consolidated Financial Statements section of this prospectus includes a going concern explanatory paragraph.
     The financial statements presented in this registration statement have been prepared on a basis which assumes that we will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.
     We expect to continue to pursue strategic alliances and consider collaborative development opportunities that may provide us with access to organizations that have capabilities and/or products that are complementary to our own, in order to continue the development of our potential product candidates. However, there can be no assurances that we will complete any strategic alliances or collaborative development agreements, and the terms of such arrangements may not be advantageous to us.
     We are committed to a disciplined financial strategy and as such maintain a limited employee and facilities base, with development, scientific, finance and administrative functions, which include, among other things, product development, regulatory oversight and clinical testing. Our research and development team members typically work on a number of development projects concurrently. Accordingly, we do not separately track the costs for each of these research and development projects to enable separate disclosure of these costs on a project-by-project basis. We conduct scientific activities pursuant to collaborative arrangements with universities. Regulatory and clinical testing functions are generally contracted out to third-party, specialty organizations.
     Critical Accounting Policies and Significant Judgments and Estimates
     Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported revenues and expenses during the reporting periods. On an ongoing basis, we evaluate our estimates and judgments, including those related to intangible assets. We base our estimates on historical experience and on various other factors that are believed to be appropriate under the circumstances, the results of which form the basis for making the judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.
     Our significant accounting policies are described in detail in Note 1 to our condensed consolidated financial statements for the fiscal year ended December 31, 2010 and in Note 1 to our condensed financial statements for the fiscal quarter ended March 31, 2011 included in this prospectus.
RESULTS OF OPERATIONS
     Three Months Ended March 31, 2011 and 2010

Revenue
     We reported no licensing revenue for the three months ended March 31, 2011 and 2010. Our only current source of revenue is from the license to a third party of our formerly owned Nicoplex and Thiol nutritional and diagnostic technology. Future revenues from this license agreement are expected to be minimal. We do not expect to generate material revenue or fee income in the near future unless we enter into a major licensing arrangement.
Costs and expenses
Summary
     The following table summarizes our operating expenses for the periods indicated, in thousands and as a percentage of total expenses. This table also provides the changes in our operating components and their percentages:

	Three Months ended March 31,
	2011		2010
		% of Total		% of Total
		Operating		Operating	Increase (Decrease)
	Amount	Expenses	Amount	Expenses	Amount	%
Research and development	$1,683	55%	$4,185	65%	$(2,502)	-60%
General and administrative	1,385	45%	1,703	27%	(318)	-19%
Restructuring			510	8%	(510)	-100%

Total operating expenses	$3,068	100%	$6,398	100%	$(3,331)	-52%

Research and development expenses
     The table below summarizes the most significant components of our research and development expenses for the periods indicated, in thousands and as a percentage of total research and development expenses. The table also provides the changes in these components and their percentages:

	Three Months ended March 31,
	2011		2010
		% of Total		% of Total	Increase (Decrease)
	Amount	Expenses	Amount	Expenses	Amount	%
External services	$859	51%	$2,787	66%	$(1,928)	-69%
Employee compensation and related	637	38%	1,164	28%	(527)	-45%
Employee stock-based compensation	48	3%	35	1%	13	37%
Other	139	8%	199	5%	(60)	-30%

Total research and development	$1,683	100%	$4,185	100%	$(2,502)	-60%

     The reduction in external services expenses for the quarter ended March 31, 2011 compared to the same three month period in 2010 is primarily attributable to a reduction in spending on our ZYBRESTAT for Oncology program of approximately $2,000,000. This reduction is primarily attributable to lower costs on our ATC study for the comparable periods in connection with our decision to discontinue further recruitment of patients into this study in February 2010. In addition, we experienced reductions in expenses for both our OXi4503 and ZYBRESTAT for Ophthalmology programs for the comparable periods, primarily related to our decision in February 2010 to scale back efforts in some of our projects in these areas as well.
     The reduction in employee compensation and related expenses for the quarter ended March 31, 2011 compared to the same three month period of 2010 is due to a 43% reduction in our average full time equivalents for the comparable periods. In February 2010 we implemented a Company wide restructuring plan due to our decision to scale back activities in some of our ongoing clinical projects.

     The reduction in other expenses for the quarter ended March 31, 2011 compared to the same three month period of 2010 is primarily due to a reduction in both our research and development facility related costs as well as program wide support costs for the comparable periods.
General and administrative expenses
     The table below summarizes the most significant components of our general and administrative expenses for the periods indicated, in thousands and as a percentage of total general and administrative expenses. The table also provides the changes in these components and their percentages:

	Three Months ended March 31,
	2011		2010
		% of Total		% of Total	Increase (Decrease)
	Amount	Expenses	Amount	Expenses	Amount	%
Employee compensation and related	$489	36%	$617	36%	$(128)	-21%
Employee stock-based compensation	74	5%	57	3%	17	30%
Consulting and professional services	558	40%	772	45%	(214)	-28%
Other	264	19%	257	16%	7	3%

Total general and administrative	$1,385	100%	$1,703	100%	$(318)	-19%

     The reduction in employee compensation and related expenses for the quarter ended March 31, 2011 compared to the same three month period of 2010 is due to a reduction in our average full time equivalents for the comparable periods of 25%. In February 2010 we implemented a Company wide restructuring plan due to our decision to scale back activities in some of our ongoing clinical projects.
     The reduction in consulting and professional services expenses for the quarter ended March 31, 2011 compared to the same three month period of 2010 is primarily due to a one time cost incurred in the first quarter of 2010 in our attempt to acquire VaxGen Inc and due to lower non-cash expense for director fees.
Restructuring Plan
     In February 2010, we announced a restructuring plan designed to focus resources on our highest-value clinical assets and reduce our cash utilization. We incurred a charge of $510,000 in connection with this restructuring. Key aspects of the restructuring and its effects on our current clinical trials were as follows:

•	We continue to advance our Phase 2 ZYBRESTAT trial in non-small cell lung cancer (FALCON study), with updated safety and efficacy results anticipated for presentation at the upcoming American Society of Clinical Oncology (ASCO) meeting in June 2011.

•	We stopped further enrollment in the Phase 2/3 FACT clinical trial in anaplastic thyroid cancer (ATC), but have continued to treat and follow all patients who enrolled in the study. This approach has optimized our ability to gain useful additional insight into ZYBRESTAT’s antitumor activity earlier than the previously anticipated timeline, while also reducing cash utilization in 2010 and beyond.

•	We discontinued enrolling patients in our OXi4503 Phase 1b trial in patients with hepatic tumors. We are evaluating the results received to date.

•	We discontinued enrollment in our Phase 2 FAVOR study of ZYBRESTAT in polypoidal choroidal vasculopathy (PCV), a form of macular degeneration.

•	Future development decisions concerning the OXi4503 program and the ZYBRESTAT for ophthalmology program will be made following these analyses and additional review by our management and board of directors.

•	In addition, we reduced our workforce by 20 employees or approximately 49%.

Other Income and Expenses
     The table below summarizes Other Income and Expense in our Statements of Operations for the three month periods ended March 31, 2011 and 2010, in thousands:

	Three months ended March 31,
	2011	2010
Change in fair value of warrants and other financial instruments	$2,210	$(4,633)
Investment income	1	7
Other expense, net	(6)	(4)

Total	$2,205	$(4,630)

     We recorded an unrealized (non cash) gain in 2011 and loss in 2010 as a result of the change in the estimated Fair Market Value (“FMV”) of our common stock warrants issued in connection with the offerings of our common stock as discussed in the Warrants section of Note 4 to the financial statements.
     The table below summarizes the components of the change in fair value of warrants and other financial instruments for the three month periods ended March 31, 2011 and 2010, in thousands.

	Three months ended March 31,
	2011	2010
Committed Equity Financing Facility Warrants	$3	$2
Direct Registration Warrants	90	225
Excess of value of the Private Placement Warrants at issuance over the net proceeds of the offering	—	(4,433)
Gain recognized in connection with warrant exchange agreements	690	—
Private Placement Warrants	1,427	(427)

Total gain (loss) on change in fair market value of derivatives	$2,210	$(4,633)

     Years ended December 31, 2010 and 2009
     Revenues
     We did not recognize any license revenue in the years ended December 31, 2010 and 2009, in connection with the license of our nutritional and diagnostic technology or otherwise. Future revenues, if any, from this license agreement are expected to be minimal.
     Our future revenues will depend upon our ability to establish collaborations with respect to, and generate revenues from products currently under development by us. We expect that we will not generate meaningful revenue unless and until we enter into new collaborations providing for funding through the payment of licensing fees and up-front payments.
     Costs and Expenses
     The following table summarizes our operating expenses for the periods indicated, in thousands and as a percentage of total expenses:

	2010		2009
		% of Total		% of Total	Increase
		Operating		Operating	(Decrease)
	Amount	Expenses	Amount	Expenses	Amount	%
Research and development	$12,114	65%	$22,256	71%	$(10,142)	-46%
General and administrative	5,885	32%	8,900	29%	(3,015)	-34%
Restructuring	510	3%	—		510	N/A

Total operating expenses	$18,509	100%	$31,156	100%	$(12,647)	-41%

     Research and development expenses
     The table below summarizes the most significant components of our research and development expenses for the periods indicated, in thousands and as a percentage of total research and development expenses and provides the changes in these components and their percentages:

	2010		2009		Increase
		% of Total		% of Total	(Decrease)
	Amount	Expenses	Amount	Expenses	Amount	%
External services	$7,944	66%	$13,233	59%	$(5,289)	-40%
Employee compensation and related	3,247	27%	7,692	35%	(4,445)	-58%
Stock-based compensation	241	1%	184	1%	57	31%
Other	682	6%	1,147	5%	(465)	-41%

Total research and development	$12,114	100%	$22,256	100%	$(10,142)	-46%

     The reduction in external services expenses for the year ended December 31, 2010 compared to the same twelve month period in 2009 is primarily attributable to a reduction in spending on our ZYBRESTAT for Oncology program of approximately $3.3 million. This reduction is primarily attributable to lower costs on our ATC study for the comparable 2010 period in connection with our decision to discontinue further recruitment of patients on this study in February 2010. In addition, we experienced reductions in expenses on both our OXi4503 and ZYBRESTAT for Ophthalmology programs for the comparable 2010 period, primarily related to our decision in February 2010 to scale back efforts in some of our projects in these areas as well.
     The reduction in employee compensation and related expenses for the year ended December 31, 2010 compared to the same twelve month period of 2009 is due to a 50% reduction in our average full time equivalents for the comparable 2010 period. In February 2010 we implemented a Company-wide restructuring plan due to our decision to scale back activities in some of our ongoing clinical projects.
     The reduction in other expenses for the year ended December 31, 2010 compared to the same twelve month period of 2009 is primarily due to a reduction in both our research and development facility related costs as well as program wide support costs for the comparable 2010 period.
     General and administrative expenses
     The table below summarizes the most significant components of our general and administrative expenses for the periods indicated, in thousands and as a percentage of total general and administrative expenses and provides the changes in these components and their percentages:

	2010		2009		Increase
		% of Total		% of Total	(Decrease)
	Amount	Expenses	Amount	Expenses	Amount	%
Employee compensation and related	$2,049	35%	$3,165	36%	$(1,116)	-35%
Stock-based compensation	453	8%	272	3%	$181	67%
Consulting and professional services	2,295	39%	4,409	50%	$(2,114)	-48%
Other	1,088	18%	1,054	11%	$34	3%

Total general and administrative	$5,885	100%	$8,900	100%	$(3,015)	-34%

     The reduction in employee compensation and related expenses for the year ended December 31, 2010 compared to the same twelve month period of 2009 is due to a reduction in both our average full time equivalents of 16% and expenses in the 2009 period for administrative costs associated with the Symphony ViDA entity that did not recur in the 2010 period. In February 2010, we implemented a Company-wide restructuring plan due to our decision to scale back activities in some of our ongoing clinical projects. The number and scope of our clinical development projects affects how we staff and support those projects.
     The increase in stock based compensation expense for the year ended December 31, 2010 compared to the same twelve month period of 2009 is due to timing and vesting periods of option awards to employees.
     The reduction in consulting and professional services expenses for the year ended December 31, 2010 compared to the same twelve month period of 2009 is primarily due to a reduction in both recurring professional services fees including director and audit fees for the comparable periods as well as one time costs incurred in the 2009 period for corporate wide quality systems reviews and costs incurred in our attempt to acquire VaxGen Inc. that did not recur in the 2010 period.

     Restructuring Plan
     On February 11, 2010, we announced a restructuring plan designed to focus resources on our highest-value clinical assets and reduce our cash utilization. Key aspects of the restructuring and its effects on our current clinical trials are as follows:

•	We continue to advance our high-priority Phase 2 ZYBRESTAT trial in non-small cell lung cancer (FALCON study), with updated safety and efficacy results anticipated for presentation at the upcoming American Society of Clinical Oncology (ASCO) meeting in June 2011.

•	We stopped further enrollment in the Phase 2/3 FACT clinical trial in anaplastic thyroid cancer (ATC), but have continued to treat and follow all patients who enrolled in the study. We expect this approach to optimize our ability to gain useful additional insight into ZYBRESTAT’s antitumor activity earlier than the previously anticipated timeline, while also reducing cash utilization in 2010 and beyond.

•	We discontinued enrolling patients in our OXi4503 Phase 1b trial in patients with hepatic tumors. We are evaluating the results received to date.

•	We discontinued enrollment in our Phase 2 FAVOR study of ZYBRESTAT in polypoidal choroidal vasculopathy (PCV), a form of macular degeneration. After completing enrollment in the fall of 2010, we are considering next steps for this program.

•	Future development decisions concerning the OXi4503 program and the ZYBRESTAT for ophthalmology program will be made following these analyses and additional review by our management and board of directors.

•	In addition, we reduced our workforce by 20 employees or approximately 49%.

     Other Income and Expenses
     The table below summarizes Other Income and Expense in our Income Statement for the years 2010 and 2009, in thousands.

			Increase
			(Decrease)
	2010	2009	Amount	%
Change in fair value of warrants and other financial instruments	$(6,018)	$2,166	$(8,184)	-378%
Investment income	17	110	(93)	-85%
Other income (expense), net	740	(63)	803	1275%

Total	$(5,261)	$2,213	$(7,474)	-338%

     We record unrealized (non cash) gain/(loss) as a result of a change in the estimated Fair Market Value (“FMV”) of our Derivative Liabilities and the common stock warrants issued in connection with our equity offerings as discussed in Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in the Company’s Common Stock, Note 1 to our financial statements, Summary of Significant Accounting Policies. In 2010, the loss primarily relates to the triggering of the full-ratchet provisions of the PIPE warrants, where the exercise price of each warrant was decreased, causing a greater warrant liability. In 2009, the gain primarily relates to the decline in the underlying fair value of the common stock.
     The decrease in Investment income of $93,000 for fiscal 2010 compared to fiscal 2009 is primarily a result of a reduction in our average month end cash balance available for investment during the respective periods.
     The Other income (expense) amounts are derived from our gain and loss on foreign currency exchange and reflect both a change in number of foreign clinical trials and the fluctuation in exchange rates. Also included in the fiscal 2010 amount is our receipt of $733,000 in connection with qualified investments in a qualifying therapeutic discovery project under section 48D of the Internal Revenue Code in November 2010.
     Tax Matters
     At December 31, 2010, the Company had a net operating loss carry-forward of approximately $74,444,000 for U.S. income tax purposes, which begin to expire for U.S. purposes through 2021. Due to the degree of uncertainty related to the ultimate use of these loss carry-forwards, we have fully reserved this future benefit. Additionally, the future utilization of the U.S. net operating loss carry-forwards is subject to limitations under the change in stock ownership rules of the Internal Revenue Service. The valuation allowance increased by approximately $5,640,000 and approximately $8,466,000 for the years ended December 31, 2010 and 2009, respectively, due primarily to the increase in net operating loss carry-forwards.
     Years ended December 31, 2009 and 2008
     Revenues
     We recognized approximately $12,000 in licensing revenue in the year ended December 31, 2008, in connection with the license of our nutritional and diagnostic technology. We did not recognize any license revenue in the year ended December 31, 2009.
     Costs and Expenses
     The following table summarizes our operating expenses for the periods indicated, in thousands and as a percentage of total expenses:

	2009		2008
		% of Total		% of Total	Increase
		Operating		Operating	(Decrease)
	Amount	Expenses	Amount	Expenses	Amount	%
Research and development	$22,256	71%	$18,995	73%	$3,261	17%
General and administrative	8,900	29%	6,957	27%	1,943	28%

Total operating expenses	$31,156	100%	$25,952	100%	$5,204	20%

     Research and development expenses
     The table below summarizes the most significant components of our research and development expenses for the periods indicated, in thousands and as a percentage of total research and development expenses and provides the changes in these components and their percentages:

	2009		2008
		% of Total		% of Total	Increase (Decrease)
	Amount	Expenses	Amount	Expenses	Amount	%
External services	$13,233	59%	$13,273	70%	$(40)	0%
Employee compensation and related	7,692	35%	4,490	24%	3,202	71%
Stock-based compensation	184	1%	337	2%	(153)	-45%
Other	1,147	5%	895	4%	252	28%

Total research and development	$22,256	100%	$18,995	100%	$3,261	17%

     The most significant component of the increase in research and development expenses in fiscal 2009 over fiscal 2008 of $3,261,000 was for employee compensation and related expenses. In fiscal 2009, in order to support our multiple worldwide clinical studies, one of which was a registrational study, we experienced an increase in our average headcount of approximately 13 R&D employees or approximately 66%. This resulted in increases in salaries, benefits, recruitment costs and travel costs in fiscal 2009 over fiscal 2008. In addition, we incurred one-time severance expenses of approximately $690,000 primarily associated with two executives who departed the Company in fiscal 2009. The increase in R&D headcount described above also contributed to the increase in Facilities and related costs of $165,000 in fiscal 2009 over fiscal 2008. The decrease in stock based compensation of $153,000 in fiscal 2009 from fiscal 2008 was as a result of forfeitures of grants by executives and non-recurring vesting expense in 2009 of restricted stock grants.
     With regards to the external services component of our research and development expenses, we experienced a decrease of approximately $1,000,000 on our ZYBRESTAT for oncology program in fiscal 2009 from fiscal 2008 as we concluded our Phase 2 trial for the treatment of platinum resistant ovarian cancer and a number of other smaller studies in fiscal 2009. We increased expenditures in fiscal 2009 versus fiscal 2008 by approximately $965,000 in our OXi4503 program which includes our Phase 1 trial of OXi4503 in solid tumors and our Phase 1 trial of ZYBRESTAT in combination with bevacizumab in solid tumors. We also increased expenditures in fiscal 2009 versus fiscal 2008 in our ZYBRESTAT for Ophthalmology program by approximately $1,369,000, primarily attributable to the initiation of our PCV study. The increases in expenditures on our OXi4503 and ZYBRESTAT for Ophthalmology programs were offset by a decrease in Non-clinical expenditures for those programs of approximately $800,000 in fiscal 2009 versus fiscal 2008.

     General and administrative expenses
     The table below summarizes the most significant components of our general and administrative expenses for the periods indicated, in thousands and as a percentage of total general and administrative expenses and provides the changes in these components and their percentages:

	2009		2008		Increase
		% of Total		% of Total	(Decrease)
	Amount	Expenses	Amount	Expenses	Amount	%
Employee compensation and related	$3,165	36%	$2,604	37%	$561	22%
Stock-based compensation	272	3%	663	10%	$(391)	-59%
Consulting and professional services	4,409	50%	2,498	36%	$1,911	77%
Other	1,054	11%	1,192	17%	$(138)	-12%

Total general and administrative	$8,900	100%	$6,957	100%	$1,943	28%

     In fiscal 2009 versus fiscal 2008 general and administrative costs increased $1,943,000. The most significant component of this increase was due primarily to an increase of $1,911,000 in consulting and professional services. In fiscal 2009, we incurred one-time costs of approximately $1,341,000 in connection with our proposed merger with VaxGen. These costs included accounting, legal and printing costs incurred in preparation for the acquisition. In addition, we experienced an increase in fiscal 2009 over fiscal 2008 in legal and other advisory consulting and professional services expenses of approximately $540,000 primarily attributable to an initiative we undertook to review and improve our quality, vendor oversight and regulatory compliance, as well as advisory services in connection with the management of the Symphony ViDA.
     Employee compensation and related expenses in fiscal 2009 versus fiscal 2008 increased by $561,000. This increase is primarily due to severance costs in connection with the departure of our former CEO of approximately $350,000. In addition, our average G&A headcount increased in fiscal 2009 over fiscal 2008 by approximately 1, or approximately 6%, which accounted for increases in salaries, benefits and travel costs in fiscal 2009 over fiscal 2008. The decrease in stock based compensation of $391,000 in fiscal 2009 versus fiscal 2008 is primarily a result of forfeitures of options by directors and executives who departed the company in fiscal 2009.
     Other Income and Expenses
     The table below summarizes Other Income and Expense in our Statement of Operations for the years 2009 and 2008, in thousands.

			Increase
			(Decrease)
	2009	2008	Amount	%
Change in fair value of warrants and other financial instruments	$2,166	$3,335	$(1,169)	-35%
Investment income	110	618	(508)	-82%
Other income (expense), net	(63)	66	(129)	-195%

Total	$2,213	$4,019	$(1,806)	-45%

     The decrease in Investment income of $508,000 for fiscal 2009 from fiscal 2008 is primarily a result of a reduction in our average month end cash balance available for investment and lower average rate of return.
     We record unrealized (non cash) gain/(loss) as a result of the change in the estimated Fair Market Value (“FMV”) of our Derivative Liabilities and the common stock warrants issued in connection with our equity offerings as discussed in Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in the Company’s Common Stock, Note 1 to the financial statements, Summary of Significant Accounting Policies.
     In fiscal 2009, we recorded a gain relating to the change in fair value of outstanding warrants which were accounted for as liabilities of $2,166,000. The change in the fair value of the short-term and long-term direct registration warrants from the date of issue of July 20, 2009 to December 31, 2009 was $1,855,000. The change in fair value of the CEFF Warrant and the additional investment warrants held by Symphony Capital from December 31, 2008 to July 20, 2009, the date on which both instruments were no longer treated as liabilities, was $311,000.
     In fiscal 2008, we recorded a gain of $3,335,000 relating to the change in fair value of outstanding warrants, which warrants were accounted for as liabilities. The majority of this gain, or $3,312,000, is due to the Direct Investment Warrant issued to Symphony Capital in October 2008 and exercised by them in December 2008 following the approval by our stockholders of the issuance of our common stock underlying the warrant at a special meeting of stockholders on December 9, 2008. The gain represents the change in value between the Direct Investment Warrant issue date and December 30, 2008, the date that the Direct Investment Warrant was exercised.

The remainder of the gain reflects the change during the fourth quarter of 2008 in value of the CEFF Warrant issued to Kingsbridge Capital.
     The Other income (expense) amounts are derived from our gain and loss on foreign currency exchange and reflect both a change in number of foreign clinical trials and the fluctuation in exchange rates.
     LIQUIDITY AND CAPITAL RESOURCES
     We will require significant additional funding to remain a going concern and to fund operations. To date, we have financed our operations principally through net proceeds received from private and public equity financing and through our strategic development arrangement with Symphony. We have experienced negative cash flow from operations each year since our inception, except in fiscal 2000. As of March 31, 2011, we had an accumulated deficit of approximately $208,563,000. We expect to continue to incur increased expenses, resulting in losses, over at least the next several years due to, among other factors, our continuing and planned clinical trials and anticipated research and development activities. We had cash, cash equivalents and restricted cash of approximately $2,705,000 at March 31, 2011.
     The following table summarizes our cash flow activities for the periods indicated, in thousands:

	Three months ended March 31,
	2011	2010
Operating activities:

Net loss	$(863)	$(11,028)
Non-cash adjustments to net loss	(2,012)	4,877
Changes in operating assets and liabilities	(710)	(442)

Net cash used in operating activities	(3,585)	(6,593)

Investing activities:
Change in other assets	(12)	14

Net cash (used in) provided by investing activities	(12)	14

Financing activities:
Proceeds from issuance of common stock	1,625	6,661

Net cash provided by financing activities	1,625	6,661
(Decrease) increase in cash and cash equivalents	(1,972)	82
Cash and cash equivalents at beginning of period	4,602	13,932

Cash and cash equivalents at end of period	$2,630	$14,014

     Non-cash adjustments to net loss in the three month period ended March 31, 2011 consist primarily of a gain from a change in the fair value of warrants and other financial instruments of $2,210,000, offset in part by stock compensation expense of $157,000 related to the issuance of options to purchase our common stock. The net change in operating assets and liabilities is primarily attributable to a decrease in accounts payable, accrued expenses and other payables of $425,000 and an increase in prepaid expenses and other current assets of $285,000. Net cash provided by financing activities for the three month period ended March 31, 2011 is primarily attributable to the sale of common stock under our “at the market” equity financing facility discussed below.

The following table summarizes our cash flow activities for the periods indicated, in thousands:

	Years Ended December 31,
	2010	2009	2008
Operating activities:
Net loss	$(23,770)	$(24,728)	$(21,401)
Loss attributed to noncontrolling interests	—	(4,215)	(520)
Non-cash adjustments to net loss	7,164	(1,228)	(2,181)
Changes in operating assets and liabilities	(3,821)	1,502	704

Net cash used in operating activities	(20,427)	(28,669)	(23,398)
Investing activities:
Net decrease in available-for-sale securities	—	3,039	4,479
Other	3	(105)	24

Net cash provided by investing activities	3	2,934	4,503
Financing activities:
Proceeds from issuance of common stock	11,094	21,392	28,643

Net cash provided by financing activities	11,094	21,392	28,643
Increase/(Decrease) in cash and cash equivalents	(9,330)	(4,343)	9,748
Cash and cash equivalents at beginning of period	13,932	18,275	8,527

Cash and cash equivalents at end of period	$4,602	$13,932	$18,275

     Non-cash adjustments to net loss in the year ended December 31, 2010 consist primarily of a change in the fair value of warrants and other financial instruments of $6,018,000, and stock-based compensation expense of $952,000 primarily related to the issuance of options to purchase our common stock. The net change in operating assets and liabilities is primarily attributable to a decrease in accounts payable, accrued expenses and other payables of $4,343,000, offset in part by a decrease in prepaid expenses and other current assets of $457,000. Net cash provided by financing activities for the year ended December 31, 2010 is primarily attributable to the net proceeds of our private placement of common stock and warrants completed in March 2010 and the sale of common stock under our “at the market” equity financing facility discussed below.
     In February 2010, we announced a restructuring of our clinical development programs. This restructuring plan is designed to focus our resources on our highest-value clinical assets and reduce our cash utilization. As a part of this restructuring we stopped further enrollment in our Phase 2/3 anaplastic thyroid cancer clinical trial (FACT) and reduced our work force by approximately 49% (20 employees). Further development of our ongoing clinical trials will depend on upcoming analysis and results of these ongoing clinical studies and our cash resources at that time.
     This re-alignment of priorities in clinical programs together with the reduction in force has resulted in a reduction in the cash required to operate our business by almost 50% on a quarterly basis from the average $6,500,000 per quarter we experienced in the first half of 2010. We expect the continued reduction in our cash utilization from operations over the course of 2011 as our current clinical projects reach completion.
     On March 11, 2010 we completed a definitive agreement with certain institutional investors to sell shares of our Common Stock and four separate series of warrants to purchase Common Stock in a private placement. Gross proceeds of the financing were approximately $7,500,000, before deducting placement agent fees and estimated offering expenses, and excluding the subsequent exercises of the warrants.
     The four separate series of warrants consisted of the following:
     (A) Series A Warrants to initially purchase 328,947 shares of common stock, which were exercisable immediately after issuance, had a 5-year term and had an initial per share exercise price of $30.40;
     (B) Series B Warrants to initially purchase 328,947 shares of common stock, which were initially exercisable at a per share exercise price of $22.80, on the earlier of the six month anniversary of the closing date or the date on which the Company’s stockholders approve the issuance of shares in the transaction, and expired on the later of three months from the effective date of the resale registration statement covering such shares and seven months from the closing date. These warrants expired on October 12, 2010;
     (C) Series C Warrants to initially purchase 328,947 shares of common stock, and which would be exercisable upon the exercise of the Series B Warrants and on the earlier of the six month anniversary of the closing date or the date on which the Company’s stockholders approve the issuance of shares in the transaction, would expire five years after the date on which they become exercisable, and had an initial per share exercise price of $22.80; and
     (D) Series D Warrants to purchase shares of common stock. The Series D Warrants were not immediately exercisable. The Company registered for resale 337,757 shares of common stock issuable upon exercise of the Series D Warrants pursuant to an agreement with the warrant holders. All of the Series D Warrants were exercised by November 4, 2010 and there are no Series D Warrants outstanding after that date.
     The Series A, B and C warrants listed above contained full ratchet anti-dilution features based on the price and terms of any financings completed after March 11, 2010 as described in the warrant agreements. All of the warrants listed above contained a cashless exercise feature as described in the warrant agreements.
     We determined that in accordance with Accounting Standards Codification (ASC) 480, Distinguishing Liabilities from Equity, the Series A, B, and C warrants qualify for treatment as liabilities due to provisions of the related warrant agreements that call for the number of warrants and their exercise price to be adjusted in the event that we issue additional shares of common stock, options or convertible instruments at a price that is less than the initial exercise price of the warrants. We also determined that, in accordance with ASC 815, Derivatives and Hedging, the Series D Warrants meet the definition of a derivative. The issuance date fair market value of the Series A, B, C and D warrants of $11,868,000 was recorded as a liability. The approximately $4,433,000 excess of the fair value of the liability recorded for these warrants over the net proceeds received was recorded as a charge to earnings and is included in “Change in fair value of warrants and other financial instruments” within the Statement of Operations. Changes in the fair market value from the date of issuance to the exercise date and reporting date, until exercised or cancelled will be recorded as a gain or loss in the statement of operations.
     On January 18, 2011, we, entered into separate Warrant Exchange Agreements with each of the holders of warrants to purchase shares of common stock, issued in March 2010, pursuant to which, at the initial closing, the warrant holders exchanged their outstanding Series A and Series C warrants having “ratchet” price-based anti-dilution protections for (A) an aggregate of 1,096,933 shares of common stock and (B) Series E Warrants to purchase an aggregate of 1,222,623 shares of common stock. The Series E Warrants were not exercisable for six months, had an exercise price of $4.60 per share (reflecting the market value of the shares of common stock as of the close of trading on January 18, 2011, prior to the entry into the Warrant Exchange Agreements), and did not contain any price-based anti-dilution protections. In addition, we agreed to seek shareholder approval to issue, in exchange for the Series E Warrants, up to 457,544 additional shares of common stock to the warrant holders in a subsequent closing. The Series E Warrants were accounted for as a liability from the date of issuance to the date of exchange, all of which occurred during the three month period ended March 31, 2011. The initial closing occurred on January 20, 2011, and the subsequent closing took place on March 21, 2011, following the stockholder meeting on March 18, 2011.
     In July 2010, we entered into an “at the market” (ATM) equity offering sales agreement with McNicoll, Lewis & Vlak LLC, or MLV, pursuant to which we may issue and sell shares of our common stock from time to time through MLV acting as our sales agent and underwriter. Sales of our common stock through MLV are made on the principal trading market of our common stock by means of ordinary brokers’ transactions at market prices, in block transactions or as otherwise agreed by MLV and us. MLV uses its commercially reasonable efforts to sell our common stock from time to time, based upon our instructions (including any price, time or size limits we may impose). We pay MLV a commission rate of up to 7.0% of the gross sales price per share of any common stock sold through MLV as agent under the sales agreement. We have also provided MLV with customary indemnification rights.
     During the three months ended March 31, 2011, we sold 677,000 shares of common stock pursuant to the sales agreement resulting in net proceeds to us of approximately $1,625,000. From April 1, 2011 through May 2, 2011, we sold approximately 1,799,000 shares of common stock pursuant to the ATM sales agreement resulting in net proceeds to the Company of approximately $3,000,000. With the sale of shares under the ATM in April and May 2011, we have sold the maximum amount allowed under our prospectus supplement to Form S-3 dated January 31, 2011. No assurance can be given that we will sell any additional shares under the ATM sales agreement, or, if we do, as to the price or amount of shares that we will sell, or the dates on which any such sales will take place.
     We will need to access additional funds to remain a going concern beyond August 2011. Including net proceeds from the sale of shares in April and May 2011 under the ATM sales agreement described above, we expect that our financial resources will be sufficient to fund our operations through August of 2011. We are aggressively pursuing other forms of capital infusion including public or private financing, strategic partnerships or other arrangements with organizations that have capabilities and/or products that are complementary to our own capabilities and/or products, in order to continue the development of our product candidates. If we are unable to access additional funds when needed, we would not be able to continue the development of our product candidates or we could be required to delay, scale back or eliminate some or all of our development programs and other operations. Any additional equity financing, which may not be available to us or may not be available on favorable terms, may be dilutive to our current stockholders and debt financing, if available, may involve restrictive covenants. If we access funds through collaborative or licensing arrangements, we may be required to relinquish rights to some of our technologies or product candidates that we would otherwise seek to develop or commercialize on our own, on terms that are not favorable to us. Our ability to access capital when needed is not assured and, if not achieved on a timely basis, will materially harm our business, financial condition and results of operations. This uncertainty creates doubt about our ability to continue as a going concern.
     Our cash utilization amount is highly dependent on the progress of our potential-product development programs, particularly, the results of our pre-clinical projects and clinical trials, the cost, timing and outcomes of regulatory approvals for our product candidates, the terms and conditions of our contracts with service providers for these programs, and the rate of recruitment of patients in our human clinical trials much of which is not within our control as well as the timing of hiring development staff to support our product development plans. The anticipated reduction in our cash utilization resulting from our restructuring plans is highly dependent on the timeliness and effectiveness of renegotiating our contracts with the vendors and service providers involved with the restructuring plans.
     Our cash requirements may vary materially from those now planned for or anticipated by management due to numerous risks and uncertainties. These risks and uncertainties include, but are not limited to: the progress of and results of our pre-clinical testing and clinical trials of our VDA drug candidates under development, including ZYBRESTAT, our lead drug candidate, and OXi4503; the progress of our research and development programs; the time and costs expended and required to obtain any necessary or desired regulatory approvals; the resources, if any, that we devote to developing manufacturing methods and advanced technologies; our ability to enter into licensing arrangements, including any unanticipated licensing arrangements that may be necessary to enable us to continue our development and clinical trial programs; the costs and expenses of filing, prosecuting and, if necessary, enforcing our patent claims, or defending ourselves against possible claims of infringement by us of third party patent or other technology rights; the costs of commercialization activities and arrangements, if any, undertaken by us; and, if and when approved, the demand for our products, which demand is dependent in turn on circumstances and uncertainties that cannot be fully known, understood or quantified unless and until the time of approval, for example the range of indications for which any product is granted approval.
     Contractual Obligations
     The following table presents information regarding our contractual obligations and commercial commitments as of December 31, 2010 in thousands:

		Less Than	1-3	4-5	After 5
	Total	1 Year	Years	Years	Years
Clinical development and related commitments	$4,921	$4,873	$45	$3	$—
Operating Leases	1,153	494	659	—	—

Total contractual cash obligations	$6,074	$5,367	$704	$3	$—

     Payments under clinical development and related commitments are based on the completion of activities as specified in the contract. The amounts in the table above assume the successful completion, by the third-party contractor, of all of the activities contemplated in the agreements.
     Our primary drug development programs are based on a series of natural products called Combretastatins. In August 1999, we entered into an exclusive license for the commercial development, use and sale of products or services covered by certain patent rights owned by Arizona State University. This agreement was subsequently amended in June 2002. From the inception of the agreement through December 31, 2010, we have paid a total of $2,500,000 in connection with this license. The agreement provides for additional payments in connection with the license arrangement upon the initiation of certain clinical trials or the completion of certain regulatory approvals, which payments could be accelerated upon the achievement of certain financial milestones, as defined in the agreement. The license agreement also provides for additional payments upon our election to develop certain additional compounds, as defined in the agreement. Future milestone payments under this agreement could total $200,000. We are also required to pay royalties on future net sales of products associated with these patent rights.
Quantitative and Qualitative Disclosures about Market Risk
     At March 31, 2011, we did not hold any derivative financial instruments, commodity-based instruments or other long-term debt obligations. We have accounted for the warrants issued in connection with our equity offerings as liabilities as of March 31, 2011.
     We have adopted an Investment Policy, the primary objectives of which are to preserve principal, maintain proper liquidity to meet operating needs and maximize yields while preserving principal. Although our investments are subject to credit risk, we follow procedures to limit the amount of credit exposure in any single issue, issuer or type of investment. Our investments are also subject to interest rate risk and will decrease in value if market interest rates increase. However, due to the conservative nature of our investments and relatively short duration, we believe that interest rate risk is mitigated. Our cash and cash equivalents are maintained in U.S. dollar accounts. Although we conduct a number of our trials and studies outside of the United States, we believe our exposure to foreign currency risk to be limited as the arrangements are in jurisdictions with relatively stable currencies.

BUSINESS
     OVERVIEW
     We are a clinical-stage, biopharmaceutical company developing novel therapeutics to treat cancer and eye diseases. Our primary focus is the development of product candidates referred to as vascular disrupting agents, or VDAs, that selectively disable and destroy abnormal blood vessels that provide solid tumors a means of growth and survival and also are associated with visual impairment in a number of ophthalmological diseases and conditions. To date, more than 400 subjects have been treated with ZYBRESTAT™, our lead candidate, in human clinical trials, and the drug candidate has generally been observed to be well-tolerated.
     We expect cash on hand, plus the proceeds of our at-the-market equity offering sales agreement received in April and May as described in this prospectus, to fund our operations through August 2011. If we are unable to access additional funds when needed, we will not be able to continue the development of our product candidates and could be required to delay, scale back or eliminate some or all of our development programs and other operations. Such funding may not be available to us on acceptable terms, or at all. If we fail to secure financing before the end of August 2011, we would be forced to cease all of our clinical and other activities. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” above for a more detailed discussion of our liquidity. Any additional equity financing, which may not be available to us or may not be available on favorable terms, most likely will be dilutive to our current stockholders and debt financing, if available, may involve restrictive covenants. If we access funds through collaborative or licensing arrangements, we may be required to relinquish rights to some of our technologies or product candidates that we would otherwise seek to develop or commercialize on our own, on terms that are not favorable to us. Our ability to access capital when needed is not assured and, if not achieved on a timely basis, will materially harm our business, financial condition and results of operations. These conditions raise substantial doubt about our ability to continue as a going concern. The Report of Independent Registered Public Accounting Firm at the beginning of the Consolidated Financial Statements section of this prospectus includes a going concern explanatory paragraph.
ZYBRESTAT for Oncology
     We are currently pursuing the development of ZYBRESTAT, a reversible tubulin binding agent that works by disrupting the network of blood vessels, or vasculature, within tumors, also referred to as vascular disruption. ZYBRESTAT selectively targets the existing abnormal vasculature found specifically in most solid tumors and causes endothelial cells in that vasculature to become round and block the flow of blood to the tumor. The downstream tumor environment is then deprived of oxygen, and the resulting restriction in blood supply kills the cells in the central portion of the tumor. Based on ZYBRESTAT’s positive activity observed in animal models, we have conducted multiple clinical trials of ZYBRESTAT in a variety of tumor types. Currently, we are pursuing clinical trials of ZYBRESTAT in patients with anaplastic thyroid cancer (ATC), non-small cell lung cancer (NSCLC) and ovarian cancer.
     FACT (fosbretabulin in anaplastic cancer of the thyroid) trial — Phase 2/3 study with ZYBRESTAT in anaplastic thyroid cancer (ATC)
     In earlier Phase 1 studies of ZYBRESTAT in ATC, clinical investigators observed several objective responses in treatment with ZYBRESTAT, including a complete response lasting more than 13 years, in patients with ATC. A subsequent Phase 2 study in 26 ATC patients showed a 23% rate of one year survival in a disease where median expected survival of patients is approximately 3-4 months from the time of diagnosis and fewer than 10% of patients are typically alive at one year.
     Based on this encouraging data, we completed a Special Protocol Assessment, or SPA, process with the U.S. Food and Drug Administration, or FDA, in 2007, for a Phase 2/3 study, which we refer to as the FACT trial, in which ZYBRESTAT was to be evaluated in 180 patients as a potential treatment for ATC. ATC is a highly aggressive and lethal malignancy for which there are currently no approved therapeutics and extremely limited treatment options.
     ZYBRESTAT was awarded orphan drug status by the FDA and the European Commission in the European Union for the treatment of advanced ATC and for the treatment of medullary, Stage IV papillary and Stage IV follicular thyroid cancers. The FDA also granted Fast Track designation to ZYBRESTAT for the treatment of regionally advanced and/or metastatic ATC.
     The primary endpoint for the FACT trial is overall survival. Eligible patients with histologically or cytologically confirmed ATC were randomized either to the treatment arm of the study, in which they received ZYBRESTAT in combination with the chemotherapeutic agents carboplatin and paclitaxel, or to the control arm of the study, in which they received only carboplatin and paclitaxel. Central pathology review by external pathologists not associated with the study was utilized to confirm the histological diagnosis.
     The FACT trial began enrolling patients in 2007. A total of 40 clinical sites in 11 countries participated in this clinical study, which was conducted in accordance with good clinical practice guidelines and the SPA. Due to the rarity of the disease and the fact that most of the patients screened for the study either died or no longer met the trial’s inclusion criteria, the enrollment period spanned more than twice the planned 18 month period. As a result of both the length of the enrollment period and financial constraints affecting us, in February 2010, we chose to continue to treat and follow all 80 patients who were enrolled in the Phase 2/3 FACT clinical trial in ATC in accordance with the SPA, but to stop further enrollment. Initial data from this trial was presented at both the 14th International Thyroid Congress on September 12, 2010 in Paris, France and the 35th European Society of Medical Oncology Congress on October 11, 2010 in Milan, Italy. At these meetings, we reported data suggesting a one-month benefit in overall survival in patients receiving ZYBRESTAT in combination with chemotherapy. Of particular note was the fact that the one year survival rate was more than doubled from 9% to 23% for patients receiving chemotherapy plus ZYBRESTAT. The additional data we presented in October also included some pre-defined subgroup analyses that confirmed the overall survival benefit initially observed, and also indicated that ZYBRESTAT improved the survival of patients with the most advanced stages of the disease, as well as patients who had been heavily pretreated with surgery, radiation or chemotherapy. We expect to present data from an additional event-driven survival analysis among the 80 enrolled patients at the American Society of Clinical Oncology (ASCO) conference in June 2011.
     The FDA has been informed that enrollment in this study was halted at 80 patients and that we expected that the SPA would no longer be applicable. The orphan drug status and the expedited review designations have not been affected by the halted enrollment in the Phase 2/3 study. On March 16, 2011, we met with the FDA to discuss the results of this study and a potential path forward. The FDA indicated at the meeting that the data from the FACT trial are suggestive of possible clinical activity that may warrant continued development, and that to seek regulatory approval, we should plan to conduct an additional clinical trial with a survival endpoint. The FDA also confirmed that, as we expected, the SPA that had been agreed upon at the start of the study is no longer in effect.
     FALCON (fosbretabulin in advanced lung oncology) trial — randomized, controlled Phase 2 study with ZYBRESTAT in non-small cell lung cancer
     We are currently evaluating ZYBRESTAT in a 63-patient, randomized, controlled Phase 2 clinical trial, which we refer to as the FALCON trial, as a potential first-line treatment for non-small cell lung cancer, or NSCLC. In the FALCON trial, patients are randomized either to the treatment arm of the study, in which they receive ZYBRESTAT (CA4P) in combination with the chemotherapeutic agents, carboplatin and paclitaxel, and bevacizumab, a drug that interferes with blood vessel growth, or angiogenics, or to the control arm of the study, in which they receive a standard combination regimen of carboplatin, paclitaxel and bevacizumab. We believe that this study will suggest a benefit of ZYBRESTAT in NSCLC therapy. We further believe these data could be used to design a pivotal registration program with ZYBRESTAT in NSCLC and more generally, provide clinical validation supporting further evaluation of ZYBRESTAT in combination with commonly used anti-angiogenic therapeutics that act by selectively inhibiting a particular blood vessel growth path, namely, the vascular endothelial growth factor, or VEGF, pathway.
     We presented an update of the safety and clinical activity data for this trial at the European Organization for Research and Treatment of Cancer symposium in November 2010 in Berlin, Germany. The updated interim data showed that the median time to progression for patients receiving ZYBRESTAT plus bevacizumab and chemotherapy was 9.5 months, compared with a median time to progression of 8.8 months for patients receiving bevacizumab and chemotherapy alone. Of the patients in the study arm (ZYBRESTAT combined with bevacizumab and carboplatin/paclitaxel chemotherapy), 50% achieved a partial response, compared with the control arm

(bevacizumab and chemotherapy) of the trial, where only 38% of patients achieved a partial response. The combination regimen including ZYBRESTAT was observed to be well-tolerated with no significant cumulative toxicities when compared with the control arm of the study. We expect to present the overall survival data from this study at the ASCO conference in June 2011.
     ZYBRESTAT in ovarian cancer
     On June 1, 2009, we reported positive final data from an investigator-sponsored Phase 2 study of ZYBRESTAT and carboplatin plus paclitaxel chemotherapy in patients with platinum-resistant ovarian cancer at the 2009 ASCO Annual Meeting. Of 44 patients enrolled in the study, 11 (25%) had confirmed partial responses as determined by the Gynecologic Cancer Inter Group (GCIG) response criteria, i.e., response by tumor imaging (RECIST) and/or ovarian cancer biomarker (CA-125) criteria. An additional 4 patients had unconfirmed partial responses, and stable disease responses were reported in an additional 16 patients. The combination regimen of ZYBRESTAT and carboplatin plus paclitaxel chemotherapy was observed to be well-tolerated with approximately half of the patients completing all 6 cycles of therapy.
     Based on the results of this Phase 2, single-arm, two-stage study, in February 2011, we announced that we have entered into a Cooperative Research and Development Agreement (CRADA) with the National Cancer Institute’s (NCI) Cancer Therapy Evaluation Program (CTEP) to collaborate on the conduct of a randomized Phase 2 trial of ZYBRESTAT in combination with bevacizumab in up to 110 patients with relapsed, platinum-sensitive ovarian cancer. Under the terms of the agreement, we will provide ZYBRESTAT to NCI for an NCI-sponsored study conducted by the Gynecologic Oncology Group (GOG), an organization dedicated to clinical research in the field of gynecologic cancer. The aim of the trial will be to determine if the combination of ZYBRESTAT and bevacizumab will enhance anti-tumor effects and further delay tumor progression when compared to bevacizumab alone. We anticipate that investigators will initiate enrollment in this Phase 2 study in the first half of 2011. The primary endpoint of the study will be progression-free survival, with results expected to become available in early 2013.
     Further development of our ongoing clinical trials will depend on continuing analysis and results of these ongoing clinical studies and our cash resources at that time.
     Possible areas for future development
     We believe that, if successful, the ongoing ZYBRESTAT for oncology clinical trial program will establish a compelling rationale for further development of ZYBRESTAT as a treatment for:

•	aggressive and difficult-to-treat solid tumors;

•	use in combination with chemotherapy in a variety of solid tumors, particularly those in which carboplatin and/or paclitaxel chemotherapy are commonly used; and

•	use in combination with commonly used drugs, such as bevacizumab, that interfere with blood vessel growth, or angiogenics, in various solid tumor indications.

     We believe these areas for potential further development collectively represent a significant unmet medical need and thus a significant potential commercial market opportunity that includes cancers of the thyroid, ovary, kidney, liver, head and neck, breast, lung, skin, brain, colon and rectum.
     OXi4503, a unique, second generation VDA for oncology indications
     We are currently pursuing development of OXi4503, a second-generation, dual-mechanism VDA, as a treatment for certain solid tumor types and, as a more recent development, for the treatment of myeloid leukemias. We believe that OXi4503 is differentiated from other VDAs by its dual-action activity: in addition to having potent vascular disrupting effects, OXi4503 is unique in that certain enzymes in the human body can help convert it to a form of chemical that has direct tumor cell killing effects. We believe this unique property may result in enhanced anti-tumor activity in certain tumor types as compared with other VDA drug candidates. Based on data from preclinical studies, we believe that OXi4503 may have enhanced activity in tumor types with relatively high levels of the enzymes that facilitate the conversion of OXi4503 to the form of chemical that kills tumor cells. These tumor types include hepatocellular carcinoma, melanoma, and leukemias of the myeloid lineage. In preclinical studies, OXi4503 has shown potent anti-tumor activity against solid tumors and acute myeloid leukemia models, both as a single agent and in combination with other cancer treatment modalities.
     We have completed a Phase 1 clinical trial of OXi4503 in patients with advanced solid tumors sponsored by Clinical Research United Kingdom. In collaboration with us, Professor Gordon Rustin and colleagues from the Mount Vernon Cancer Research Centre, UK and other institutions in the United Kingdom, reported positive final data from this study at the 2010 ASCO Annual Meeting. In this study, 45 patients with advanced solid tumors who had declined or were unresponsive to standard treatment were treated with escalating doses of OXi4503. Partial responses were observed in two patients with epithelial ovarian cancer and stable disease was observed in 9 patients. OXi4503 was also observed to be well-tolerated in this study. To date, OXi4503 has been observed to have a manageable side-effect profile similar to that of other agents in the VDA class, potential single-agent clinical activity, and effects on tumor blood flow and tumor metabolic activity, as determined with several imaging modalities. We also evaluated escalating doses of OXi4503 in an ongoing OXiGENE-sponsored Phase 1b trial, initiated in the first quarter of 2009 in patients with solid tumors with hepatic involvement. This study confirmed the recommended dose established in the first Phase 1 study. Patient follow-up and final analysis of the data from the latter trial is ongoing.
     Based on the results of preclinical studies published in the journal Blood in September 2010 that show OXi4503 has potent activity against acute myelogenous leukemia (AML) in animal models, we entered into a clinical trial agreement pursuant to which investigators at the University of Florida initiated an investigator sponsored Phase 1 study of OXi4503 in patients with AML or myelodysplastic syndrome (MDS) in the first half of 2011. This open-label, dose-escalating study for the treatment of up to 36 patients is being conducted in patients with relapsed or refractory AML and MDS and will evaluate the safety profile, maximum tolerated dose and biologic activity of OXi4503 in these patients. We expect that initial indications of biologic activity from this study may be available as early as the first half of 2012.
     The general direction of future development of OXi4503 — for solid tumors or hematologic indications — will depend on the outcome of the analysis of both the solid tumor studies and the study in AML, as well as available financial resources and potential partnering activities.
     ZYBRESTAT for Ophthalmology
     In addition to developing ZYBRESTAT as an intravenously administered therapy for oncology indications, we have undertaken an ophthalmology research and development program with ZYBRESTAT with the ultimate goal of developing a topical formulation of ZYBRESTAT for ophthalmological diseases and conditions that are characterized by abnormal blood vessel growth within the eye that result in loss of vision. Previously, we reported results at the 2007 annual meeting of the Association for Research in Vision and Ophthalmology, or ARVO, from a Phase 2 study in patients with myopic macular degeneration in which all patients in the study met the primary clinical endpoint of vision stabilization at three months after study entry.
     In December 2010, we completed a randomized, double-masked, placebo-controlled Phase 2 proof-of-mechanism trial, which we refer to as the FAVOR trial, with a single dose of intravenously-administered ZYBRESTAT in patients with polypoidal choroidal vasculopathy (PCV), a form of choroidal neovascularization, which is a condition where new blood vessels form in the choroid, a part of the eye, and which can lead to vision loss and, ultimately, blindness. Current therapies, including approved drugs that interfere with blood vessel growth, known as anti-angiogenics, appear to provide limited benefit. We believe that the architecture of the abnormal vasculature in certain eye tissues, namely the retina and choroid, which contribute to PCV patients’ loss of vision, may be particularly susceptible to treatment with a VDA such as ZYBRESTAT.
     We believe that PCV represents an attractive target indication and development pathway for ZYBRESTAT. Unlike wet age-related macular degeneration, an indication for which several anti-angiogenic drugs are approved or prescribed off-label, conducting clinical studies of ZYBRESTAT in patients with ophthalmologic indications not yet approved for treatment with such anti-angiogenic drugs could potentially prove to reduce development time and expense. The objectives of the FAVOR trial and the ongoing preclinical program of ZYBRESTAT in ophthalmology are:

•	determine the therapeutic utility of ZYBRESTAT in PCV, and visualize the effect of ZYBRESTAT on the vasculature of the polyps associated with PCV;

•	determine blood concentrations of drug required for activity in humans and thereby estimate, with the benefit of preclinical data, an appropriate dose of topically-administered ZYBRESTAT to be evaluated in subsequent human clinical studies; and

•	further evaluate the feasibility of developing a topical formulation of ZYBRESTAT for ophthalmological indications.

     Findings from the Phase 2 study, including effects on retinal thickness and retinal bleeding, are expected to be presented at a future ophthalmology meeting.
     We believe that a safe, effective and convenient topically-administered anti-vascular therapeutic would have advantages over currently approved anti-vascular, ophthalmological therapeutics, many of which must be injected directly into patients’ eyes, in some cases on a chronic monthly basis.
     For this purpose we have been developing a potential “minitab” topical formulation of ZYBRESTAT which has demonstrated attractive pharmacokinetic and safety properties and efficacy in destroying abnormal vasculature in a rat choroidal melanoma model following administration in the eye. We believe that a topical formulation would enhance our partnering opportunities to further develop ZYBRESTAT in diseases of the eye.
     To date, we have completed preclinical testing that indicated that ZYBRESTAT has activity in six different preclinical ophthalmology models, including a model in which ZYBRESTAT was combined with an approved drug that interferes with blood vessel growth, or anti-angiogenic agents. We have also completed multiple preclinical studies suggesting that ZYBRESTAT, when applied topically to the surface of the eye at doses that appear to be well-tolerated, penetrates to the retina and choroid in quantities that we believe should be sufficient for therapeutic activity.
     We are also evaluating the requirements for additional preclinical toxicology and efficacy studies with ZYBRESTAT for topical ophthalmological formulations to better position the program for partnering. Further development of this program will depend on the outcome of our evaluation of these requirements and available financial resources.
Our Development Programs and Product Candidates
     The following table outlines the ongoing, recently completed and planned clinical development programs for our current product candidates:
ZYBRESTAT for Oncology

Study Design and
Indication	Number of Subjects (n)	Regimen	Sponsor	Status
AnaplasticThyroid	FACT Trial — Phase	carboplatin +	OXiGENE	Enrollment
Cancer (ATC)	2/3 Randomized,	paclitaxel ±		complete
	Controlled Pivotal	ZYBRESTAT
Registration Study
(n=180) Enrollment
terminated at 80
patients in February 2010)

1st-line Non-small	FALCON Trial -	carboplatin +	OXiGENE	Enrollment
Cell Lung Cancer (NSCLC)	Phase 2 Randomized,	paclitaxel +		complete
	Controlled Study (n=60)	bevacizumab ±
ZYBRESTAT

Platinum-resistant	Phase 2 Simon	ZYBRESTAT +	Cancer Research	Complete —
Ovarian Cancer	Two-Stage Design	carboplatin +	UK	results published
	Study (n=44)	paclitaxel

Study Design and
Indication	Number of Subjects (n)	Regimen	Sponsor	Status
Platinum-relapsed	Phase 2 Randomized	ZYBRESTAT ±	GOG and	CRADA executed;
but platinum sensitive	Controlled	bevacizumab	NCI/CTEP	planned for 2011
Ovarian Cancer	Study (n=110)
OXi4503 for Oncology

Study Design and
Indication	Number of Subjects (n)	Regimen	Sponsor	Status
Acute Myelogenous Leukemia and Myelodysplastic Syndromes	Phase 1 Dose-Escalation Study (n=36)	OXi4503	University of Florida	Agreement executed; planned for 2011

Solid Tumors with Hepatic Tumor burden	Phase 1b Dose-Ranging Study (n=18 in Phase 1b portion)	OXi4503	OXiGENE	Enrollment complete

Refractory Solid Tumors	Phase 1 Dose-Escalation Study	OXi4503	Cancer Research UK	Enrollment complete; results
published
ZYBRESTAT for Ophthalmology

Study Design and
Indication	Number of Subjects (n)	Regimen	Sponsor	Status
Proof-of-mechanism	Phase 2	ZYBRESTAT	OXiGENE	Enrollment
Study in Polypoidal	Randomized,	(intravenous-route)		complete
Choroidal Vasculopathy (PCV)	Double-Masked,
Placebo-controlled,
Single-dose Study (n=20)
Company Background
     We are a Delaware corporation, incorporated in 1988 in the state of New York and reincorporated in 1992 in the state of Delaware, with our principal corporate office in the United States at 701 Gateway Boulevard, Suite 210, South San Francisco, California 94080 (telephone: (650) 635-7000, fax: (650) 635-7001). We also have an office at 300 Bear Hill Road, Waltham, Massachusetts 02451. Our Internet address is www.OXiGENE.com. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports, are available to you free of charge through the “Investors” section of our web site as soon as reasonably practicable after such materials have been electronically filed with, or furnished to, the Securities and Exchange Commission. Information contained on our web site does not form a part of this prospectus.
VASCULAR DISRUPTING AGENTS: ANTI-VASCULAR THERAPEUTICS THAT ADDRESS A LARGE POTENTIAL MARKET OPPORTUNITY
     According to Cancer Research UK, a cancer organization in the United Kingdom, nearly 90% of all cancers, more than 200 types, are solid tumors, which are dependent upon a continually developing vascular supply for their growth and survival. Similarly, in the ophthalmology field, abnormal neovascularization characterizes a variety of ophthalmological diseases and conditions, including corneal neovascularization, central retinal vein occlusion, proliferative diabetic retinopathy, retinopathy of prematurity, sickle cell retinopathy, myopic macular degeneration (MMD), age-related macular degeneration (AMD), and neovascular glaucoma.
     Since 2004, multiple drugs that interfere with blood vessel growth, or anti-angiogenics (see table below), have been approved for a variety of cancer and ophthalmology indications, and development of approved anti-angiogenic drugs for new indications continues. Physician adoption of these first-generation anti-vascular drugs has been rapid and continues to accelerate.

     We believe that our VDA drug candidates are second-generation anti-vascular drugs that differ from and are complementary and non-competitive with anti-angiogenic agents. Similar to anti-angiogenic agents, our VDA drug candidates are anti-vascular drugs that exert therapeutic effects by depriving tumors — and in the case of eye disease, ocular lesions — of blood supply. We also believe that our VDA therapeutics may be better tolerated than anti-angiogenic drugs and may potentially have utility in later-stage tumors that have become unresponsive to anti-angiogenic therapies.
     In September 2006, we announced the publication of a research article in the journal Science that provided strong scientific evidence for combining VDAs with anti-angiogenic agents such as bevacizumab, a widely-used anti-angiogenic drug that acts by inhibiting VEGF, a pro-angiogenic growth factor. In this article, Professor Kerbel and Dr. Shaked from Sunnybrook Cancer Centre in Canada demonstrated that the combination of ZYBRESTAT and an anti-angiogenic agent (an anti-VEGF-receptor antibody) had synergistic effects on tumors.
     In December 2007, we completed a Phase 1b clinical trial to evaluate ZYBRESTAT in combination with bevacizumab (an approved and widely-used anti-VEGF monoclonal antibody) in patients with advanced solid tumors. This was the first human clinical trial to pair a vascular disrupting agent and an anti-angiogenic drug in the treatment of cancer, specifically in patients who had failed previous treatments and were in advanced stages of disease. The trial was an open-label, multi-center trial designed to determine the safety and tolerability of ascending doses of ZYBRESTAT administered intravenously in combination with bevacizumab. Three dose levels of ZYBRESTAT were evaluated in combination with an approved dose of bevacizumab. In May of 2008, we reported final data from the trial showing that the two-drug combination appeared to be well-tolerated with early signs of clinical efficacy (9 of 16 patients with stable disease responses with prolonged stable disease observed in several patients) and additive effects on tumor blood-flow inhibition.
     We believe that these pre-clinical and clinical research results suggest combining VDA and anti-angiogenic therapies may be a compelling strategy to maximize the therapeutic potential of VDAs and anti-angiogenic drugs in the treatment of solid tumors. We believe the potential ability to synergistically combine VDA drugs with anti-angiogenic therapeutics affords it a wide range of future development and commercialization options with our VDA drug candidates, including tumor types and treatment settings where anti-angiogenic drugs are commonly utilized, as well as those where anti-angiogenic agents are either poorly tolerated, ineffective, no longer effective, or not commonly utilized.
     As illustrated in the table below, VDA and anti-angiogenic drugs act via different mechanisms to produce complementary biological and anti-vascular effects with mostly non-overlapping side effects. In pre-clinical studies, VDA plus anti-angiogenic drug combinations demonstrate robust and additive anti-tumor effects. Results from initial human clinical studies conducted by us with combinations of ZYBRESTAT and the widely-used anti-angiogenic drug, bevacizumab, provide support and initial clinical validation for combining these agents to significantly increase clinical activity without significantly increasing side-effects.

	1ST-Generation Anti-Vascular Drugs	2ND-Generation Anti-Vascular Drugs
	Anti-Angiogenic Drugs (bevacizumab, ranibizumab, sorafenib, sunitinib, pegaptanib, etc.)	OXiGENE VDA Drug Candidates (ZYBRESTAT, OXi4503)

Biological Effect	Prevent formation and growth of new blood vessels throughout the body	Selectively occlude and collapse pre-existing tumor vessels

Mechanism	Continuously inhibit pro-angiogenic growth factor signaling (e.g., VEGF) Promiscuous for all angiogenesis	Intermittently and reversibly collapses abnormal blood vessels that feed tumors

Selectively blocks the formation of tumor vessel and other abnormal

	1ST-Generation Anti-Vascular Drugs	2ND-Generation Anti-Vascular Drugs
vessel tissue junctions by disrupting the cell junctional protein VE-cadherin

ZYBRESTAT half-life is approximately 4 hours

Selective for abnormal vasculature characteristic of tumors and certain eye lesions

Rapidity of Effect	Weeks	Hours

Side Effects	Vascular and non-vascular side-effects, some of which are chronic in nature, e.g., chronic hypertension, wound-healing impairment, hemorrhage/ hemoptysis, gastrointestinal perforation, proteinuria/nephrotic syndrome, thromboembolic events, etc.	Transient and manageable, typical of a “vascularly active” chronic disease (e.g., transient and manageable hypertension)

Mostly non-overlapping with anti-angiogenics

Compare favorably with anti-angiogenics
     We believe our VDA drug candidates act on tumor blood vessels via two complementary mechanisms, tubulin depolymerization and disengagement of the junctional protein VE-cadherin, which cause shape change of tumor vascular endothelial cells, vessel occlusion and collapse, and the subsequent blockage of blood-flow to the tumor, which deprives it of oxygen and nutrients essential for survival.
     In vitro studies have demonstrated that our VDA drug candidates act in a reversible fashion on a protein called tubulin inside newly-formed and growing endothelial cells, such as the vascular endothelial cells comprising tumor vasculature. By binding to the tubulin, ZYBRESTAT is able to collapse the structural framework that maintains the cells’ flat shape. When this occurs, the shape of the cells changes from flat to round, initiating a cascade of events resulting in physical blockage of the blood vessels. The resulting shutdown in blood-flow then deprives tumor cells of the oxygen and nutrients necessary for maintenance and growth and also prevents tumor cells from being able to excrete toxic metabolic waste products. The consequence of the blockage is extensive tumor cell death, as demonstrated in animal studies and suggested in imaging studies of human patients treated with ZYBRESTAT and OXi4503.
     Pre-clinical research, published in the November 2005 issue of the Journal of Clinical Investigation, showed that ZYBRESTAT also disrupts the molecular engagement of VE-cadherin, a junctional protein important for endothelial cell survival and function. The authors of the research article conclude that this effect only occurs in endothelial cells which lack contact with smooth muscle cells, a known feature of abnormal vasculature associated with tumors and other disease processes. The disengagement of VE-cadherin leads to endothelial cell detachment, which in turn, can cause permanent physical blockage of vessels.
     Pre-clinical and clinical study results indicate that ZYBRESTAT exerts anti-vascular effects rapidly, within hours of administration, and the half-life of the active form of ZYBRESTAT in humans is approximately four hours. Because the half-life of the active form of ZYBRESTAT is relatively short, the effects of ZYBRESTAT on tubulin are reversible, and ZYBRESTAT is typically administered no more frequently than once per week, the side-effects of ZYBRESTAT are typically transient in nature, limited to the period of time following administration when the active form of ZYBRESTAT is in the body in significant concentrations. This contrasts with drugs that interfere with blood vessel growth, known as anti-angiogenic agents, which are typically administered on a chronic basis so as to constantly maintain levels of drug in the body, exert their tumor blood-vessel growth inhibiting effects over days to weeks, and as a result can cause a variety of chronic side-effects that are not limited to the immediate period following administration.
     In contrast with anti-angiogenic agents, which can cause a variety of chronic side-effects, side-effects associated with ZYBRESTAT are typically transient and manageable. The most frequent ZYBRESTAT side-effects include infusion-related side effects such as nausea, vomiting, headache and fatigue, and tumor pain, which is consistent with the drug’s mechanism-of-action. Like approved anti-angiogenic drugs, ZYBRESTAT also exhibits cardiovascular effects, which in the majority of patients are mild and transient in nature. Approximately 10-20% of patients treated with ZYBRESTAT experience clinically-significant and transient hypertension that can be readily managed and prevented after initial occurrence with straightforward oral anti-hypertensive therapy. In an analysis undertaken by us, the incidence of serious cardiovascular side-effects such as angina and myocardial ischemia observed across all studies to date (including early studies in which hypertension management and prevention was not employed) was less than 3%, a frequency comparable to that reported with approved anti-angiogenic agents such as bevacizumab, sunitinib and sorafenib.
     In September 2010, a research article published in the journal Blood demonstrated that, in a systemic model of human leukemia growing in mice, OXi4503 had significant anti-leukemic activity when used as single agent. In this article, Dr. Cogle and colleagues from the University of Florida in Gainesville provided evidence that the single agent activity of OXi4503 was greater than that obtained with the anti-angiogenic agent bevacizumab. In addition they attributed this anti-leukemic activity to several mechanisms including both its effect on blood vessels and a direct effect on leukemia cells mediated via its oxidation to a reactive quinine moiety and the associated production of oxygen radicals.
     Preclinical Discovery Research
     Under a sponsored research agreement with Baylor University, we are pursuing discovery and development of additional novel, small-molecule therapeutics for the treatment of cancer, including small-molecule cathepsin-L inhibitors and hypoxia-activated VDAs. Cathepsin-L is an enzyme involved in protein degradation and has been shown to be closely involved in the processes of angiogenesis and metastasis. Small molecule inhibitors may have the potential to slow tumor growth and metastasis in a manner we believe could be complementary with our VDA therapeutics. We also believe that our hypoxia-activated VDAs could serve as line-extension products to ZYBRESTAT and/or OXi4503.
     RESEARCH AND DEVELOPMENT AND COLLABORATIVE ARRANGEMENTS
     Our strategy is to develop innovative therapeutics for oncology and to leverage our drug candidates and technology in the field of ophthalmology. Our principal focus, in the foreseeable future, is to advance the clinical development of our drug candidates ZYBRESTAT and OXi4503 and to identify new pre-clinical candidates that are complementary to our VDAs. To advance its strategy, we have established relationships with universities, research organizations and other institutions in these fields.
     We intend to broaden these relationships, rather than expand our in-house research and development staff. In general, these programs are created, developed and controlled by our internal management. Currently, we have collaborative agreements and arrangements with a number of institutions in the United States and abroad, which we utilize to perform the day-to-day activities associated with drug development. In 2010, collaborations were ongoing with a variety of university and research institutions, including the following:
•	Baylor University, Waco, Texas;

•	Beth Israel Deaconess Medical Center, Boston, Massachusetts;

•	University of Oxford, Oxford United Kingdom; and

•	University College London, London, United Kingdom.

     We have secured a technology license from Arizona State University (ASU). The ASU license is an exclusive, world-wide, royalty-bearing license for commercial development, use and sale of products or services covered by certain patent rights to particular combretastatins, including among others, OXi4503. Under the ASU license, we have the right to grant sublicenses. ASU is entitled to single-digit royalty and milestone payments under the license agreement. We bear the costs of preparing, filing, prosecuting and maintaining all patent applications under the ASU license. Under the license agreement, we have agreed to diligently proceed with the development, manufacture and sale of products using the licensed technology. ASU has the first responsibility of enforcing patents under the license agreement. Either party may terminate the license agreement upon material default or bankruptcy of the other party. Payments made to ASU to date have amounted to $2,500,000. The agreement is to terminate on December 31, 2014 or within two months of receipt of written notice of termination from us.
     We also have a license from Baylor University. The Baylor license is an exclusive license to all novel compositions developed for the treatment of vascular disorders, inflammation, parasitic diseases and infections, fungal diseases and infections and/or cancer. We have the right to grant sublicenses under the Baylor license. The agreement with Baylor stipulates that low-single-digit royalties will be paid by us should sales be generated through use of Baylor’s compounds, or a minimum annual royalty payment of $20,000. We are not required to pay Baylor for use of Baylor’s compounds other than pursuant to this royalty arrangement. We are entitled to file, prosecute and maintain patent applications on products for which it has a license under this agreement. We have made a one-time payment of $50,000 for the licensing fee that was used as a credit against research expenses generated by Baylor. Either party may terminate the license agreement upon material default of the other party. The term of the license shall end upon the expiration of the licensed patents.
     We also have an exclusive, world-wide, royalty-bearing license from Bristol-Myers Squibb (BMS) for commercial development, use and sale of products or services covered by certain patent rights to particular combretastatins, including among others, ZYBRESTAT. Under the BMS license, we have the right to grant sublicenses. BMS is entitled to low-single-digit royalty payments under the license agreement. All licensing fees and milestone payments under the license agreement, in the aggregate amount of $1,080,000, have been paid. We bear the costs of preparing, filing, prosecuting and maintaining all patent applications under the BMS license and have a right, but not a duty, of enforcing patents covered by the license. Either party may terminate the license upon material default of the other party. The term of the license shall end upon the expiration of the licensed patents. The latest United States patent licensed under this agreement is scheduled to expire in December 2021.
     Symphony Transaction
     In October 2008, we announced a strategic collaboration with Symphony Capital Partners, L.P. (Symphony), a private-equity firm, under which Symphony agreed to provide up to $40,000,000 in funding to support the advancement of ZYBRESTAT for oncology, ZYBRESTAT for ophthalmology and OXi4503. In connection with the collaboration, we granted Symphony ViDA, Inc., a newly-created drug development company, exclusive licenses to ZYBRESTAT for use in ophthalmologic indications and OXi4503.
     Under the collaboration, we entered into a series of related agreements with Symphony Capital LLC, Symphony ViDA, Symphony ViDA Holdings LLC (Holdings) and related entities, including a Purchase Option Agreement, a Research and Development Agreement, a Technology License Agreement and an Additional Funding Agreement. In addition, we entered into a series of related agreements with Holdings, including a Stock and Warrant Purchase Agreement and a Registration Rights Agreement.
     Pursuant to these agreements, Holdings formed and capitalized Symphony ViDA in order (a) to hold certain intellectual property related to the programs which were exclusively licensed to Symphony ViDA under the Technology License Agreement and (b) to fund commitments of up to $25,000,000. The funding was intended to support preclinical and clinical development by us, on behalf of Symphony ViDA, of the programs.
     We issued to Holdings, pursuant to the Stock and Warrant Purchase Agreement, an aggregate of 675,675 shares of our common stock and warrants at a price of $22.20 per share, which was the closing price of its common stock on the NASDAQ Global Market on September 30, 2008, the day before we entered into the Symphony transaction.

     In addition, pursuant to the Purchase Option Agreement, we issued to Holdings an aggregate of 180,180 shares of our common stock with a fair value of $4,000,000 as consideration for the Purchase Option.
     On July 2, 2009, OXiGENE, Holdings and Symphony ViDA entered into a series of related agreements pursuant to which we exercised the Purchase Option under terms set forth in an amended and restated purchase option agreement, and OXiGENE and Holdings also entered into an amended and restated registration rights agreement.
     We closed on the amended Purchase Option on July 20, 2009 and issued 500,000 shares of our common stock to Holdings at the closing in exchange for all of the equity of Symphony ViDA. In addition, upon the closing of the Purchase Option, we re-acquired all of the rights to the programs, and the approximately $12,400,000 in cash held by Symphony ViDA at the time of the closing became available for use for our general corporate purposes.
     REGULATORY MATTERS
     Government Regulation and Product Approval
     Government authorities in the United States, at the federal, state and local level, and other countries extensively regulate, among other things, the research, development, testing, manufacture, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, marketing and export and import of products such as those we are developing. Our drugs must be approved by FDA through the new drug application, or NDA, process before they may be legally marketed in the United States.
     U.S. Drug Development Process
     In the United States, the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act, or FDCA, and implementing regulations. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local, and foreign statutes and regulations require the expenditure of substantial time and financial resources. Failure to comply with the applicable United States requirements at any time during the product development process, approval process or after approval, may subject an applicant to administrative or judicial sanctions. These sanctions could include the FDA’s refusal to approve pending applications, withdrawal of an approval, a clinical hold, warning letters, product recalls, product seizures, total or partial suspension of production or distribution injunctions, fines, refusal of government contracts, restitution, disgorgement, or civil or criminal penalties. Any agency or judicial enforcement action could have a material adverse effect on us. The process required by the FDA before a drug may be marketed in the United States generally involves the following:
•	completion of pre-clinical laboratory tests, animal studies and formulation studies according to Good Laboratory Practices or other applicable regulations;

•	submission to the FDA of an investigational new drug application, or IND, which must become effective before human clinical trials may begin;

•	performance of adequate and well-controlled human clinical trials according to Good Clinical Practices to establish the safety and efficacy of the proposed drug for its intended use;

•	submission to the FDA of an NDA;

•	satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the drug is produced to assess compliance with current good manufacturing practice, or cGMP, to assure that the facilities, methods and controls are adequate to preserve the drug’s identity, strength, quality and purity;

•	satisfactory completion of FDA inspections of clinical sites and GLP toxicology studies; and

•	FDA review and approval of the NDA.
     The testing and approval process requires substantial time, effort and financial resources, and we cannot be certain that any approvals for our product candidates will be granted on a timely basis, if at all.
     Once a pharmaceutical candidate is identified for development it enters the pre-clinical testing stage. Pre-clinical tests include laboratory evaluations of product chemistry, toxicity and formulation, as well as animal studies. An IND sponsor must submit the results of the pre-clinical tests, together with manufacturing information and analytical data, to the FDA as part of the IND. The sponsor will also include a protocol detailing, among other things, the objectives of the clinical trial, the parameters to be used in monitoring safety, and the effectiveness criteria to be evaluated, if the first phase lends itself to an efficacy evaluation. Pre-clinical testing continues even after the IND is submitted. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, places the clinical trial on a clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. Clinical holds also may be imposed by the FDA at any time before or during studies due to safety concerns or non-compliance.
     All clinical trials must be conducted under the supervision of one or more qualified investigators in accordance with Good Clinical Practice regulations. These regulations include the requirement that all research subjects provide informed consent. Further, an institutional review board, or IRB, must review and approve the plan for any clinical trial before it commences at any institution. An IRB considers, among other things, whether the risks to individuals participating in the trials are minimized and are reasonable in relation to anticipated benefits. The IRB also approves the information regarding the trial and the consent form that must be provided to each trial subject or his or her legal representative and must monitor the study until completed.
     Each new clinical protocol must be submitted to the IND for FDA review, and to the IRBs for approval. Protocols detail, among other things, the objectives of the study, dosing procedures, subject selection and exclusion criteria, and the parameters to be used to monitor subject safety.
     Human clinical trials are typically conducted in three sequential phases that may overlap or be combined:

•	Phase 1: The drug is initially introduced into healthy human subjects and tested for safety, dosage tolerance, absorption, metabolism, distribution and excretion. In the case of some products for severe or life-threatening diseases, especially when the product may be too inherently toxic to ethically administer to healthy volunteers, the initial human testing is often conducted in patients.

•	Phase 2: Involves studies in a limited patient population to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage.

•	Phase 3: Clinical trials are undertaken to further evaluate dosage, clinical efficacy and safety in an expanded patient population at geographically dispersed clinical study sites. These studies are intended to establish the overall risk-benefit ratio of the product and provide, if appropriate, an adequate basis for product labeling.

     During the development of a new drug, sponsors may, under certain circumstances request a special protocol assessment, or SPA, from the FDA. For example, a sponsor may request an SPA of a protocol for a clinical trial that will form the primary basis of an efficacy claim in an NDA. The request, which must be made prior to commencing the trial, must include the proposed protocol and protocol-specific questions that the sponsor would like the FDA to answer regarding the protocol design, study goals and data analysis for the proposed investigation. After receiving the request, the FDA will consider whether the submission is appropriate for an SPA. If an SPA is appropriate, the FDA will base its assessment on the questions posed by the sponsor. Comments from the FDA review team are supposed to be sent to the sponsor within 45 calendar days of receipt of the request. The sponsor may request a meeting to discuss the comments and any remaining issues and uncertainties regarding the protocol. If the sponsor and the FDA reach agreement regarding the protocol, the agreement will be documented and made part of the administrative record. This agreement may not be changed by the sponsor or the FDA after the trial begins, except (1) with the written agreement of the sponsor and the FDA or (2) if the FDA determines that a substantial scientific issue essential to determining the safety or effectiveness of the drug was identified after the testing began.
     Progress reports detailing the results of the clinical trials must be submitted at least annually to the FDA. IND Safety Reports must be submitted to the FDA, IRBs and the investigators for (a) any suspected adverse reaction that is both serious and unexpected; (b) any findings from epidemiological studies, pooled analysis of multiple studies, or clinical studies (other than those already reported in (a); (c) any findings from animal or in vitro testing, whether or not conducted by the sponsor, that suggest a significant risk in humans exposed to the drug, such as reports of mutagenicity, teratogenicity, or carcinogenicity or reports of significant organ toxicity at or near the expected human exposure; and (d) any clinically important increase in the rate of a serious suspected adverse reaction over that listed in the protocol or investigator brochure. Phase 1, Phase 2, and Phase 3 testing may not be completed successfully within any specified period, if at all. The FDA or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the research subjects or patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the drug has been associated with unexpected serious harm to patients.
     Concurrent with clinical trials, companies usually complete additional animal studies and must also develop additional information about the chemistry and physical characteristics of the drug and finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, the manufacturer must develop methods for testing the identity, strength, quality and purity of the final drug. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.
     U.S. Review and Approval Processes
     The results of product development, pre-clinical studies and clinical trials, along with descriptions of the manufacturing process, analytical tests conducted on the chemistry of the drug, proposed labeling, and other relevant information are submitted to the FDA as part of an NDA requesting approval to market the product. The submission of an NDA is subject to the payment of user fees; a waiver of such fees may be obtained under certain limited circumstances.
     In addition, under the Pediatric Research Equity Act, or PREA, an NDA or supplement to an NDA must contain data to assess the safety and effectiveness of the drug for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the drug is safe and effective. The FDA may grant deferrals for submission of data or full or partial waivers. Unless otherwise required by regulation, PREA does not apply to any drug for an indication for which orphan designation has been granted.
     The FDA reviews all NDAs submitted to ensure that they are sufficiently complete for substantive review before it accepts them for filing. The FDA may request additional information rather than accept an NDA for filing. In this event, the NDA must be resubmitted with the additional information. The resubmitted application also is subject to review before the FDA accepts it for filing. Once the submission is accepted for filing, the FDA begins an in-depth substantive review. FDA may refer the NDA to an advisory committee for review, evaluation and recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations. The approval process is lengthy and difficult and the FDA may refuse to approve an NDA if the applicable regulatory criteria are not satisfied or may require additional clinical or other data and information. Even if such data and information are submitted, the FDA may ultimately decide that the NDA does not satisfy the criteria for approval. Data obtained from clinical trials are not always conclusive and the FDA may interpret data differently than we interpret the same data. The FDA may issue a complete response letter, which may require additional clinical or other data or impose other conditions that must be met in order to secure final approval of the NDA. The FDA reviews an NDA to determine, among other things, whether a product is safe and effective for its intended use and whether its manufacturing is cGMP-compliant to assure and preserve the product’s identity, strength, quality and purity. Before approving an NDA, the FDA will inspect the facility or facilities where the product is manufactured. The FDA will also inspect selected clinical sites that participated in the clinical studies and may inspect the testing facilities that performed the GLP toxicology studies cited in the NDA.
     NDAs receive either standard or priority review. A drug representing a significant improvement in treatment, prevention or diagnosis of disease may receive priority review. In addition, products studied for their safety and effectiveness in treating serious or life-threatening illnesses and that provide meaningful therapeutic benefit over existing treatments may receive accelerated approval and may be approved on the basis of adequate and well-controlled clinical trials establishing that the drug product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit or on the basis of an effect on a clinical endpoint other than survival or irreversible morbidity. As a condition of approval, the FDA may require that a sponsor of a drug receiving accelerated approval perform adequate and well-controlled post-marketing clinical trials. Priority review and accelerated approval do not change the standards for approval, but may expedite the approval process.
     If a product receives regulatory approval, the approval may be significantly limited to specific diseases and dosages or the indications for use may otherwise be limited, which could restrict the commercial value of the product. In addition, the FDA may require us to conduct Phase 4 testing, which involves clinical trials designed to further assess a drug’s safety and effectiveness after NDA approval, and may require testing and surveillance programs to monitor the safety of approved products which have been commercialized.
     Orphan Drug Designation
     Under the Orphan Drug Act, the FDA may grant orphan drug designation to a drug intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States, or more than 200,000 individuals in the United States and for which there is no reasonable expectation that the cost of developing and making available in the United States a drug for this type of disease or condition will be recovered from sales in the United States for that drug. Orphan drug designation must be requested before submitting an NDA. After the FDA grants orphan drug designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in or shorten the duration of the regulatory review and approval process.
     If a product that has orphan drug designation subsequently receives the first FDA approval for the disease for which it has such designation, the product is entitled to orphan product exclusivity, which means that the FDA may not approve any other applications to market the same drug for the same indication, except in very limited circumstances, for seven years. Orphan drug exclusivity, however, also could block the approval of one of our products for seven years if a competitor obtains approval of the same drug as defined by the FDA or if our product candidate is determined to be contained within the competitor’s product for the same indication or disease.
     In the European Union and Japan, orphan drug exclusivity regulations provide for 10 years of marketing exclusivity for orphan drugs that are approved for the treatment of rare diseases or conditions.
     ZYBRESTAT was awarded orphan drug status by the FDA for the treatment of anaplastic, medullary, Stage IV papillary and Stage IV follicular thyroid cancers and by the European Commission in the European Union for the treatment of anaplastic thyroid cancer.
     Expedited Review and Approval
     The FDA has various programs, including Fast Track, priority review, and accelerated approval, which are intended to expedite or simplify the process for reviewing drugs, and/or provide for approval on the basis of surrogate endpoints. Even if a drug qualifies for one or more of these programs, we cannot be sure that the FDA will not later decide that the drug no longer meets the conditions for qualification or that the time period for FDA review or approval will be shortened. Generally, drugs that may be eligible for these programs are those for serious or life-threatening conditions, those with the potential to address unmet medical needs, and those that offer meaningful benefits over existing treatments. Fast Track designation applies to the combination of the product and the specific indication for which it is being studied. Although Fast Track and priority review do not affect the standards for approval, the FDA will attempt to facilitate early and frequent meetings with a sponsor of a Fast Track designated drug and expedite review of the application for a drug designated for priority review. Drugs that receive an accelerated approval may be approved on the basis of adequate and well-controlled clinical trials establishing that the drug product has an effect of a surrogate endpoint that is reasonably likely to predict clinical benefit or on the basis of an effect on a clinical endpoint other than survival or irreversible morbidity. As a condition of approval, the FDA may require that a sponsor of a drug receiving accelerated approval perform post-marketing clinical trials.
     The FDA has granted Fast Track designation to ZYBRESTAT for the treatment of regionally advanced and/or metastatic ATC.
     Foreign Regulation
     Before our products can be marketed outside of the United States, they are subject to regulatory approval similar to that required in the United States, although the requirements governing the conduct of clinical trials, including additional clinical trials that may be required, product licensing, pricing and reimbursement vary widely from country to country. No action can be taken to market any product in a country until an appropriate application has been approved by the regulatory authorities in that country. The current approval process varies from country to country, and the time spent in gaining approval varies from that required for FDA approval. In certain countries, the sales price of a product must also be approved. The pricing review period often begins after market approval is granted. Even if a product is approved by a regulatory authority, satisfactory prices may not be approved for such product.

     In Europe, marketing authorizations may be submitted at a centralized, a decentralized or national level. The centralized procedure is mandatory for the approval of biotechnology products and provides for the grant of a single marketing authorization that is valid in all European Union members’ states. As of January 1995, a mutual recognition procedure is available at the request of the applicant for all medicinal products that are not subject to the centralized procedure. There can be no assurance that the chosen regulatory strategy will secure regulatory approvals on a timely basis or at all.
     PATENTS AND PROPRIETARY RIGHTS
     We actively seeks to protect the proprietary technology that we consider important to our business, including chemical species, compositions and forms, their methods of use and processes for their manufacture, as well as modified forms of naturally-expressed receptors, in the United States and other jurisdictions internationally that it considers key pharmaceutical markets. We also rely upon trade secrets and contracts to protect our proprietary information.
     As of May 15, 2011, we were the exclusive licensee, sole assignee or co-assignee of twenty-nine (29) granted United States patents, fifteen (15) pending United States patent applications, three (3) pending Patent Cooperation Treaty international patent applications], and granted patents and/or pending applications in several other major markets, including the European Union, Canada and Japan. Our policy is to file United States and foreign patent applications to protect technology, inventions and improvements to inventions that are commercially important to the development of our business. There can be no assurance that any of these patent applications will result in the grant of a patent either in the United States or elsewhere, or that any patents granted will be valid and enforceable, or will provide a competitive advantage or will afford protection against competitors with similar technologies. We also intend to rely upon trade secret rights to protect other technologies that may be used to discover and validate targets and that may be used to identify and develop novel drugs. We seeks protection, in part, through confidentiality and proprietary information agreements.
     We consider the following United States patents owned by or exclusively licensed to us to be particularly important to the protection of our most advanced product candidates.

Product Candidate	Patent Scope	Patent Expiration
ZYBRESTAT*	Methods of modulating tumor growth or metastasis by administration of combretastatin A-4 phosphate and paclitaxel	December 2021

	Lyophilized or crystalline combretastatin A-4 phosphate tromethamine	September 2021

OXi4503**	Composition of matter for combretastatin A-1 (active)	April 2012

	Composition of matter for OXi4503 (combretastatin-A1-disodium-phosphate (OXi4503) pro-drug)	October 2021

*	In-licensed from Bristol-Myers Squibb

**	In-licensed from Arizona State University

     In addition to these patents, for some of our product candidates, we have patents and/or applications that cover a particular form or composition, used as part of combination therapy or method of preparation or use, as well as other pending patent applications. These issued patents, including any patents that issue from pending applications, could provide additional or a longer period of protection. We also have patent applications pending that seek equivalent or substantially comparable protection for our product candidates in jurisdictions internationally that we consider key pharmaceutical markets.
     The patent expiration dates referenced above do not reflect any potential patent term extension that we may receive under the federal Drug Price Competition and Patent Term Restoration Act of 1984, known as the Hatch-Waxman Act. The Hatch-Waxman Act generally permits a patent extension term of up to five years as compensation for patent term lost during the FDA regulatory review process. Patent extension cannot extend the remaining term of a patent beyond a total of 14 years. The patent term restoration period is generally one-half of the time between the effective date of an investigational new drug application, or IND, and the submission date of a new drug application, or NDA, plus the time between the submission date and approval date of an NDA. Only one patent applicable to an approved drug is eligible for the extension, and the extension must be applied for prior to expiration of the patent. The United States Patent and Trademark Office, in consultation with the FDA, reviews and approves applications for patent term extension.
     COMPETITION
     The industry in which we are engaged is characterized by rapidly evolving technology and intense competition. Our competitors include, among others, major pharmaceutical, biopharmaceutical and biotechnology companies, many of which have financial, technical and marketing resources significantly greater than ours. In addition, many of the small companies that compete with us have also formed collaborative relationships with large, established companies to support research, development, clinical trials and commercialization of products that may be competitive with ours. Academic institutions, governmental agencies and other public and private research organizations are also conducting research activities and seeking patent protection and may commercialize products on their own or through joint ventures or other collaborations.
     We are aware of a limited number of companies involved in the development of VDAs. Such companies include Sanofi-Aventis, Myrexis, Nereus and MediciNova, all of which have VDAs that management believes are at an earlier or similar stage of clinical development than our lead drug candidate, ZYBRESTAT.
     We expect that, if any of our products gain regulatory approval for sale, they will compete primarily on the basis of product efficacy, safety, patient convenience, reliability, price and patent protection. Our competitive position will also depend on our ability to attract and retain qualified scientific and other personnel, develop effective proprietary products and implement joint ventures or other alliances with large pharmaceutical companies in order to jointly market and manufacture its products.
     EMPLOYEES
     We expect to continue to maintain a relatively small number of executives and other employees. We rely on outsourcing much of our research, development, pre-clinical testing and clinical trial activity, although we maintain managerial and quality control over its clinical trials. As of May 16, 2011, we had a total of 19 employees, of which 10 were engaged in research and development and monitoring of clinical trials.
     PROPERTIES
     Our corporate headquarters is located in South San Francisco, California. In November 2008, we executed a lease for 7,038 square feet (Suite 210) of office space located in South San Francisco, California. We agreed to lease an additional 5,275 square feet (Suite 270) of office space in the same building beginning in the first quarter of 2009. The lease agreement is for an estimated 52 months. In April 2009, we executed a lease for 3,891 square feet of office space located in Waltham, Massachusetts. The lease is for a one year period commencing on June 1, 2010. We expect to extend the lease of our Waltham office location for another year.
     LEGAL PROCEEDINGS
     We are not a party to any material litigation in any court, and management is not aware of any contemplated proceeding by any governmental authority against us.
     SCIENTIFIC ADVISORY BOARD AND CLINICAL TRIAL ADVISORY BOARD
     Our Clinical Trial Advisory Board assesses and evaluates our clinical trial program. The Scientific Advisory Board discusses and evaluates our research and development projects. Members of the Clinical Trial Advisory Board and the Scientific Advisory Board are independent and have no involvement with us other than serving on such boards. From time to time, however, the institutions or organizations these individuals are associated with may provide us with services.
     The members of our Clinical Trial Advisory Board are:
          HILARY CALVERT, MB, is the Clinical Director of the Northern Institute for Cancer Research and Professor of Medical Oncology at the University of Newcastle upon Tyne, England.

          JEFFREY S. HEIER, M.D. is a Vitreoretinal Specialist at Ophthalmic Consultants of Boston, Co-Director of the Vitreoretinal Fellowship at OCB/Tufts Medical School, and President of the Center for Eye Research and Education in Boston, Massachusetts.
          STANLEY KAYE, M.D., BSc, is currently Head of the Drug Development Unit and Head of the Section of Medicine at the Royal Marsden Hospital/Institute of Cancer Research, London.
          HAKAN MELLSTEDT, M.D., Ph.D. (Chairman) is Professor of Oncologic Biotherapy at the Karolinska Institute and Managing Director of Cancer Center Karolinska, Karolinska Institute, Stockholm, Sweden.
          LEE S. ROSEN, M.D. is the Director of Developmental Therapeutics for the Cancer Institute Medical Group, affiliated with the John Wayne Cancer Institute in Santa Monica.
          GORDON RUSTIN, M.D. is the Director of Medical Oncology at Mount Vernon Hospital, which is the largest cancer center in the South of England.
          JAN B. VERMORKEN, M.D., Ph.D. is a professor of Oncology and head of the Department of Medical Oncology of the University Hospital of the University of Antwerp, Belgium.
          The members of our Scientific Advisory Board are:
          ADRIAN L. HARRIS, M.D. is Cancer Research UK Professor of Clinical Oncology at the University of Oxford, and Director of the Cancer Research UK Molecular Oncology Laboratories at the University’s Weatherall Institute of Molecular Medicine.
          ROBERT S. KERBEL, Ph.D. is a Canada Research Chair in Molecular Medicine and a Professor in the Departments of Medical Biophysics, and Laboratory Medicine & Pathobiology at the University of Toronto.
          DIETMAR W. SIEMANN, Ph.D. (Chairman) is the John P. Cofrin Professor and Associate Chair for Research in Radiation Oncology at the University of Florida College of Medicine in Gainesville.
          Some members of the Scientific Advisory Board and the Clinical Trial Advisory Board receive cash compensation. Others have from time to time received, and are expected to continue to receive, options to purchase shares of our common stock. All members are reimbursed for reasonable out-of-pocket expenses incurred in connection with serving on such boards.

MANAGEMENT
Directors and Executive Officers
     The following information with respect to our directors and executive officers has been furnished to us by the directors and executive officers. The ages of the directors and executive officers are as of May 16, 2011. We currently employ Dr. Langecker as our Chief Executive Officer.
Directors

TAMAR D. HOWSON

Age:	62

Director Since:	2010

Principal Occupation:	Ms. Howson is currently a Partner with JSB-Partners, a transaction advisory firm serving the life sciences industry.

Business Experience:	Ms. Howson formerly served as Executive Vice President of Corporate Development for Lexicon Pharmaceuticals. Prior to Lexicon, she served as Senior Vice President of Corporate and Business Development and was a member of the executive committee at Bristol-Myers Squibb. During her tenure there, Ms. Howson was responsible for leading the company’s efforts in external alliances, licensing and acquisitions. Earlier, Ms. Howson served as Senior Vice President and Director of Business Development at SmithKline Beecham. She also managed SR One Ltd., the $100 million venture capital fund of SmithKline Beecham. Ms. Howson has served as an independent business consultant and adviser to companies both in the United States and in Europe. She held the position of Vice President, Venture Investments at Johnston Associates, a venture capital firm, and earlier as Director of Worldwide Business Development and Licensing for Squibb Corporation. Ms. Howson received her M.B.A. in finance and international business from Columbia University. Educated as a chemical engineer, she holds a M.S. from the City College of New York and a B.S. from the Technion in Israel.

Other Directorships:	Ms. Howson currently serves on the boards of Idenix Pharmaceuticals, Inc. (Nasdaq:IDIX), a biopharmaceutical company engaged in the discovery and development of drugs for the treatment of human viral diseases, Soligenix, Inc., a biopharmaceutical company developing products to treat life-threatening side effects of cancer treatments and serious gastrointestinal diseases, Aradigm Corporation, a specialty pharmaceutical company developing and commercializing drugs delivered by inhalation for the treatment of severe respiratory disease, and S*Bio Pte Ltd, a company engaged in the discovery and development of drugs for the treatment of cancer. She also serves as a consultant to Pitango Venture Fund and is a member of the advisory board to Triana Venture Partners. She previously served on the boards of Ariad Pharmaceuticals, SkyePharma, NPS Pharma, Targacept, and HBA.

Director Qualifications:	The Board highly values Ms. Howson’s significant business development and life sciences industry expertise, developed through her career as a senior professional at several leading pharmaceutical companies. The Board believes that these characteristics uniquely qualify Ms. Howson to serve as a director of the Company and led to the Board’s conclusion that she should be a member of the Board of Directors.

MARK KESSEL

Age:	69

Director Since:	2008

Principal Occupation:	Mr. Kessel, a partner of Symphony Capital LLC, co-founded Symphony in 2002 and is widely recognized as the leader in structuring product development investments for the biopharmaceutical industry.

Business Experience:	Mr. Kessel was formerly the Managing Partner of Shearman & Sterling LLP, with day-to-day operating responsibility for this large international law firm. He received a B.A. with honors in Economics from the City College of New York and a J.D. magna cum laude from Syracuse University College of Law. Mr. Kessel has written on financing for the biotech industry for Nature Reviews Drug Discovery, Nature Biotechnology and other publications, and on issues related to governance and audit committees for such publications as The Wall Street Journal, Financial Times, The Deal and Euromoney.

Other Directorships:	Mr. Kessel is a director of Dynavax Technologies Corporation, a Symphony portfolio company focused on infectious and inflammatory disease therapies. In addition, Mr. Kessel is a director of the Global Alliance for TB Drug Development and Fondation Santé. Mr. Kessel was previously a director of Symphony Dynamo, Inc. (acquired by Dynavax Technologies Corporation), a director and Chairman of Symphony Icon, Inc. (acquired by Lexicon Pharmaceuticals), and a director of Antigenics, Inc., a publicly traded drug development company.

Director Qualifications:	The Board believes that Mr. Kessel’s leadership and expertise in matters of strategic transactions and financing for life sciences companies, coupled with his extensive executive management experience leading one of the world’s premier professional services organizations, uniquely qualify Mr. Kessel to serve as a director of the Company and led to the Board’s conclusion that Mr. Kessel should be a member of the Board of Directors.

PETER J. LANGECKER, M.D., PH.D.

Age:	60

Director Since:	2010

Principal Occupation:	Dr. Langecker joined OXiGENE as Executive Vice President and Chief Development Officer in June 2009 and was appointed Chief Executive Officer in October 2009.

Business Experience:	Dr. Langecker served as Chief Medical Officer of DURECT Corporation from May 2006 until June 2009. Prior to joining DURECT, Dr. Langecker served as Chief Medical Officer and Vice President of Clinical Affairs at Intarcia Therapeutics, Inc. from October 1999 to April 2006. Prior to that, Dr. Langecker was Vice President of Clinical Affairs at Sugen, Inc. from 1997 to 1999, Vice President, Clinical Research at Coulter Pharmaceuticals from 1995 to 1997 and Director of Clinical Research, Oncology, at Schering-Plough from 1992 to 1995. Previously, Dr. Langecker worked as a Project Physician-Central Medical Advisor, Oncology at Ciba-Geigy (now Novartis) in Basel, Switzerland. He received his M.D. degree and his doctorate in medical sciences from the Ludwig-Maximilians University in Munich.

Director Qualifications:	The Board believes that Dr. Langecker’s medical and scientific training, developed through his extensive career as a life sciences industry executive,

uniquely qualify Dr. Langecker to serve as a director of the Company and led to the Board’s conclusion that Dr. Langecker should be a member of the Board of Directors.

WILLIAM D. SCHWIETERMAN, M.D.

Age:	53

Director Since:	2007

Principal Occupation:	Dr. Schwieterman has been the Chief Medical Officer of Chelsea Therapeutics, a biopharmaceutical development company, since November 2009. He has been an independent consultant to biotech and pharmaceutical companies specializing in clinical development since July 2002.

Business Experience:	Dr. Schwieterman is a board-certified internist and a rheumatologist who was formerly Chief of the Medicine Branch and Chief of the Immunology and Infectious Disease Branch in the Division of Clinical Trials at the FDA. In these capacities and others, Dr. Schwieterman spent 10 years at the FDA in the Center for Biologics overseeing a wide range of clinical development plans for a large number of different types of molecules. Dr. Schwieterman holds a B.S. and M.D. from the University of Cincinnati.

Director Qualifications:	The Board believes that Dr. Schwieterman’s medical training and his expertise with regulatory matters involving the Food and Drug Administration and the clinical trials process are invaluable skills that Dr. Schwieterman brings to his Board service and led to the Board’s conclusion that Dr. Schwieterman should be a member of the Board of Directors.

WILLIAM N. SHIEBLER

Age:	69

Director Since:	2002; Chairman of the Board since May 2009

Principal Occupation:	Mr. Shiebler is a principal in two family investment businesses — Tree Tops Investment LLC and Tree Tops Corporation LLC.

Business Experience:	From March 2002 to March 2007, Mr. Shiebler was the Advisory Vice Chairman and CEO of the Americas of Deutsche Asset Management, the asset arm of Deutsche Bank. Prior to joining Deutsche Bank, Mr. Shiebler was the President and CEO of Putnam Mutual Funds and prior to that he was President and COO of Dean Witter’s Intercapital Division.

Other Directorships:	Mr. Shiebler is a non-executive Chairman and a Director of Nextalk, Inc. (private) as well as an advisory board member of several corporations. Mr. Shiebler is currently chairman of the Park City Center for Public Policy, and a Trustee of the U.S. Ski and Snowboard Team Foundation, among other charitable and community organizations and privately held entities. Previously, Mr. Shiebler was a trustee or director of a number of other corporate and community organizations, including the Salt Lake Olympic Committee and Kean University. Mr. Shiebler was also a member of the Presidential Commission on Medicaid.

Director Qualifications:	The Board believes that Mr. Shiebler’s financial acumen, executive leadership skills, and his extensive experience developed in the course of his career as a senior executive in the financial services industry uniquely qualify Mr. Shiebler to serve as a director of the Company and led to the Board’s conclusion that Mr. Shiebler should be a member of the Board of Directors.

ALASTAIR J.J. WOOD, M.D.

Age:	64

Director Since:	2008

Principal Occupation:	Dr. Wood, a partner of Symphony Capital LLC, has worked with Symphony since its inception, initially as Chairman of Symphony’s Clinical Advisory Council, and joined the firm full-time in September 2006 as a Managing Director.

Business Experience:	Prior to joining Symphony Capital LLC full-time, Dr. Wood completed more than 30 years at Vanderbilt University School of Medicine, most recently as Associate Dean of External Affairs, where he was also Attending Physician and Tenured Professor of Medicine and Pharmacology. Dr. Wood is currently Professor of Medicine (courtesy appointment) and Professor of Pharmacology (courtesy appointment) at Weill Cornell Medical School, appointments served in an unpaid capacity. Dr. Wood has written or co-authored more than 300 scientific papers and won numerous honors including election to the National Academy of Sciences’ Institute of Medicine. He was until 2006 the chairman of the FDA’s Nonprescription Drugs Advisory Committee. He previously served as a member of the Cardiovascular and Renal Advisory Committee of the FDA, and the FDA’s Nonprescription Drugs Advisory Committee. Dr. Wood has been a member of and chaired National Institutes of Health study sections, served on the editorial boards of four major journals, and between 1992 and 2004 was the Drug Therapy Editor of The New England Journal of Medicine. Most recently, he was named to the Board of the Critical Path Institute. He earned his medical degree at the University of St. Andrews.

Other Directorships:	Dr. Wood is a director of Symphony Evolution, Inc., a Symphony portfolio company. He was previously a director of Antigenics, Inc., a publicly traded drug development company.

Director Qualifications:	The Board believes that Dr. Wood’s medical training and expertise in drug development, combined with his prior service as a member of several advisory committees to the Food and Drug Administration, uniquely qualify Dr. Wood to serve as a director of the Company and led to the Board’s conclusion that Dr. Wood should be a member of the Board of Directors.
Executive Officers
     See above for biographical information pertaining to Peter J. Langecker, our Chief Executive Officer.
     David Chaplin, Ph.D., 55, has served as our Chief Scientific Officer and Head of Research and Development since July 2001. From 1999 to 2000, Dr. Chaplin served as Vice President of Oncology at Aventis Pharma in Paris. Prior to the merger of Rhone Poulenc Rorer (“RPR”) with Hoechst Marion Roussell, Dr. Chaplin was Senior Director of Oncology at RPR from 1998 to 1999. From 1992 to 1998, Dr. Chaplin headed up the Cancer Research Campaign’s (“CRC”) Tumor Microcirculation Group, based at the Gray Laboratory Cancer Research Trust, Mount Vernon Hospital, London. During this time, he was also a member of the CRC Phase I/II clinical trials committee. Dr. Chaplin also served as Section Head of Cancer Biology at Xenova in the U.K. from 1990 to 1992, and held a senior staff appointment at the British Columbia Cancer Research Centre from 1982 to 1990.
     James B. Murphy, 54, was appointed as our Vice President and Chief Financial Officer in March 2004. From 2001 until May 2003, Mr. Murphy was Vice President of Finance for Whatman Inc., of Marlborough, Massachusetts, a subsidiary of U.K.-based Whatman plc (LSE: WHM), a publicly traded manufacturer of filtration and separation products for the pharmaceutical industry. From 1994 through 2001, Mr. Murphy worked at HemaSure (NASDAQ: HMSR), a spin-off of Sepracor, Inc., serving as the company’s Senior Vice President of Finance and Administration, and later as Senior Vice President and Chief Financial Officer. From 1990 to 1994, he was Corporate Controller at Sepracor (NASDAQ: SEPR), a diversified pharmaceutical, medical device and biotechnology products company based in Marlborough, Massachusetts. Mr. Murphy holds a B.A. in economics and accounting from the College of the Holy Cross and is registered as a Certified Public Accountant.

Board Composition
     Our Board of Directors currently consists of six members, and includes three members who are “Non-Employee Directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended. We currently have one vacancy on our Board. Under our by-laws, the number of members of our Board of Directors is fixed from time to time by the Board of Directors, and directors serve in office until the next annual meeting of stockholders and until their successors have been elected and qualified.
Board and Committee Meetings
     During 2010, the Board of Directors held nineteen meetings. The Board of Directors has established three committees whose functions and current members are noted below. The Audit Committee, the Compensation Committee and the Nominating and Governance Committee (collectively, the “Board Committees”) are committees of the Board of Directors and consist solely of members of the Board of Directors. The Board Committees met a total of 7 times in 2010. Each director during 2010 attended 75% or more of the aggregate number of meetings of the Board of Directors and Board Committees on which he or she served during 2010. The Board has also adopted a policy under which each member of the Board is required to make every effort to attend each annual meeting of our stockholders. Messrs. Shiebler and Langecker attended our annual meeting of stockholders in 2010.
     Audit Committee. From January 1 through March 11, 2010, the Audit Committee consisted of Messrs. Arthur B. Laffer (Chairman), Roy H. Fickling and William N. Shiebler. During 2010, the Audit Committee held five meetings. Dr. Laffer resigned from the Board of Directors on March 11, 2010. Ms. Howson was appointed to the Audit Committee on April 2, 2010. Mr. Fickling resigned from the Board of Directors on March 31, 2011. Currently, the Audit Committee consists of William N. Shiebler (Chairman) and Tamar D. Howson. Our Audit Committee has the authority to retain and terminate the services of our independent registered public accounting firm, reviews annual financial statements, considers matters relating to accounting policy and internal controls and reviews the scope of annual audits. The Board has determined that William N. Shiebler is an “audit committee financial expert,” as the Securities and Exchange Commission has defined that term in Item 407 of Regulation S-K. The Board of Directors has adopted a charter for the Audit Committee, which is reviewed and reassessed annually by the Audit Committee. A copy of the Audit Committee’s written charter is publicly available on our website at www.oxigene.com.
     Securities and Exchange Commission rules require that we disclose our compliance with NASDAQ listing standards regarding the independence of our Audit Committee members and inclusion in the Audit Committee of any non-independent director. Currently, all of our Audit Committee members are independent as defined under NASDAQ listing standards. Roy H. Fickling resigned from our Board of Directors on March 31, 2011. On April 6, 2011, The Nasdaq Stock Market notified us that, as a result of Mr. Fickling’s resignation, we no longer comply with Nasdaq’s independent director requirement for the Audit Committee as set forth in The Nasdaq Listing Rules. These rules require that our Audit Committee consist of at least three independent directors. Pursuant to The Nasdaq Listing Rules, we have been provided a cure period until the earlier of our next annual shareholders’ meeting or March 31, 2012; or if our next annual shareholders’ meeting is held before September 27, 2011, then we must evidence compliance no later than September 27, 2011. We have indicated that we intend to comply with NASDAQ’s independent Audit Committee requirements within the cure period provided by NASDAQ.
     Compensation Committee. From January 1 through March 11, 2010, the Compensation Committee consisted of Messrs. Arthur B. Laffer (Chairman), Roy H. Fickling, William N. Shiebler and Dr. William D. Schwieterman. Dr. Laffer resigned from the Board of Directors on March 11, 2010. On April 27, 2010, Mr. Fickling was appointed Chairman of the Compensation Committee. During 2010, the Compensation Committee held one meeting. Roy H. Fickling resigned from our Board of Directors on March 31, 2011. Currently, the Compensation Committee consists of William N. Shiebler. The Board of Directors intends to appoint an independent director to the Compensation Committee in 2011. The Compensation Committee makes recommendations to the Board of Directors regarding the compensation philosophy and compensation guidelines for our executives, the role and performance of our executive officers, appropriate compensation levels for our Chief Executive Officer, which are determined without the Chief Executive Officer present, and other executives based on a comparative review of compensation practices of similarly situated businesses. The Compensation Committee also makes recommendations to the Board regarding the design and implementation of our compensation plans and the establishment of criteria and the approval of performance results relative to our incentive plans. The Compensation Committee has adopted the following processes and procedures for the consideration and determination of executive and director compensation. Each year, the Compensation Committee reviews and assesses the three main components of each named executive officer’s compensation: base salary, incentive compensation and equity compensation. Adjustments to base salary are generally only made when there has been a change in the scope of the responsibilities of the named executive officer or when, based on a review of the base salary component of executive officers in companies of a similar size and stage of development, the Committee members believe that an adjustment is warranted in order to remain competitive. Each year, the executive management of the Company determines and agrees with the Compensation Committee on its corporate goals and objectives for the ensuing year. At the end of each year, the attainment of each objective is assessed and incentive awards are made to each executive based on his contribution to achieving the objectives and at a percentage of base salary outlined in the executive’s employment agreement. In addition, equity compensation is reviewed annually. Awards are made based on either provisions of an executive’s employment agreement, or an assessment of each executive’s equity compensation position relative to the Company’s other executives. All members of the Compensation Committee qualify as independent under the definition promulgated by NASDAQ. A copy of the Compensation Committee’s written charter is publicly available on our website at www.oxigene.com.
     Compensation Committee Interlocks and Insider Participation. Our Compensation Committee currently consists of Mr. William N. Shiebler. Mr. Shiebler neither is nor has been employed by us.
     Nominating and Governance Committee. From January 1 through March 11, 2010, the Nominating and Governance Committee consisted of Messrs. William N. Shiebler (Chairman), Roy H. Fickling and Arthur B. Laffer. Dr. Laffer resigned from the Board of Directors on March 11, 2010. On April 27, 2010, Dr. Schweiterman (Chairman) and Ms. Howson were appointed to the Nominating and Governance Committee and Mr. Shiebler was re-nominated to this committee. During 2010, the Nominating and Governance Committee met once. Currently, the Nominating and Governance Committee consists of William D. Schwieterman (Chairman), Tamar D. Howson and William N. Shiebler. This committee’s role is to make recommendations to the full Board as to the size and composition of the Board and to make recommendations as to particular nominees. All members of the Nominating and Governance Committee qualify as independent under the definition promulgated by NASDAQ. The Nominating and Governance Committee may consider candidates recommended by stockholders, as well as from other sources, such as current directors or officers, third-party search firms or other appropriate sources. For all potential candidates, the Nominating and Governance Committee may consider all factors it deems relevant, such as a candidate’s personal integrity and sound judgment, business and professional skills and experience, independence, knowledge of the biotechnology industry, possible conflicts of interest, diversity, the extent to which the candidate would fill a present need on the Board, and concern for the long-term interests of the stockholders. In general, persons recommended by stockholders will be considered on the same basis as candidates from other sources. If a stockholder wishes to nominate a candidate to be considered for election as a director at the 2011 annual meeting of stockholders using the procedures set forth in the Company’s by-laws, it must follow the procedures described under “Stockholder Proposals and Nominations for Director” in the proxy statement on Schedule 14A for our 2010 annual meeting of stockholders. If a stockholder wishes simply to propose a candidate for consideration as a nominee by the Nominating and Governance Committee, it should submit any pertinent information regarding the candidate to the Chairman of the Nominating and Governance Committee by mail at 701 Gateway Boulevard, Suite 210, South San Francisco, California 94080. The Nominating and Governance Committee considers issues of diversity among its members in identifying and considering nominees for director, and strives where appropriate to achieve a diverse balance of backgrounds, perspectives, experience, age, gender, ethnicity and country of citizenship of the Board and its committees. A copy of the Nominating and Governance Committee’s written charter is publicly available on our website at www.oxigene.com.
Board of Directors Leadership Structure
     The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board, as the Board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board. The Board has determined that having a non-employee director serve as Chairman is in the best interest of the Company’s stockholders at this time. The Board believes this leadership structure enhances the Board’s oversight of, and independence from, Company management, the ability of the Board to carry out its roles and responsibilities on behalf of our stockholders, and our overall corporate governance compared to a combined Chairman/Chief Executive Officer leadership structure.
     Mr. Shiebler has served as non-executive Chairman of the Board of Directors since 2009. The Chairman of the Board of Directors provides leadership to the Board and works with the Board to define its activities and the calendar for fulfillment of its responsibilities. The Chairman of the Board of Directors approves the meeting agendas after input from management, facilitates communication among members of the Board and presides at meetings of our Board and stockholders.
     The Chairman of the Board of Directors, the Chairman of the Audit Committee, the Chief Executive Officer and the other members of the Board work in concert to provide oversight of our management and affairs. The leadership of Mr. Shiebler fosters a culture of open discussion and deliberation, with a thoughtful evaluation of risk, to support our decision-making. Our Board encourages communication among its members and between management and the Board to facilitate productive working relationships. Working with the other members of the Board, Mr. Shiebler also works to ensure that there is an appropriate balance and focus among key board responsibilities such as strategic development, review of operations and risk oversight.
The Board of Directors’ Role in Risk Oversight
     The Board plays an important role in risk oversight through direct decision-making authority with respect to significant matters and the oversight of management by the Board and its committees. In particular, the Board administers its risk oversight function through (1) the review and discussion of regular periodic reports to the Board and its committees on topics relating to the risks that we face, (2) the required approval by the Board (or a committee of the Board) of significant transactions and other decisions, (3) the direct oversight of specific areas of our business by the Audit and Compensation committees, and (4) regular periodic reports from our auditors and outside advisors regarding various areas of potential risk, including, among others, those relating to our internal control over financial reporting. The Board also relies on management to bring significant matters impacting us to the Board’s attention.
     Pursuant to the Audit Committee’s charter, the Audit Committee is responsible for discussing the guidelines and policies that govern the process by which our exposure to risk is assessed and managed by management. As part of this process, the Audit Committee discusses our major financial risk exposures and steps that management has taken to monitor and control such exposure. In addition, we, under the supervision of the Audit Committee, have established procedures available to all employees for the anonymous and confidential submission of complaints relating to any matter to encourage employees to report questionable activities directly to our senior management and the Audit Committee.
     Because of the role of the Board in risk oversight, the Board believes that any leadership structure that it adopts must allow it to effectively oversee the management of the risks relating to our operations. The Board recognizes that there are different leadership structures that could allow it to effectively oversee the management of the risks relating to our operations. The Board believes its current leadership structure enables it to effectively provide oversight with respect to such risks.
Director Independence
     Our Board has determined that the following members of the Board qualify as independent directors under the current independence standards promulgated by the Securities and Exchange Commission and The NASDAQ Stock Market: Tamar D. Howson, William D. Schwieterman and William N. Shiebler.
     On April 6, 2011, we filed a Current Report on Form 8-K disclosing that Roy H. Fickling resigned from our Board of Directors on March 31, 2011. Later on April 6, 2011, The NASDAQ Stock Market notified us that, as a result of Mr. Fickling’s resignation, we no longer comply with NASDAQ’s independent director requirement as set forth in The NASDAQ Listing Rules. These rules require that a majority of our Board of Directors be composed of independent directors. Pursuant to The NASDAQ Listing Rules, we have been provided a cure period until the earlier of our next annual shareholders’ meeting or March 31, 2012; or if our next annual shareholders’ meeting is held before September 27, 2011, then we must evidence compliance no later than September 27, 2011. We have indicated that we intend to comply with NASDAQ’s independent director requirements within the cure period provided by NASDAQ.
Stockholder Communications to the Board
     Generally, stockholders who have questions or concerns should contact our Investor Relations department at (650) 635-7000. However, any stockholders who wish to address questions regarding our business directly with the Board of Directors, or any individual director, should submit his or her questions to the appropriate director using the contact information and instructions for this purpose set forth on the Company’s website at www.oxigene.com.

Communications will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communications. Items that are unrelated to the duties and responsibilities of the Board may be excluded, such as:

•	junk mail and mass mailings

•	resumes and other forms of job inquiries

•	surveys

•	solicitations or advertisements.

     In addition, any material that is unduly hostile, threatening, or illegal in nature may be excluded, provided that any communication that is filtered out will be made available to any outside director upon request.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our directors and executive officers, and persons who own more than 10% of our common stock to file with the Securities and Exchange Commission and us initial reports of beneficial ownership and reports of changes in beneficial ownership of common stock and other of our equity securities. For these purposes, the term “other equity securities” would include options granted under our 2005 Stock Plan. To our knowledge, based solely on a review of the forms and written representations received by us from our Section 16 reporting persons, during the fiscal year ended December 31, 2010, all Section 16(a) filing requirements applicable to the reporting persons were properly and timely satisfied.

EXECUTIVE COMPENSATION
Summary Compensation Table
     The following table shows the total compensation paid or accrued during the fiscal years ended December 31, 2010 and December 31, 2009 to (1) our Chief Executive Officer, (2) our Chief Financial Officer and, (3) our next most highly compensated executive officer who earned more than $100,000 during the fiscal year ended December 31, 2010.

						All Other
				Stock	Option	Compensation
Name	Year	Salary ($)	Bonus ($)	Awards ($) (1)	Awards ($) (1)	($)
David Chaplin(2)	2010	$278,124	$—	$—	$74,966	$—
Vice President and Chief Scientific Officer	2009	$282,220	$—	$74,298	$27,530	$—
Peter Langecker(3)	2010	$350,000	$—	$—	$132,825	$929
Chief Executive Officer	2009	$236,923	$—	$—	$41,926	$464
James Murphy	2010	$245,000	$—	$—	$101,759	$690
Vice President and Chief Financial Officer	2009	$245,000	$—	$37,151	$63,244	$663

(1)	See Note 5 to our Condensed Consolidated Financial Statements included in this prospectus for details as to the assumptions used to determine the fair value of each of the stock awards and option awards set forth in this table, as well as a description of all forfeitures during fiscal year 2010.

(2)	Dr. Chaplin’s employment agreement provides that his salary be paid in British Pounds. The salary amounts presented above represent his annual salary of £180,257 converted into U.S. dollars at the average monthly conversion rate for the year presented.

(3)	Dr. Langecker commenced employment in June 2009 as Executive Vice President and Chief Development Officer. In October 2009, he was appointed as Chief Executive Officer.

Narrative Disclosure to Summary Compensation Table
     Employment Agreement with David Chaplin. In July 2000, we entered into an employment agreement with Dr. Chaplin, our Chief Scientific Officer and Head of Research and Development. Effective in January 2007, Dr. Chaplin’s employment agreement was amended such that he currently receives an annual base salary of £180,257 per year (or $279,398, using January 3, 2011 exchange rates). In 2009, Dr. Chaplin’s employment agreement was further amended to (1) set the period for which Dr. Chaplin would be paid in the event of his termination of employment other than for cause of with good reason at sixteen (16) months and (2) provide for the immediate vesting of all stock options, stock appreciation rights, restricted stock and other incentive compensation granted to him in the event of a change in control. We may terminate the employment agreement on six months’ prior notice, and Dr. Chaplin may terminate the agreement on six months’ prior notice. OXiGENE may also terminate the agreement without prior notice for “cause,” as defined in the agreement. If Dr. Chaplin’s employment is terminated by OXiGENE other than for cause, or in a case of a “termination with good reason,” as defined in the agreement, Dr. Chaplin will be entitled to receive a payment of sixteen (16) months of his then-current base salary, and all stock options and other incentive compensation granted to Dr. Chaplin by OXiGENE shall, to the extent vested, remain exercisable in accordance with the 2005 Stock Plan and any related agreements. In the event of a termination other than for “cause” of Dr. Chaplin’s employment or a “termination with good reason” within one year following a change in control of OXiGENE, as such term is defined in the agreement, Dr. Chaplin will be entitled to receive a payment of twelve months’ then-current base salary plus any salary owed to him but unpaid as of the date of termination. In addition, all of Dr. Chaplin’s unvested equity compensation outstanding on the date of termination shall vest and remain exercisable in accordance with the terms of the applicable plan and related agreements and all stock options and other incentive compensation granted to Dr. Chaplin by OXiGENE shall, to the extent vested, remain exercisable in accordance with the 2005 Stock Plan and any related agreements. All payments made and benefits available to Dr. Chaplin in connection with his employment agreement will comply with Internal Revenue Code Section 409A in accordance with the terms of his employment agreement.
     Employment Agreement with Dr. Peter J. Langecker. In June 2009, we entered into an employment agreement with Dr. Langecker with respect to his service as our Executive Vice President and Chief Development Officer. In October 2009, Dr. Langecker was appointed our Chief Executive Officer. Pursuant to his agreement, Dr. Langecker currently receives an annual base salary of $350,000 per year. In addition, Dr. Langecker may be awarded an annual bonus of up to 40% of his then-current annual base salary, at the sole discretion of OXiGENE, based on our assessment of his and OXiGENE’s performance. Pursuant to his employment agreement, on June 29, 2009, we granted to Dr. Langecker options to purchase 250,000 shares of the Company’s common stock at an exercise price of $2.32 per share. The options shall vest in equal annual installments over four years beginning one year from the date of grant.
     Dr. Langecker may terminate the agreement upon written notice to us. We may also terminate the agreement without prior written notice for cause, as defined in the agreement, as long as, in certain circumstances, we give Dr. Langecker a minimum period of 30 days to cure the act or omission constituting cause (if reasonably subject to cure), as described in the agreement. If Dr. Langecker’s employment is terminated by us for cause, or by Dr. Langecker without good reason (as defined in the agreement), we will pay to Dr. Langecker the amount of accrued obligations as of the date of such termination, consisting of accrued and unpaid salary, value of accrued vacation days, annual bonus related to the most recently completed calendar year if not already paid and amount of unreimbursed and incurred expenses. If Dr. Langecker’s employment is terminated by us other than for cause or Dr. Langecker’s disability, we will pay to Dr. Langecker the accrued obligations, as described above, an amount equal to 12 months of his then-current base salary, the annual bonus related to the most recently completed calendar year, if not already paid, and will also pay COBRA premiums, should Dr. Langecker timely elect and be eligible for COBRA coverage, for Dr. Langecker and his immediate family for 12 months (provided that OXiGENE shall have no obligation to provide such coverage if Dr. Langecker becomes eligible for medical and dental coverage with another employer).
     If Dr. Langecker’s employment is terminated by us (other than for cause or Dr. Langecker’s disability) within one year following a change in control of the Company (as defined in the agreement), or by Dr. Langecker with good reason within one year following a change in control of the Company, we will pay to Dr. Langecker the accrued obligations, as described above, an amount equal to 12 months of his then-current base salary, the annual bonus related to the most recently completed calendar year, if not already paid, and will also pay COBRA premiums for a period of 12 months on the same conditions as described above. In addition, all of Dr. Langecker’ unvested equity compensation outstanding on the date of termination shall vest and remain exercisable in accordance with the terms of the applicable plan and related agreements. Dr. Langecker has also agreed not to engage in activities competitive with the Company during his employment and for a 12 month period following the termination of his employment. All payments made and benefits available to Dr. Langecker in connection with his employment agreement will comply with Internal Revenue Code Section 409A in accordance with the terms of his employment agreement.
     Employment Agreement with James B. Murphy. In February 2004, we entered into an employment agreement with Mr. Murphy, our Vice President and Chief Financial Officer and amended the agreement in January 2009. Pursuant to the agreement as amended, Mr. Murphy currently receives a base salary of $245,000 per year. We may terminate the agreement on thirty days’ prior notice, and Mr. Murphy may also terminate the agreement on thirty days’ prior notice. We may also terminate the agreement prior to the end of its term for “cause”, as defined in the agreement. If Mr. Murphy’s employment is terminated by OXiGENE other than for cause, or in a case of a “termination with good reason,” as defined in the agreement, Mr. Murphy will be entitled to receive a payment of twelve months’ then-current base salary and the Company will also pay COBRA premiums, should Mr. Murphy timely elect and be eligible for COBRA coverage, for Mr. Murphy and his immediate family for 12 months (provided that OXiGENE shall have no obligation to provide such coverage if Mr. Murphy becomes eligible for medical and dental coverage with another employer). In addition, all stock options and other incentive compensation granted to Mr. Murphy by OXiGENE shall, to the extent vested, remain exercisable in accordance with the 2005 Stock Plan and any related agreements.
     In the event of a termination other than for “cause” of Mr. Murphy’s employment or a “termination with good reason” within one year following a change in control of OXiGENE, as such term is defined in the agreement, Mr. Murphy will be entitled to receive a payment of twelve months’ then-current base salary plus any salary owed to him but unpaid as of the date of termination and the Company will also pay COBRA premiums, should Mr. Murphy timely elect and be eligible for COBRA coverage, for Mr. Murphy and his immediate family for 12 months (provided that OXiGENE shall have no obligation to provide such coverage if Mr. Murphy becomes eligible for medical and dental coverage with another employer). In addition, all of Mr. Murphy’s unvested equity compensation outstanding on the date of termination shall vest and remain exercisable in accordance with the terms of the applicable plan and related agreements and all stock options and other incentive compensation granted to Mr. Murphy by OXiGENE shall, to the extent vested, remain exercisable in accordance with the 2005 Stock Plan and any related agreements. All payments made and benefits available to Mr. Murphy in connection with his employment agreement will comply with Internal Revenue Code Section 409A in accordance with the terms of his employment agreement.
Outstanding Equity Awards at Fiscal Year-End
     The following table shows grants of stock options and grants of unvested stock awards outstanding on the last day of the fiscal year ended December 31, 2010, including both awards subject to performance conditions and non-performance-based awards, to each of the executive officers named in the Summary Compensation Table.

	Option Awards (1)				Stock Awards
	Number of	Number of				Market Value
	Securities	Securities			Number of	of Shares or
	Underlying	Underlying	Option		shares or	Units of Stock
	Unexercised	Unexercised	Exercise	Option	Units of Stock	That Have Not
	Options	Options	Price	Expiration	That Have Not	Vested (2)
Name	Exerciseable #	Unexerciseable #	$	Date	Vested #	$
David Chaplin	2,250	—	$101.20	7/12/2010	—	$—
Vice President and Chief	5,000	—	$44.80	3/15/2012
Scientific Officer	5,000	—	$158.80	7/24/2013
	2,500	—	$100.60	7/28/2014
	938	313	$83.60	1/25/2017
	1,500	4,500	$13.00	1/20/2019
	2,500	17,500	$21.20	4/27/2020
	3,438	6,563	$5.60	9/15/2020
Peter Langecker	3,125	9,375	$46.40	6/29/2019	—	$—
Chief Executive Officer	2,500	17,500	$21.20	4/27/2020
	3,438	6,563	$5.60	9/15/2020

	Option Awards (1)				Stock Awards
	Number of	Number of				Market Value
	Securities	Securities			Number of	of Shares or
	Underlying	Underlying	Option		shares or	Units of Stock
	Unexercised	Unexercised	Exercise	Option	Units of Stock	That Have Not
	Options	Options	Price	Expiration	That Have Not	Vested (2)
Name	Exerciseable #	Unexerciseable #	$	Date	Vested #	$
James Murphy	3,750	—	$181.00	2/23/2014	—	$—
Vice President and Chief	1,000	—	$100.60	7/28/2014
Financial Officer	1,250	—	$70.20	6/14/2016
	1,875	625	$83.60	1/25/2017
	1,563	4,688	$13.00	1/20/2019
	2,500	17,500	$21.20	4/27/2020
	3,438	6,563	$5.60	9/15/2020

(1)	Generally, option awards vest in equal annual installments over four years beginning on the first anniversary of the date of grant and the exercise price is the closing price of our common stock as quoted on The NASDAQ Capital Market on the date of grant. On September 15, 2010, we granted options to each of the named executive officers included in the table above that vest in equal annual installments over two years beginning on the first anniversary of the date of grant.

(2)	The market value of the stock awards is determined by multiplying the number of shares times $4.60, the closing price of our common stock on The NASDAQ Global Market on December 31, 2010, the last day of our fiscal year.

Pension Benefits
     We do not have any qualified or non-qualified defined benefit plans.
Nonqualified Deferred Compensation
     We do not have any non-qualified defined contribution plans or other deferred compensation plans.
Potential Payments Upon Termination or Change-In-Control
     We have entered into certain agreements and maintain certain plans that may require us to make certain payments and/or provide certain benefits to our named executive officers in the event of a termination of employment or a change of control of the Company. The following tables summarize the potential payments to each named executive officer assuming that one of the described termination events occurs. The tables assume that the event occurred on December 31, 2010, the last day of our fiscal year. On December 31, 2010, the last trading day of 2010, the closing price of our common stock as listed on The NASDAQ Global Market was $4.60 per share.
     David Chaplin, Ph.D.

			Involuntary Not for
			Cause Termination
Executive Benefits and	Termination within	Voluntary	or Termination by
Payments	12 months Following	Termination by	Executive with Good	For Cause
Upon Termination	Change in Control	Executive or Death	Reason	Termination
Base Salary	$289,749	$—	$386,332	$—
Annual Bonus (x% of Base Salary)	N/A	N/A	N/A	N/A
Acceleration of Vesting of Equity	100%	0%	0%	0%
Number of Stock Options and Value upon Termination	52,000	23,125	23,125	23,125
	$239,200	$106,375	$106,375	$106,375

Involuntary Not for
Cause Termination
Executive Benefits and	Termination within	Voluntary	or Termination by
Payments	12 months Following	Termination by	Executive with Good	For Cause
Upon Termination	Change in Control	Executive or Death	Reason	Termination
Number of Shares of Vested Stock Received and Value upon Termination	6,250	6,250	6,250	6,250
	$28,750	$28,750	$28,750	$28,750
Relocation Reimbursement	N/A	N/A	N/A	N/A
Deferred Compensation Payout	N/A	N/A	N/A	N/A
Post-Term Health Care	N/A	N/A	N/A	N/A
Excise Tax Gross Up	N/A	N/A	N/A	N/A
     The information set forth above is described in more detail in the narrative following the Summary Compensation Table.
     Dr. Chaplin’s employment agreement references the definition of a “Change in Control” in our 1996 Stock Incentive Plan. For this purpose, “Change in Control” means the occurrence of either of the following events: (a) any “person” (as such term is used in Section 13(c) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 40% or more of the total voting power represented by the Company’s then outstanding voting securities; or (b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof.
     Dr. Chaplin will be entitled to certain benefits as described in the table above if his employment is terminated by the Company for reasons other than cause or by him with good reason. “Cause” shall mean any of the following:
     (a) the (i) continued failure by the executive to perform substantially his duties on behalf of OXIGENE if the executive fails to remedy that breach within ten (10) days of OXiGENE’s written notice to the executive of such breach; or (ii) material breach of any other provision of Dr. Chaplin’s employment agreement by the executive, if the executive fails to remedy that breach within ten (10) days of OXiGENE’s written notice to the executive of such breach; or
     (b) any act of fraud, material misrepresentation or material omission, misappropriation, dishonesty, embezzlement or similar conduct against OXiGENE or any affiliate, or conviction of executive for a felony or any crime involving moral turpitude.
     “Termination with Good Reason” shall mean termination following a material breach of Dr. Chaplin’s employment agreement by the Company, which breach remains uncured ten (10) days after written notice thereof is received by the Company.
     All payments made and benefits available to Dr. Chaplin in connection with his employment agreement will comply with Internal Revenue Code Section 409A in accordance with the terms of his employment agreement.

     Peter J. Langecker

			Involuntary Not for
			Cause Termination
Executive Benefits and	Termination within	Voluntary	or Termination by
Payments	12 months Following	Termination by	Executive with Good	For Cause
Upon Termination	Change in Control	Executive or Death	Reason	Termination	Disability
Base Salary	$350,000	$—	$350,000	$—	$—
Annual Bonus (x% of Base Salary)	Executive entitled to Annual Bonus related to most recently completed calendar year if not already paid	Executive entitled to Annual Bonus related to most recently completed calendar year if not already paid	Executive entitled to Annual Bonus related to most recently completed calendar year if not already paid	N/A	Executive entitled to Annual Bonus related to most recently completed calendar year if not already paid
Acceleration of Vesting of Equity	100%	0%	0%	0%	0%
Stock Options:
Number of Stock Options	42,500	9,063	9,063	9,063	—
Value upon Termination	$195,500	$41,688	$41,688	$41,688	$—
Vested Stock Received:
Number of Shares	—	—	—	—	—
Value upon Termination	$—	$—	$—	$—	$—
Relocation Reimbursement	N/A	N/A	N/A	N/A	N/A
Deferred Compensation Payout	N/A	N/A	N/A	N/A	N/A
Post-Term Health Care	Up to 12 months for Executive and family	N/A	Up to 12 months for Executive and family
	$37,044	$—	$37,044	$—	$—
Excise Tax Gross Up	N/A	N/A	N/A	N/A	N/A
     The information set forth above is described in more detail in the narrative following the Summary Compensation Table.
     A “Change in Control” as defined in Dr. Langecker’s employment agreement shall mean the occurrence during the term of his employment of the following:
     (i) Ownership. Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of OXiGENE representing 50% or more of the total voting power represented by OXiGENE’s then outstanding voting securities (excluding for this purpose any such voting securities held by OXiGENE or its affiliates or by any employee benefit plan of OXiGENE) pursuant to a transaction or a series of related transaction which the Board of Directors does not approve; or

     (ii) Merger/Sale of Assets. (A) A merger or consolidation of OXiGENE whether or not approved by the Board of Directors, other than a merger or consolidation which would result in the voting securities of OXiGENE outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least 50% of the total voting power represented by the voting securities of OXiGENE or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; or (B) the stockholders of OXiGENE approve an agreement for the sale or disposition by OXiGENE of all or substantially all of OXiGENE’s assets; or
     (iii) Change in Board Composition. A change in the composition of the Board of Directors, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of OXiGENE as of the date of this Agreement, or (B) are elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to OXiGENE).
     Dr. Langecker will be entitled to certain benefits as described in the table above if his employment is terminated by the Company for reasons other than cause or by him with good reason. “Cause” shall mean any of the following:
     (a) the Executive’s substantial failure to perform any of his duties hereunder or to follow reasonable, lawful directions of the Board or any officer to whom the Executive reports;
     (b) the Executive’s willful misconduct or willful malfeasance in connection with his employment;
     (c) the Executive’s conviction of, or plea of nolo contendre to, any crime constituting a felony under the laws of the United States or any state thereof, or any other crime involving moral turpitude;
     (d) the Executive’s material breach of any of the provisions of this Agreement, OXiGENE’s bylaws or any other agreement with OXiGENE; or
     (e) the Executive’s engaging in misconduct which has caused significant injury to OXiGENE, financial or otherwise, or to OXiGENE’s reputation; or
     (f) any act, omission or circumstance constituting cause under the law governing this Agreement.
     “Termination with Good Reason” shall mean:
     (i) without the Executive’s express written consent, any material reduction in Executive’s title, or responsibilities compared to those prior to a Change in Control (as such term is defined in the employment agreement);
     (ii) relocation of more than 60 miles;
     (iii) without the Executive’s express written consent, a material reduction by OXiGENE in the Executive’s total compensation as in effect on the date hereof or as the same may be increased from time to time, provided that it shall not be deemed a material reduction if (a) the amount of Executive’s Annual Bonus is less than the amount of any previously awarded Annual Bonuses or (b) a benefit is amended and such amendment affects all eligible executive participants; or
     (iv) OXiGENE breaches a material term of this Agreement and such breach has remained uncured for a minimum of thirty (30) days after Executive has notified OXiGENE of breach. To be effective, such notice must be in writing and set forth the specific alleged Good Reason for termination and the factual basis supporting the alleged Good Reason.
     All payments made and benefits available to Dr. Langecker in connection with his employment agreement will comply with Internal Revenue Code Section 409A in accordance with the terms of his employment agreement.

     James B. Murphy

			Involuntary Not for
			Cause Termination
Executive Benefits and	Termination within	Voluntary	or Termination by
Payments	12 months Following	Termination by	Executive with Good	For Cause
Upon Termination	Change in Control	Executive or Death	Reason	Termination
Base Salary	$245,000	$—	$245,000	$—
Annual Bonus (x% of Base Salary)	N/A	N/A	N/A	N/A
Acceleration of Vesting of Equity	100%	0%	0%	0%
Number of Stock Options and Value upon Termination	44,750	15,375	15,375	15,375
	$205,850	$70,725	$70,725	$70,725
Number of Shares of Vested Stock Received and Value upon Termination	2,000	2,000	2,000	2,000
	$9,200	$9,200	$9,200	$9,200
Relocation Reimbursement	N/A	N/A	N/A	N/A
Deferred Compensation Payout	N/A	N/A	N/A	N/A
Post-Term Health Care	Up to 12 months for Executive and family	N/A	Up to 12 months for Executive and family	N/A
	$27,084	$—	$27,084	$—
Excise Tax Gross Up	N/A	N/A	N/A	N/A
     The information set forth above is described in more detail in the narrative following the Summary Compensation Table.
     Mr. Murphy’s employment agreement references the definition of a “Change in Control” in our 1996 Stock Incentive Plan. A “Change in Control” means the occurrence of either of the following: (a) any “person” (as such term is used in Section 13(c) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 40% or more of the total voting power represented by the Company’s then outstanding voting securities; or (b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof.
     Mr. Murphy will be entitled to certain benefits as described in the table above if his employment is terminated by the Company for reasons other than cause or by him with good reason. “Cause” shall mean any of the following:
     (a) the (i) continued failure by the executive to perform substantially his duties on behalf of OXIGENE if the executive fails to remedy that breach within ten (10) days of OXiGENE’s written notice to the executive of such breach; or (ii) material breach of any other provision of Mr. Murphy’s employment agreement by the executive, if the executive fails to remedy that breach within ten (10) days of OXiGENE’s written notice to the executive of such breach; or

     (b) any act of fraud, material misrepresentation or material omission, misappropriation, dishonesty, embezzlement or similar conduct against OXiGENE or any affiliate, or conviction of executive for a felony or any crime involving moral turpitude.
     “Termination with Good Reason” shall mean termination following a material breach of Mr. Murphy’s employment agreement by the Company, which breach remains uncured thirty (30) days after written notice thereof is received by the Company.
     All payments made and benefits available to Mr. Murphy in connection with his employment agreement will comply with Internal Revenue Code Section 409A in accordance with the terms of his employment agreement.
Director Compensation
     The following table shows the total compensation paid or accrued during the fiscal year ended December 31, 2010 to each of our non-employee directors.

	Fees Earned or	Stock	Option	All Other
	Paid in Cash	Awards	Awards	Compensation
Name	($)	($) (1)	($)	($)
Roy H. Fickling (3)	$—	$53,303	$—	$—
Tamar Howson	$—	$38,753	$—	$—
Mark Kessel	$—	$49,403	$—	$—
Arthur Laffer (2)	$—	$39,900	$—	$—
William D. Schwieterman	$—	$53,303	$—	$—
William Shiebler	$95,000	$49,403	$—	$—
Alastair J.J. Wood	$—	$49,403	$—	$—

(1)	See Note 1 to our Consolidated Financial Statements included in this prospectus for details as to the assumptions used to determine the fair value of each of the stock awards set forth in this table, and Note 3 describing all forfeitures during fiscal year 2010.

(2)	Effective March 11, 2010, Dr. Laffer resigned as a member of the Company’s Board of Directors.

(3)	Effective March 31, 2011, Mr. Fickling resigned as a member of the Company’s Board of Directors.

     The following is a description of the standard compensation arrangements under which our non-employee directors are compensated for their service as directors, including as members of the various Committees of our Board.
     Fees. The Board of Directors adopted an amended and restated director compensation policy, effective January 1, 2010. In accordance with the policy, prior to the commencement of each calendar year, the Board of Directors establishes the number of shares of our common stock to be granted as the annual retainer for the upcoming calendar year for all outside directors. The annual retainer is paid in the form of semi-annual grants, under the OXiGENE, Inc. 2005 Stock Plan (the “Stock Plan”), of fully-vested shares of our common stock in the amount established by the Board of Directors for such calendar year. Shares of common stock to be issued to each outside director on the date of grant are automatically granted without further action by the Board of Directors or the Compensation Committee semi-annually on and as of January 2 and July 1, or the first business day thereafter. Shares granted pursuant to the policy have a purchase price equal to the par value of our common stock on the date of grant and are subject to the terms and conditions of the Stock Plan.
     During an interim period beginning in May 2009 and ending on January 31, 2010, following his assumption of the duties of Chairman, Mr. Shiebler received: $40,000 in cash for the first month of service; $20,000 in cash for each month thereafter during such interim period; $1,200 per month for secretarial expenses to be incurred by him; and an option to purchase 100,000 shares of our common stock, vesting in equal amounts over four years, starting one year from the date of grant, at an exercise price of $2.23 per share. Mr. Shiebler received these amounts in connection with the services he provided as Chairman, and in recognition of the level of services he provided in that capacity. Mr. Shiebler did not receive any separate compensation under the director compensation policy in addition to these amounts. Effective February 2010, Mr. Shiebler’s cash compensation was reduced to $10,000 per month. Effective June 2010, Mr. Shiebler’s cash compensation was reduced further to $5,000 per month.
     Equity Incentives. Under the terms of our 2005 Stock Plan, directors may be granted shares of common stock, stock-based awards and/or stock options to purchase shares of common stock.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following tables set forth certain information with respect to the beneficial ownership of our common stock as of May 16, 2011, for (a) (1) our Chief Executive Officer, (2) our Chief Financial Officer and (3) our next most highly compensated executive officer who earned more than $100,000 during the fiscal year ended December 31, 2010, (b) each of our directors, (c) all of our current directors and executive officers as a group and (d) each stockholder known by us to own beneficially more than 5% of our common stock. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. We deem shares of common stock that may be acquired by an individual or group within 60 days of May 16, 2011 pursuant to the exercise of options or warrants to be outstanding for the purpose of computing the percentage ownership of such individual or group, but such shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the tables. Except as indicated in footnotes to these tables, we believe that the stockholders named in these tables have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by these stockholders. Percentage of ownership is based on 9,542,035 shares of common stock outstanding on May 16, 2011.

	Number of Shares
	Beneficially Owned and Nature of Ownership	Percent of Class %
David Chaplin (1)	36,279	*
Tamar Howson	3,750	*
Mark Kessel (2)	1,361,606	14.3%
Peter Langecker (3)	16,874	*
Jim Murphy (4)	24,249	*
William Schweiterman (5)	8,960	*
William Shiebler (6)	23,850	*
Alastair J.J. Wood	5,750	*
All current directors and executive officers as a group (8 persons) (7)	1,481,318	15.4%

*	Less than 1%.

(1)	Includes options to purchase 29,624 shares of common stock, which are exercisable within 60 days of May 16, 2011 (July 15, 2011).

(2)	Includes 1,355,856 shares of common stock held by Symphony ViDA Holdings LLC. Mark Kessel is a partner of Symphony GP LLC, which is the general partner of Symphony Capital GP, L.P., which is the general partner of Symphony Capital Partners, L.P., which is the manager of Symphony ViDA Holdings LLC.

(3)	Includes options to purchase 16,874 shares of common stock, which are exercisable within 60 days of May 16, 2011 (July 15, 2011).

(4)	Includes options to purchase 22,249 shares of common stock, which are exercisable within 60 days of May 16, 2011 (July 15, 2011).

(5)	Includes 500 shares of unvested restricted common stock granted in 2007, which vest in equal annual installments over a four-year period, all of which are subject to transfer and forfeiture restrictions.

(6)	Includes options to purchase 8,000 shares of common stock, which are exercisable within 60 days of May 16, 2011 (July 15, 2011).

(7)	Includes 2,000 shares of common stock subject to transfer restrictions, options to purchase 76,747 shares of common stock held by the directors and executive officers as a group and which are exercisable within 60 days of May 16, 2011 (July 15, 2011) and 500 shares of unvested restricted common stock, all of which were granted in 2007, which vest in equal annual installments over a four-year period, and which are subject to transfer and forfeiture restrictions.

     As of May 16, 2011, the following is the only entity known to us to be the beneficial owner of more than 5% of our outstanding common stock.

	Number of Shares Beneficially
Name and Address of Beneficial Owner	Owned and Nature of Ownership	Percent of Class
Symphony ViDA Holdings LLC 875 Third Avenue 18th Floor New York, NY 10022	1,361,606	14.27%
     The determination that there were no other persons, entities or groups known to us to beneficially own more than 5% of our outstanding common stock was based on a review of all statements filed with respect to us since the beginning of the past fiscal year with the Securities and Exchange Commission pursuant to Section 13(d) or 13(g) of the Exchange Act.
LIMITATION OF DIRECTORS’ LIABILITY AND INDEMNIFICATION
     The Delaware General Corporation Law authorizes corporations to limit or eliminate, subject to certain conditions, the personal liability of directors to corporations and their stockholders for monetary damages for breach of their fiduciary duties. Our restated certificate of incorporation limits the liability of our directors to the fullest extent permitted by Delaware law.
     We have obtained director and officer liability insurance to cover liabilities our directors and officers may occur in connection with their services to us, including matters arising under the Securities Act. Our restated certificate of incorporation and restated bylaws also provide that we will indemnify any of our directors and officers who, by reason of the fact that he or she is one of our officers or directors, is involved in a legal proceeding of any nature. We will repay certain expenses incurred by a director or officer in connection with any civil or criminal action or proceeding, specifically including actions by us or in our name (derivative suits). These indemnifiable expenses include, to the maximum extent permitted by law, attorney’s fees, judgments, civil or criminal fines, settlement amounts and other expenses customarily incurred in connection with legal proceedings. A director or officer will not receive indemnification if he or she is found not to have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interest. In addition, we have entered into agreements to indemnify our directors and officers. These agreements, among other things, will indemnify and advance expenses to our directors and officers for certain expenses, including attorney’s fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us arising out of such person’s services as our director or officer, or any other company or enterprise to which the person provides services at our request.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.
     There is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for indemnification under the agreements described in this section.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     Our Audit Committee reviews and approves in advance all related-person transactions.
     We did not engage in any related person transactions during the year ended December 31, 2010.
     Symphony Transaction
     In October 2008, we announced a strategic collaboration with Symphony Capital Partners, L.P. (Symphony), a private-equity firm, under which Symphony agreed to provide up to $40 million in funding to support the advancement of ZYBRESTAT for oncology, ZYBRESTAT for ophthalmology and OXi4503. In connection with the collaboration, we granted Symphony ViDA, Inc., a newly-created drug development company, exclusive licenses to ZYBRESTAT for use in ophthalmologic indications and OXi4503. As part of this transaction, we maintained the exclusive purchase option, but not the obligation, to purchase all of the equity of Symphony ViDA (Purchase Option) at any time between October 2, 2009 and March 31, 2012 for an amount equal to two times the amount of capital actually invested by Holdings in Symphony ViDA, less certain amounts.
     Under the collaboration, we entered into a series of related agreements with Symphony Capital LLC, Symphony ViDA, Symphony ViDA Holdings LLC (Holdings) and related entities, including a Purchase Option Agreement, a Research and Development Agreement, a Technology License Agreement and an Additional Funding Agreement. In addition, we entered into a series of related agreements with Holdings, including a Stock and Warrant Purchase Agreement and a Registration Rights Agreement.
     Pursuant to these agreements, Holdings formed and capitalized Symphony ViDA in order (a) to hold certain intellectual property related to the programs which were exclusively licensed to Symphony ViDA under the Technology License Agreement and (b) to fund commitments of up to $25 million. The funding was intended to support preclinical and clinical development by us, on behalf of Symphony ViDA, of the programs.
     We issued to Holdings, pursuant to the Stock and Warrant Purchase Agreement, an aggregate of 675,675 shares of our common stock and warrants at a price of $22.20 per share, which was the closing price of our common stock on The NASDAQ Global Market on September 30, 2008, the day before we entered into the Symphony transaction. In addition, pursuant to the Purchase Option Agreement, we issued to Holdings an aggregate of 180,180 shares of our common stock with a fair value of $4 million as consideration for the Purchase Option.
     On July 2, 2009, OXiGENE, Holdings and Symphony ViDA entered into a series of related agreements pursuant to which we exercised the Purchase Option under terms set forth in an amended and restated purchase option agreement (the Amended Purchase Option Agreement), and OXiGENE and Holdings also entered into an amended and restated registration rights agreement.
     We closed on the amended Purchase Option on July 20, 2009 and issued 500,000 shares of our common stock to Holdings at the closing in exchange for all of the equity of Symphony ViDA, subject to further adjustment under the rights described in the paragraph above. In addition, upon the closing of the Purchase Option, we re-acquired all of the rights to the programs, and the approximately $12,400,000 in cash held by Symphony ViDA at the time of the closing became available for use for our general corporate purposes.
     For as long as Symphony Capital LLC owns at least 10% of our common stock, it has the right to appoint two members to our Board of Directors, and has appointed Mr. Mark Kessel and Dr. Alastair Wood to serve as directors pursuant to this right. We also maintain our advisory relationships with Symphony and RRD International LLC. The Additional Funding Agreement, dated October 1, 2008, has been terminated.

DESCRIPTION OF CAPITAL STOCK
     The following description of our capital stock and certain provisions of our restated certificate of incorporation, as amended, and our amended and restated by-laws is a summary and is qualified in its entirety by the provisions of our restated certificate of incorporation, as amended, and our amended and restated by-laws.
     Our authorized capital stock consists of 300,000,000 shares of common stock, par value of $0.01 per share, and 15,000,000 shares of preferred stock, par value of $0.01 per share.
Common Stock
     We are authorized to issue 300,000,000 shares of common stock. Each stockholder of record is entitled to one vote for each outstanding share of our common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. Holders of common stock are entitled to any dividend declared by our board of directors out of funds legally available for that purpose. Holders of common stock are entitled to receive, on a pro rata basis, all our remaining assets available for distribution to stockholders in the event of our liquidation, dissolution or winding up. Holders of common stock do not have any preemptive right to become subscribers or purchasers of additional shares of any class of our capital stock.
Preferred Stock
     We are authorized to issue 15,000,000 shares of preferred stock, par value $0.01 per share. As of May 24, 2011, no shares of our preferred stock were outstanding. The following summary of certain provisions of our preferred stock does not purport to be complete. You should refer to our restated certificate of incorporation, as amended, and our amended and restated by-laws, both of which are included as exhibits to the registration statement we have filed with the SEC in connection with this offering. The summary below is also qualified by provisions of applicable law.
     Our board of directors may, without further action by our stockholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series, including voting rights, dividend rights and redemption and liquidation preferences. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of our common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of our company before any payment is made to the holders of shares of our common stock. In some circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of our board of directors, without stockholder approval, we may issue shares of preferred stock with conversion rights which could adversely affect the holders of shares of our common stock.
Listing
     Our common stock is listed on The NASDAQ Capital Market under the symbol “OXGN.”
Transfer Agent and Registrar
     American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock and preferred stock.
Delaware Law, Certain Charter and By-Law Provisions and Stockholder Rights Agreement
     The provisions of Delaware law and of our restated certificate of incorporation, as amended, and amended and restated by-laws discussed below could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or the best interests of OXiGENE.
     Delaware Statutory Business Combinations Provision. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. For purposes of Section 203, a “business combination” is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and, subject to certain exceptions, an “interested stockholder” is a person who, together with his or her affiliates and associates, owns (or within the prior three years, did own) 15% or more of the corporation’s voting stock.
     Special Meetings of Stockholders. Special meetings of the stockholders may be called by the chairman of our board of directors, the president, or the entire board of directors pursuant to a resolution adopted by a majority of directors present at a meeting at which a quorum is present. The president or secretary shall also call special meetings upon the written request of not less than 10% in interest of the stockholders entitled to vote at the meeting.
     Stockholder Rights Agreement. On March 24, 2005 our board of directors declared a dividend of one common stock purchase right for each outstanding share of our voting common stock, $0.01 par value per share, to stockholders of record at the close of business on April 4, 2005. Each right entitles the registered holder to purchase from us one-fifth of a share of common stock, at a purchase price of $1,000.00 in cash, subject to adjustment. The description and terms of the rights are set forth in a Stockholder Rights Agreement between us and American Stock Transfer & Trust Company, as Rights Agent.
     Initially, the rights will be attached to all common stock certificates representing shares then outstanding, and no separate certificates for rights will be distributed. The rights will separate from the common stock and a “Distribution Date” will occur upon the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of our common stock or (ii) 10 business days following the commencement of a tender offer or exchange offer that may result in a person or group beneficially owning 15% or more of the outstanding shares of our common stock.
     Until the distribution date (or earlier redemption or expiration of the rights), (i) the rights will be evidenced by the common stock certificates and will be transferred with and only with such common stock certificates, (ii) new common stock certificates issued after the record date will contain a notation incorporating the Stockholder Rights Agreement by reference, and (iii) the surrender for transfer of any certificates for common stock outstanding, even without such notation, will also constitute the transfer of the rights associated with the common stock represented by such certificate.
WARRANT
     We issued a warrant to Kingsbridge to purchase up to 12,500 shares of our common stock at a price of $54.80 per share. This warrant is exercisable beginning six months after February 19, 2008 and for a period of five years thereafter. Under the terms of the warrant, the warrant may not be exercised to the extent that such exercise would cause the warrant holder to beneficially own (or be deemed to beneficially own) a number of shares of our common stock that would exceed 9.9% of our then outstanding shares of common stock following such exercise.
LEGAL MATTERS
     Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts, provided us with an opinion as to the legal matters in connection with the securities we are offering.
EXPERTS
     The consolidated financial statements of OXiGENE, Inc. at December 31, 2010 and 2009, and for each of the three years in the period ended December 31, 2010, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements), and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
     We are a public company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC’s web site at www.sec.gov, and on our web site at www.oxigene.com. The information contained on our web site is not included or incorporated by reference into this prospectus. In addition, our common stock is listed for trading on The NASDAQ Capital Market under the symbol “OXGN.” You can read and copy reports and other information concerning us at the offices of the Financial Industry Reporting Authority located at 1735 K Street, N.W., Washington, D.C. 20006.
     This prospectus is only part of a Registration Statement on Form S-1 that we have filed with the SEC under the Securities Act, and therefore omits certain information contained in the Registration Statement. We have also filed exhibits and schedules with the Registration Statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may:
•	inspect a copy of the Registration Statement, including the exhibits and schedules, without charge at the public reference room,

•	obtain a copy from the SEC upon payment of the fees prescribed by the SEC, or

•	obtain a copy from the SEC’s web site or our web site.

OXiGENE, Inc.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of
OXiGENE, Inc.

We have audited the accompanying consolidated balance sheets of OXiGENE, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ (deficit) equity, and cash flows for each of the three years in the period ended December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of OXiGENE, Inc. at December 31, 2010 and 2009, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that OXiGENE, Inc. will continue as a going concern. As more fully described in Note 1, the Company has incurred recurring operating losses and will be required to raise additional capital, alternative means of financial support, or both, prior to January 1, 2012 in order to sustain operations. The ability of the Company to raise additional capital or alternative sources of financing is uncertain. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The 2010 consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

/s/  Ernst & Young LLP

Boston, Massachusetts
March 16, 2011

OXiGENE, Inc.

Consolidated Balance Sheets
 (All Amounts in thousands
except per share amounts)

	December 31, 2010	December 31, 2009

ASSETS
Current assets:
Cash and cash equivalents	$4,602	$13,932
Restricted cash	75	140
Prepaid expenses	256	644
Other current assets	75	108

Total current assets	5,008	14,824
Furniture and fixtures, equipment and leasehold improvements	1,512	1,515
Accumulated depreciation	(1,425)	(1,332)

	87	183
License agreements, net of accumulated amortization of $1,114 and $1,016 at December 31, 2010 and December 31, 2009, respectively	386	484
Other assets	86	126

Total assets	$5,567	$15,617

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$458	$1,181
Accrued research and development	2,125	4,753
Accrued other	628	1,684
Derivative liability short term	—	850

Total current liabilities	3,211	8,468
Derivative liability long term	7,611	1,350

Total liabilities	10,822	9,818

Commitments and contingencies (Note 11)
Stockholders’ (deficit) equity:
Preferred Stock, $.01 par value, 15,000 shares authorized; 0 shares issued and outstanding at December 31, 2010 and December 31, 2009	—	—
Common stock, $.01 par value, 300,000 shares authorized and 5,501 shares issued and outstanding at December 31, 2010; 150,000 shares authorized and 3,137 shares issued and outstanding at December 31, 2009	55	31
Additional paid-in capital	202,390	189,698
Accumulated deficit	(207,700)	(183,930)

Total stockholders’ (deficit) equity	(5,255)	5,799

Total liabilities and stockholders’ (deficit) equity	$5,567	$15,617

See accompanying notes.

OXiGENE, Inc.

Consolidated Statements of Operations
 (All amounts in thousands,
except per share amounts)

	Years Ended December 31,
	2010	2009	2008

License Revenue:	$—	$—	$12
Operating costs and expenses(1):
Research and development	12,114	22,256	18,995
General and administrative	5,885	8,900	6,957
Restructuring (Note 6)	510	—	—

Total operating costs and expenses	18,509	31,156	25,952

Loss from operations	(18,509)	(31,156)	(25,940)
Change in fair value of warrants and other financial instruments (Note 5)	(6,018)	2,166	3,335
Investment income	17	110	618
Other income (expense), net	740	(63)	66

Consolidated net loss	$(23,770)	$(28,943)	$(21,921)

Less: net loss attributed to non controlling interest (Note 7)	$—	$(4,215)	$(520)

Net loss attributed to OXiGENE, Inc.	$(23,770)	$(24,728)	$(21,401)

Excess purchase price over carrying value of noncontrolling interest acquired in Symphony ViDA, Inc (Note 7)	$—	$(10,383)	$—

Net loss applicable to common stock	$(23,770)	$(35,111)	$(21,401)

Basic and diluted net loss per share attributed to OXiGENE, Inc. common shares (Note 8)	$(5.96)	$(13.15)	$(13.96)
Weighted-average number of common shares outstanding	3,988	2,671	1,533

(1) Includes share based compensation expense as follows:
Research and development	$245	$206	$328
General and administrative	707	324	671

Total share based compensation expense	$952	$530	$999

See accompanying notes.

OXiGENE, Inc.

Consolidated Statements of Stockholders’ (Deficit) Equity
(All amounts in thousands)

					Accumulated	Total	Non
					Other	OXiGENE, Inc.	Controlling
			Additional		Comprehensive	Stockholders’	Interest in	Total
	Common Stock		Paid-In	Accumulated	Income/	(Deficit)/	Symphony	(Deficit) /
	Shares	$	Capital	Deficit	(Loss)	Equity	ViDA, Inc.	Equity

Balance December 31, 2007	1,425	$14	$162,629	$(137,801)	$15	$24,857	$—	$24,857
Formulation of Symphony ViDA, Inc.	—	—	—	—	—	—	9,952	9,952
Unrealized loss from available-for-sale securities	—	—	—	—	(125)	(125)		(125)
Net loss	—	—	—	(21,401)	—	(21,401)	(520)	(21,921)

Comprehensive loss						(21,526)	9,432	(12,094)
Issuance of common stock for executive incentive compensation	2	—	87	—	—	87	—	87
Issuance of common stock related to CEFF, net of costs	32	—	740	—	—	740	—	740
Stock-based compensation expense	—	—	999	—	—	999	—	999
Issuance of warrants to purchase common stock to Symphony ViDA Holdings, LLC	—	—	(8,935)	—	—	(8,935)	—	(8,935)
Settlement of Symphony warrant upon exercise	—	—	5,622	—	—	5,622	—	5,622
Accounting for additional CEFF investment and warrant as a liability	—	—	(489)	—	—	(489)	—	(489)
Issuance of common stock to Symphony as direct investment, net of costs	112	1	1,428	—	—	1,429	—	1,429
Exercise of Symphony warrant issuance of shares of common stock	564	6	12,517	—	—	12,523	—	12,523
Issuance of common stock as compensation for purchase option	180	2	3,998	—	—	4,000	—	4,000

Balance December 31, 2008	2,315	23	178,596	(159,202)	(110)	19,307	9,432	28,739
Unrealized gain from available-for-sale securities	—	—	—	—	110	110	—	110
Net loss	—	—	—	(24,728)	—	(24,728)	(4,215)	(28,943)

Comprehensive loss						(24,618)	(4,215)	(28,833)
Issuance of common stock for Symphony ViDA, Inc. acquisition (including $10.4 million of excess purchase price over carrying value of non controlling interest)	500	5	5,125	—	—	5,130	(5,217)	(87)
Issuance of common stock in lieu of compensation for the Board of Directors	15	—	321	—	—	321	—	321
Elimination of the CEFF warrant derivative liability due to the Symphony ViDA, Inc. acquisition	—	—	155	—	—	155	—	155
Issuance of common stock in direct registration net of costs and fair value of warrants issued of $4,055	313	3	4,971	—	—	4,974	—	4,974
Issuance of common stock under employee stock purchase plan	3	—	125	—	—	125	—	125
Stock based compensation expense	—	—	407	—	—	407	—	407
Forfeiture of restricted stock	(9)	—	(2)	—	—	(2)	—	(2)

Balance December 31, 2009	3,137	31	189,698	(183,930)	—	5,799	—	5,799
Net loss	—	—	—	(23,770)	—	(23,770)	—	(23,770)
Issuance of common stock and common stock warrants in connection with the private placement financing, net of expenses of $877	329	3	(316)	—	—	(313)	—	(313)
Reclass of CEFF warrants to derivative liability in March 2010 due to private placement warrants	—	—	(103)	—	—	(103)	—	(103)
Exercise of warrants issued in private placement financing	1,347	14	8,241	—	—	8,255	—	8,255
Issuance of common stock under ATM, net of expenses of $288	664	7	3,799	—	—	3,806	—	3,806
Issuance of common stock in lieu of compensation to Board of Directors	19	—	325	—	—	325	—	325
Issuance of common stock under employee stock purchase plan	4	—	33	—	—	33	—	33
Stock based compensation expense	—	—	687	—	—	687	—	687
Exercise of stock options	1	—	26	—	—	26	—	26

Balance December 31, 2010	5,501	$55	$202,390	$(207,700)	$—	$(5,255)	$—	$(5,255)

See accompanying notes.

OXiGENE, Inc

Consolidated Statements of Cash Flows
(Amounts in thousands)

	Years Ended December 31,
	2010	2009	2008

Operating activities:
Net loss attributed to OXiGENE, Inc.	$(23,770)	$(24,728)	$(21,401)
Loss attributed to noncontrolling interests		(4,215)	(520)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of warrants and other financial instruments	6,018	(2,166)	(3,335)
Depreciation	96	123	133
Amortization of license agreement	98	97	98
Rent loss accrual	—	(60)	(163)
Stock-based compensation	952	778	1,086
Changes in operating assets and liabilities:
Restricted cash	65	(140)	—
Prepaid expenses and other current assets	457	(210)	(78)
Accounts payable, accrued expenses and other payables	(4,343)	1,852	782

Net cash used in operating activities	(20,427)	(28,669)	(23,398)
Investing activities:
Proceeds from sale of available-for-sale securities	—	753	23,456
Purchase of available-for-sale securities	—	—	(4,314)
Proceeds from sale of marketable securities held by Symphony ViDA, Inc	—	2,286	(14,663)
Purchase of furniture, fixtures and equipment	—	(109)	(113)
Proceeds from sale of fixed assets	—	4	—
Change in other assets	3	—	137

Net cash provided by investing activities	3	2,934	4,503
Financing activities:
Proceeds from issuance of common stock, net of acquisition costs	11,044	9,029	14,691
Proceeds from Symphony ViDA acquisition, net of acquisition costs	—	12,289	—
Proceeds from purchase of noncontrolling interest by shareholders in Symphony ViDA, Inc., net of fees	—	—	13,952
Proceeds from exercise of employee stock plans	50	74	—

Net cash provided by financing activities	11,094	21,392	28,643

(Decrease) increase in cash and cash equivalents	(9,330)	(4,343)	9,748
Cash and cash equivalents at beginning of period	13,932	18,275	8,527

Cash and cash equivalents at end of period	$4,602	$13,932	$18,275

Non- cash Disclosures:
Fair market value of private placement warrants at issuance	$11,868	$4,055	$6,111
Fair market value of warrants at exercise	$7,645	$—	$—
Fair market value reclassification of CEFF warrants to liabilities in connection with private placement	$103	$155	$—
Stock issued as consideration for Symphony ViDA, Inc. purchase options	$—	$—	$4,000

See accompanying notes.

OXiGENE, INC.

Notes to Consolidated Financial Statements
December 31, 2010

1.	Description of Business and Significant Accounting Policies

Description of Business

OXiGENE, Inc. (the “Company”), incorporated in 1988 in the state of New York and reincorporated in 1992 in the state of Delaware, is a clinical-stage, biopharmaceutical company developing novel therapeutics to treat cancer and eye diseases. OXiGENE’s primary focus is the development and commercialization of product candidates referred to as vascular disrupting agents, or VDAs, that selectively disable and destroy abnormal blood vessels that provide solid tumors a means of growth and survival and also are associated with visual impairment in a number of ophthalmological diseases and conditions. To date, more than 400 subjects have been treated with ZYBRESTAT in human clinical trials, and the drug candidate has generally been observed to be well-tolerated. Currently, the Company does not have any products available for sale; however, it has two therapeutic product candidates in various stages of clinical and pre-clinical development, as well as additional product candidates currently in research and development.

OXiGENE’s primary drug development candidates, ZYBRESTAT and OXi4503, are based on a series of natural products called Combretastatins, and are VDAs. The Company is currently developing its VDA drug candidates for indications in both oncology and ophthalmology. OXiGENE’s most advanced drug candidate is ZYBRESTAT, a VDA, which is being evaluated in multiple ongoing and planned clinical trials in various oncology and ophthalmic indications. The Company conducts scientific activities pursuant to collaborative arrangements with universities. Regulatory and clinical testing functions are generally contracted out to third-party, specialty organizations.

In February 2011, the Company’s board of directors voted unanimously to implement a 1:20 reverse stock split of the Company’s common stock, following authorization of the reverse split by a shareholder vote on December 21, 2010. The reverse split became effective on February 22, 2011. All of the share and per share amounts, except for the per share fair value amounts, discussed and shown in the consolidated financial statements and notes have been adjusted to reflect the effect of this reverse split. In the first quarter of OXiGENE’s fiscal 2011, the Company will revalue all of its derivative liability and equity instruments that use the Black Scholes method of valuation effective as of the date of the reverse split. The change in value of such instruments will be recorded as a gain or loss in the Company’s statement of operations in the first quarter. These gains or losses could be substantial.

To date, OXiGENE has financed its operations principally through net proceeds received from private and public equity financings. The Company’s cash, restricted cash and cash equivalents balance as of December 31, 2010 was $4,677,000.

On March 11, 2010 the Company completed a definitive agreement with certain institutional investors to sell 328,947 shares of its common stock and four separate series of warrants to purchase common stock in a private placement. Gross proceeds of the financing were approximately $7,500,000, before deducting placement agent fees and offering expenses, and excluding the subsequent exercises of the warrants.

On July 21, 2010, the Company entered into an “at the market” (ATM) equity offering sales agreement with McNicoll, Lewis & Vlak LLC, or MLV, pursuant to which it may issue and sell shares of its common stock from time to time through MLV acting as sales agent and underwriter. Sales of the Company’s common stock through MLV, if any, are made on the Company’s principal trading market by means of ordinary brokers’ transactions at market prices, in block transactions or as otherwise agreed by MLV and the Company. MLV uses its commercially reasonable efforts to sell the Company’s common stock from time to time, based upon instructions from the Company (including any price, time or size limits the Company may impose). The Company pays MLV a commission rate of up to 7.0% of the gross sales price per share of any common stock sold through MLV as agent under the sales agreement. The Company has also provided MLV with customary indemnification rights. During the year ended December 31, 2010, the Company sold 664,150 shares of common stock pursuant to the ATM sales

OXiGENE, INC.

Notes to Consolidated Financial Statements — (Continued)

agreement resulting in net proceeds to the Company of approximately $3,806,000. As of December 31, 2010, there were 48,350 shares remaining available for sale under the ATM, based on the number of shares registered to be sold. In January 2011, OXiGENE sold the remaining 48,350 shares resulting in net proceeds to the Company of approximately $180,000. On January 31, 2011, the Company filed a prospectus supplement pursuant to which it may issue and sell additional shares of its common stock having an aggregate offering price of up to $4,790,000 under the ATM.

In November 2010, the Company received $732,000 for qualified investments in a qualifying therapeutic discovery project under section 48D of the Internal Revenue Code. This amount is recorded within Other income in the 2010 Consolidated Statement of Operations.

OXiGENE’s ongoing capital requirements will depend on numerous factors, including: the progress and results of preclinical testing and clinical trials of its product candidates under development, including ZYBRESTAT and OXi4503; the progress of its research and development programs; the time and costs expended and required to obtain any necessary or desired regulatory approvals; the resources, if any, that the Company devotes to develop manufacturing methods and advanced technologies; OXiGENE’s ability to enter into licensing arrangements, including any unanticipated licensing arrangements that may be necessary to enable it to continue the Company’s development and clinical trial programs; the costs and expenses of filing, prosecuting and, if necessary, enforcing OXiGENE’s patent claims, or defending against possible claims of infringement by third-party patent or other technology rights; the cost of commercialization activities and arrangements, if any, undertaken by the Company; and, if and when approved, the demand for OXiGENE’s products, which demand depends in turn on circumstances and uncertainties that cannot be fully known, understood or quantified unless and until the time of approval, including the range of indications for which any product is granted approval.

The Company expects its existing cash and cash equivalents to support the Company’s operations through the first quarter of 2011. Assuming that net proceeds from the potential sale of shares at current market prices under the ATM sales agreement described above are received ratably over the March 2011 to June 2011 timeframe, the Company expects that its existing financial resources, together with the expected net proceeds from the ATM, would be sufficient to fund its operations through the second quarter of 2011. No assurance can be given that the Company will sell any additional shares under the ATM sales agreement, or, if it does, as to the price or amount of shares that it will sell, or the dates on which any such sales will take place. The Company is aggressively pursuing other forms of capital infusion including public or private financing, strategic partnerships or other arrangements with organizations that have capabilities and/or products that are complementary to the Company’s own capabilities and/or products, in order to continue the development of its product candidates.

OXiGENE will need to access additional funds to remain a going concern beyond the first quarter of 2011 or, if funds are raised through the ATM sales agreement as described above, beyond the second quarter of 2011. Such funding may not be available to OXiGENE on acceptable terms, or at all. If the Company is unable to access additional funds when needed, it may not be able to continue the development of its product candidates or the Company could be required to delay, scale back or eliminate some or all of its development programs and other operations. Any additional equity financing, if available to the Company, may not be available on favorable terms, most likely will be dilutive to its current stockholders and debt financing, if available, may involve restrictive covenants. If the Company accesses funds through collaborative or licensing arrangements, it may be required to relinquish rights to some of its technologies or product candidates that it would otherwise seek to develop or commercialize on its own, on terms that are not favorable to the Company. The Company’s ability to access capital when needed is not assured and, if not achieved on a timely basis, will materially harm its business, financial condition and results of operations. The Company’s ability to raise additional capital could also be impaired if its common shares lose their status on The NASDAQ Capital Market, and trade in the over-the-counter market. These uncertainties create substantial doubt about the Company’s ability to continue as a going concern. The Report of Independent Registered Accounting Firm at the beginning of the Consolidated Financial Statements section of this Form 10-K includes a going concern explanatory paragraph.

OXiGENE, INC.

Notes to Consolidated Financial Statements — (Continued)

The accompanying financial statements have been prepared on a basis which assumes that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.

Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk

The Company has no significant off balance sheet concentrations of credit risk. Financial instruments that potentially subject the Company to concentrations of credit risk primarily consist of cash and cash equivalents. The Company holds its cash and cash equivalents at one financial institution.

Cash, Restricted Cash and Cash Equivalents

The Company considers all highly liquid financial instruments with maturities of three months or less when purchased to be cash equivalents. The Company has $75,000 and $140,000 of restricted cash as of December 31, 2010 and 2009, respectively that is used to secure financing through a Company credit card. This amount is separated from cash and cash equivalents on the Consolidated Balance Sheet.

Available-for-Sale Securities

In accordance with the Company’s investment policy, surplus cash may be invested primarily in commercial paper, obligations issued by the U.S. Treasury/ federal agencies or guaranteed by the U.S. government, money market instruments, repurchase agreements, bankers’ acceptances, certificates of deposit, time deposits and bank notes. In accordance with financial accounting standards, the Company separately discloses cash and cash equivalents from investments in marketable securities. The Company designates its marketable securities as available-for-sale securities. Available-for-sale securities are carried at fair value with the unrealized gains and losses, net of tax, if any, reported as accumulated other comprehensive income (loss) in stockholders’ equity. The Company reviews the status of the unrealized gains and losses of its available-for-sale marketable securities on a regular basis. Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities are included in investment income. Interest and dividends on securities classified as available-for-sale are included in investment income. Securities with maturation greater than twelve months, are classified as long-term assets.

The Company’s investment objectives are to preserve principal, maintain a high degree of liquidity to meet operating needs and obtain competitive returns subject to prevailing market conditions. The Company assesses the market risk of its investments on an ongoing basis so as to avert risk of loss. The Company assesses the market risk of its investments by continuously monitoring the market prices of its investments and related rates of return, and continuously looking for the safest, most risk-averse investments that will yield the highest rates of return in their category.

The Company did not hold any available-for-sale securities as of December 31, 2010 or 2009.

OXiGENE, INC.

Notes to Consolidated Financial Statements — (Continued)

Fair Value

The Company is required to disclose information on all assets and liabilities reported at fair value that enables an assessment of the inputs used in determining the reported fair values. Fair value hierarchy is now established that prioritizes valuation inputs based on the observable nature of those inputs. The fair value hierarchy applies only to the valuation inputs used in determining the reported fair value of our investments and is not a measure of the investment credit quality. The hierarchy defines three levels of valuation inputs:

Level 1 inputs	Quoted prices in active markets;

Level 2 inputs	Generally include inputs with other observable qualities, such as quoted prices in active markets for similar assets or quoted prices for identical assets in inactive markets; and

Level 3 inputs	Valuations based on unobservable inputs.

As of December 31, 2010 and 2009, OXiGENE did not hold any assets or liabilities subject to these standards, except the derivative liabilities and other financial instruments discussed below in “Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in the Company’s Common stock” which are level 3 inputs. Effective January 1, 2009, the Company adopted the fair value standards as they relate to non-recurring fair value measurements, such as the assessment of goodwill and other long-lived assets for impairment.

Furniture and Fixtures, Equipment and Leasehold Improvements

Furniture and fixtures, equipment and leasehold improvements are recorded at cost. Depreciation is recorded using the straight-line method over the estimated useful lives of the assets, which range from three to five years.

License Agreements

The present value of the amount paid under the license agreement with Arizona State University (see Note 3) has been capitalized and is being amortized over the term of the agreement (approximately 15.5 years). The Company is required to perform an impairment analysis of its long-lived assets if triggering events occur. The Company reviews for such triggering events periodically such as a going concern opinion and continuing losses. The license agreement provides for additional payments in connection with the license arrangement upon the initiation of certain clinical trials or the completion of certain regulatory approvals, which payments could be accelerated upon the achievement of certain financial milestones as defined in the agreement. The Company expenses these payments to research and development in the period the obligation becomes both probable and estimable.

Accrued Research and Development

The Company charges all research and development expenses, both internal and external costs, to operations as incurred. The Company’s research and development costs represent expenses incurred from the engagement of outside professional service organizations, product manufacturers and consultants associated with the development of the Company’s potential product candidates. The Company recognizes expenses associated with these arrangements based on the completion of activities as specified in the applicable contracts. Costs incurred under fixed-fee contracts are expensed ratably over the contract period absent any knowledge that the services will be performed other than ratably. Costs incurred under contracts with clinical trial sites and principal investigators are generally accrued on a patient-treated basis consistent with the terms outlined in the contract. In determining costs incurred on some of these programs, the Company takes into consideration a number of factors, including estimates and input provided by internal program managers. Upon termination of such contracts, the Company is normally only liable for costs incurred and committed to date. As a result, accrued research and development expenses represent the Company’s reasonably estimated contractual liability to outside service providers at any particular point in time.

OXiGENE, INC.

Notes to Consolidated Financial Statements — (Continued)

Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in the Company’s Common stock

The Company evaluates all derivative financial instruments issued in connection with its equity offerings when determining the proper accounting treatment for such instruments in the Company’s financial statements. The Company considers a number of generally accepted accounting principles to determine such treatment. The Company performs a number of steps to evaluate the features of the instrument against the guidance provided in the accounting pronouncements in order to determine the appropriate accounting treatment. The Company’s policy with regard to settling outstanding financial instruments is to settle those with the earliest maturity date first which essentially sets the order of preference for settling the awards. In the majority of circumstances, the Company utilizes the Black Scholes method to determine the fair value of its derivative financial instruments. In some cases, where appropriate, the Company utilizes the Binomial method to determine the fair value of such derivative financial instruments. Key valuation factors in determining the fair value include the current stock price as of the date of measurement, the exercise price, the remaining contractual life, expected volatility for the instrument and the risk-free interest rate. Changes in fair value are recorded as a gain or loss in the Company’s Statement of Operations with the corresponding amount recorded as an adjustment to liability on its Balance Sheet. The expected volatility factor, in particular, is subject to significant variability from measurement period to measurement period and can result in large gains or losses from period to period.

Revenue Recognition

Currently, the Company does not have any products available for sale. The only source of potential revenue at this time is from the license to a third party of the Company’s formerly owned Nicoplex and Thiol Test technology. Revenue in connection with this license arrangement is earned based on sales of products or services utilizing this technology. Revenue is recognized under this agreement when payments are received due to the uncertainty of the timing of sales of products or services.

Stock-based Compensation

The Company expenses the estimated fair value of all share-based payments issued to employees over the vesting period. The Company has a 2005 Stock Plan (“2005 Plan”), which superseded its 1996 Stock Option Plan that provides for the award of stock options, restricted stock and stock appreciation rights to employees, directors and consultants to the Company. The Company also has a 2009 Employee Stock Purchase Plan (“2009 ESPP”).

Consolidation of Variable Interest Entity (VIE)

A variable interest entity (VIE) is (1) an entity that has equity that is insufficient to permit the entity to finance its activities without additional subordinated financial support, or (2) an entity that has equity investors that cannot make significant decisions about the entity’s operations or that do not absorb their proportionate share of the expected losses or do not receive the expected residual returns of the entity. A VIE should be consolidated by the party that is deemed to be the primary beneficiary, which is the party that has exposure to a majority of the potential variability in the VIE’s outcomes. The application of accounting policy to a given arrangement requires significant management judgment.

The Company consolidated the financial position and results of operations of ViDA (See Note 7) in accordance with proper accounting guidance. OXiGENE believes ViDA was by design a VIE because OXIGENE had a purchase option to acquire its outstanding voting stock at prices that are fixed based upon the date the option is exercised. The fixed nature of the purchase option price limited Symphony’s returns, as the investor in ViDA. Further, due to the direct investment from Holdings in OXiGENE common stock, as a related party ViDA was a VIE of which OXiGENE was the primary beneficiary. Upon OXiGENE exercising the purchase option in 2009, ViDA became a wholly-owned subsidiary of OXiGENE and ceased being a VIE.

OXiGENE, INC.

Notes to Consolidated Financial Statements — (Continued)

Accounting and Reporting of Noncontrolling Interests

On January 1, 2009, the Company adopted (retrospectively for all periods presented) the new presentation requirements for noncontrolling interests required by ASC 810 Consolidations. Under ASC 810, earnings or losses attributed to the noncontrolling interests are reported as part of consolidated earnings and not as a separate component of income or expense. Accordingly, the Company reported the consolidated earnings of ViDA in its consolidated statement of operations from October 2008, when it entered into a strategic collaboration with Symphony, until July 20, 2009, when OXiGENE acquired 100% of the equity of ViDA pursuant to the Amended and Restated Purchase Option Agreement. Once becoming the Company’s wholly-owned subsidiary, the operating results of ViDA continued to be included in the Company’s consolidated statement of operations but were no longer subject to the presentation requirements applicable to noncontrolling interests. Losses incurred by ViDA prior to July 20, 2009 and attributable to Symphony, were charged to noncontrolling interest.

Patents and Patent Applications

The Company has filed applications for patents in connection with technologies being developed. The patent applications and any patents issued as a result of these applications are important to the protection of the Company’s technologies that may result from its research and development efforts. Costs associated with patent applications and maintaining patents are expensed as general and administrative expense as incurred.

Income Taxes

The Company accounts for income taxes based upon the provisions of ASC 740 Income Taxes. Under ASC 740, deferred taxes are recognized using the liability method whereby tax rates are applied to cumulative temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes based on when and how they are expected to affect the tax return.

Subsequent Events

The Company reviews all activity subsequent to year end but prior to the issuance of the financial statements for events that could require disclosure or which could impact the carrying value of assets or liabilities as of the balance sheet date.

2.	Furniture and Fixtures, Equipment and Leasehold Improvements

Furniture and fixtures, equipment and leasehold improvements consisted of the following at the dates indicated below:

	December 31, 2010	December 31, 2009
	(In thousands)

Leasehold improvements	$449	$449
Equipment	647	650
Furniture and fixtures	416	416

Total gross assets	1,512	1,515
Less accumulated depreciation	(1,425)	(1,332)

Total property and equipment	$87	$183

3.	License agreements

In August 1999, the Company entered into an exclusive license agreement for the commercial development, use and sale of products or services covered by certain patent rights owned by Arizona State University. From the

OXiGENE, INC.

Notes to Consolidated Financial Statements — (Continued)

inception of the agreement through December 31, 2010, the Company has paid a total of $2,500,000 in connection with this license. The Company capitalized the net present value of the total amount paid under the initial terms of the license, or $1,500,000, and is amortizing this amount over the patent life or 15.5 years.

The Company expects to record amortization expense related to this license agreement of approximately $8,100 per month through November 2014. The net book value at December 31, 2010 and 2009, was $386,000 and 484,000 respectively.

4.	Accrued other

Accrued other consisted of the following at the dates indicated below:

	December 31, 2010	December 31, 2009
	(In thousands)

Accounting and Legal	$206	$436
Payroll	251	612
Other	171	636

Total Accrued other	$628	$1,684

5.	Stockholder’s (Deficit) Equity — Common and Preferred Shares

The Company had 300,000,000 and 150,000,000 shares of common stock authorized as of December 31, 2010 and December 31, 2009, respectively. As of December 31, 2010, the Company had 5,500,600 shares of common stock issued and outstanding.

On March 11, 2010, the Company completed a private placement of common stock with certain institutional investors to sell 328,947 shares of OXiGENE common stock and four separate series of warrants to purchase common stock. Gross proceeds of the financing were approximately $7,500,000, before deducting placement agent fees and estimated offering expenses, and assuming no exercise of the warrants. On the date of issuance, these warrants were initially valued at $11,868,000. The approximately $4,933,000 excess of the fair value of the liability recorded for these warrants over the proceeds received was recorded as a charge to earnings in the first quarter of 2010 and is included in “Change in fair value of warrants and other financial instruments” within the Statement of Operations.

On July 21, 2010, the Company entered into an “at the market” (ATM) equity offering sales agreement with McNicoll, Lewis & Vlak LLC, or MLV, pursuant to which it may issue and sell shares of its common stock from time to time through MLV acting as sales agent and underwriter. Sales of the Company’s common stock through MLV are made on the Company’s principal trading market by means of ordinary brokers’ transactions at market prices, in block transactions or as otherwise agreed by MLV and the Company. MLV uses its commercially reasonable efforts to sell the Company’s common stock from time to time, based upon instructions from the Company (including any price, time or size limits the Company may impose). The Company pays MLV a commission rate of up to 7.0% of the gross sales price per share of any common stock sold through MLV as agent under the sales agreement. The Company has also provided MLV with customary indemnification rights. During the year ended December 31, 2010, the Company sold 664,150 shares of common stock pursuant to the ATM sales agreement resulting in net proceeds to the Company of approximately $3,806,000. As of December 31, 2010, there were 48,350 shares remaining available for sale under the ATM, based on the number of shares registered to be sold. In January 2011, OXiGENE sold the remaining 48,350 shares resulting in net proceeds to the Company of approximately $180,000. On January 31, 2011, the Company filed a prospectus supplement pursuant to which it may issue and sell additional shares of its common stock having an aggregate offering price of up to $4,790,000 under the ATM.

OXiGENE, INC.

Notes to Consolidated Financial Statements — (Continued)

Warrants, Options, Non-Vested Stock, 2009 ESPP and Director Compensation Policy

Warrants

The following is a summary of the Company’s Derivative liability activity for the year ended December 31, 2010 (in 000’s):

Derivative liability outstanding at December 31, 2009	$2,200
Private placement warrants — fair value at issuance	11,868
CEFF warrants — amounts reclassified to derivative liability based upon the fair value at the issuance date of the Private placement warrants	103
Net increase in fair value of all warrants	1,085
Amount reclassified to equity based upon the fair value at the date of exercise of warrants	(7,645)

Derivative liability outstanding at December 31, 2010	$7,611

The table below summarizes the value (in thousands) of the warrant-related liabilities recorded on the Company’s balance sheet:

Warrants Issued in	As of December 31, 2010		As of December 31, 2009
Connection with:	Current	Long-term	Current	Long-term

Committed Equity Financing Facility		$6		$—
Direct Registration Series I Warrants		107		1,350
Direct Registration Series II Warrants	—		850
PIPE Series A Warrants		4,143		—
PIPE Series C Warrants		3,355		—

Total derivative liability	$—	$7,611	$850	$1,350

The (loss) gain from the change in fair value of warrants and other financial instruments for the years ended December 31, 2010, 2009 and 2008 is summarized below (in thousands):

	2010	2009	2008

Symphony Additional Investment Shares	$—	$416	$3,312
Committed Equity Financing Facility Warrants	96	(105)	23
Direct Registration Warrants	2,093	1,855	—
Excess of value of the Private Placement Warrants at issuance over the net proceeds of the offering	(4,933)	—	—
Private Placement Warrants	(3,274)	—	—

Total (loss) gain on change in fair market value of derivatives	$(6,018)	$2,166	$3,335

OXiGENE, INC.

Notes to Consolidated Financial Statements — (Continued)

The following is a summary of the Company’s outstanding common stock warrants as of December 31, 2010 and 2009:

		Weighted
Warrants Issued in		Average	Number of Warrants Outstanding as of:
Connection with:	Date of Issue	Exercise Price	December 31, 2010	December 31, 2009
			(In thousands)

Committed Equity Financing Facility	February 19, 2008	$54.80	13	13
Direct Registration Series I Warrants	July 20, 2009	$42.00	141	141
Direct Registration Series II Warrants	July 20, 2009	$32.00	—	141
Private Placement Series A Warrants	March 11, 2010	$5.60	1,536	—
Private Placement Series C Warrants	March 11, 2010	$5.60	1,229	—

Total Warrants outstanding			2,919	295

Private Issuance of Public Equity “PIPE” Warrants

On March 11, 2010, the Company completed a definitive agreement with certain institutional investors to sell shares of its Common stock and four separate series of warrants to purchase Common stock in a private placement. Gross proceeds of the financing were approximately $7,500,000, before deducting placement agent fees and estimated offering expenses, and excluding the subsequent exercises of the warrants.

The four separate series of warrants consisted of the following:

(A) Series A Warrants to initially purchase 328,947 shares of common stock, which were exercisable immediately after issuance, had a 5-year term and had an initial per share exercise price of $30.40;

(B) Series B Warrants to initially purchase 328,947 shares of common stock, which were initially exercisable at a per share exercise price of $22.80, on the earlier of the six month anniversary of the closing date or the date on which the Company’s stockholders approve the issuance of shares in the transaction, and expired on the later of three months from the effective date of the resale registration statement covering such shares and seven months from the closing date. These warrants expired on October 12, 2010;

(C) Series C Warrants to initially purchase 328,947 shares of common stock, and which would be exercisable upon the exercise of the Series B Warrants and on the earlier of the six month anniversary of the closing date or the date on which the Company’s stockholders approve the issuance of shares in the transaction, would expire five years after the date on which they become exercisable, and had an initial per share exercise price of $22.80; and

(D) Series D Warrants to purchase shares of common stock. The Series D Warrants were not immediately exercisable. The Company registered for resale 337,757 shares of common stock issuable upon exercise of the Series D Warrants pursuant to an agreement with the warrant holders. All of the Series D Warrants were exercised by November 4, 2010 and there are no Series D Warrants outstanding after that date.

The Series A, B and C warrants listed above contained full ratchet anti-dilution features based on the price and terms of any financings completed after March 11, 2010 as described in the warrant agreements. As set forth in the table below, the number of shares issuable upon exercise of the Series A, B and C Warrants has increased substantially and the per share exercise price has decreased substantially, as a result of the operation of these features. The final number of shares of common stock issuable upon exercise of the Series D Warrants was

OXiGENE, INC.

Notes to Consolidated Financial Statements — (Continued)

determined following two pricing periods, each of no less than seven trading days and no more than thirty trading days, as determined individually by each holder of Series D Warrants. The first of these pricing periods occurred from July 1, 2010 to August 11, 2010. The second of these pricing periods occurred from September 11, 2010 to October 22, 2010. The series D Warrants provided that if during the applicable pricing period, the arithmetic average of the seven lowest closing bid prices of the common stock (as reported on the NASDAQ Stock Market) was less than the purchase price in the offering ($22.80), each holder’s Series D Warrants shall become exercisable for an additional number of shares pursuant to a formula set forth in the Purchase Agreement. Since the arithmetic average of such prices was below $22.80 per share during the applicable pricing periods, the number of shares issuable upon exercise of the Series D Warrants has increased substantially as set forth in the table below. All of the warrants listed above contained a cashless exercise feature as described in the warrant agreements.

The following is a summary of the adjusted number of warrants from the original amounts issued for each of the series of warrants during the year ended December 31, 2010 as a result of the operation of the full ratchet anti-dilution provisions of such warrants (in thousands, except for the Adjusted Exercise Price):

	Original
	Number of	Adjusted	Adjusted
	Warrants	Number of	Exercise
Warrant Series:	Issued	Warrants	Price

Series A Warrants	329	1,786	$5.60
Series B Warrants	329	1,339	$5.60
Series C Warrants	329	1,339	$5.60
Series D Warrants	338	1,028	$0.02

Total	1,325	5,492

The Company determined that in accordance with Accounting Standards Codification (ASC) 480, Distinguishing Liabilities from Equity, the Series A, B, and C warrants qualify for treatment as liabilities due to provisions of the related warrant agreements that call for the number of warrants and their exercise price to be adjusted in the event that the Company issues additional shares of common stock, options or convertible instruments at a price that is less than the initial exercise price of the warrants. The Company also determined that, in accordance with ASC 815, Derivatives and Hedging, the Series D Warrants meet the definition of a derivative. The issuance date fair market value of the Series A, B, C and D warrants of $11,868,000 was recorded as a liability. The approximately $4,933,000 excess of the fair value of the liability recorded for these warrants over the net proceeds received was recorded as a charge to earnings and is included in “Change in fair value of warrants and other financial instruments” within the Statement of Operations. During the quarter ended December 31, 2010, approximately $500,000 of the total issuance costs of $877,000 associated with the March 2010 private placement was allocated to the warrants and is included within this $4,933,000 charge. These allocated issuance costs were initially recorded as a charge against additional paid-in-capital during the quarter ended March 31, 2010. Changes in the fair market value from the date of issuance to the exercise date and reporting date, until exercised or cancelled will be recorded as a gain or loss in the statement of operations.

The following is a summary of the warrants exercised during the year ended December 31, 2010 and the fair value of those warrants. The Company established the fair value at each exercise date of the Series A and B warrants

OXiGENE, INC.

Notes to Consolidated Financial Statements — (Continued)

using the Black-Scholes option valuation model and the fair value at each exercise date of the Series D warrants using the Binomial option valuation model (in thousands):

	Summary of the Valuation of Warrants Exercised as of
	December 31, 2010
	Series A	Series B	Series C	Series D	Total

Warrants exercised	250	1,229	—	1,028	2,507
Fair market value at exercise date	$811	$1,257	$—	$5,577	$7,645

Number of shares Issued for Warrants Exercised	70	253	—	1,024	1,347

The Company reduced the respective derivative liability for the fair market value of the warrants exercised with the offset being recorded as an increase to Additional paid-in capital.

The table below summarizes the factors used to determine the value of warrants outstanding as of December 31, 2010 and March 11, 2010, the date of issuance of the warrants. The Company established the fair value of the Series A, B and C warrants using the Black-Scholes option valuation model and the fair value of the Series D warrants using the Binomial option valuation model applying the following assumptions:

	Warrant Valuation as of				Total Fair
	December 31, 2010				Market
	Series A	Series B	Series C	Series D	Value

Stock Price	$4.60		$4.60
Exercise Price	$5.60		$5.60
Contractual life (in Years)	4.2 years		4.5 years
Expected volatility	81%		80%
Risk-free interest rate	2.01%		2.01%
Fair market value (in thousands)	$4,143	$—	$3,355	$—	$7,498

	Warrant Valuation on Date of Issuance				Total Fair
	March 11, 2010				Market
	Series A	Series B	Series C	Series D	Value

Stock Price	$24.80	$24.80	$24.80	$24.80
Exercise Price	$30.40	$22.80	$22.80	$0.02
Contractual life (in Years)	5.0 years	0.6 years	5.3 years	0.3 years
Expected volatility	67%	60%	67%	62%
Risk-free interest rate	2.43%	0.22%	2.43%	0.22%
Fair market value (in thousands)	$4,331	$1,774	$4,930	$833	$11,868

As of October 12, 2010, consistent with the terms of the Series B warrant agreements, the Series B warrants expired. As of October 22, 2010, consistent with the terms of the Series D warrant agreements, the Series D warrants expired. The effective arithmetic average of the seven lowest closing bid prices of the Company’s common stock resulting in the final number of adjusted Series D warrants was $5.52.

See Note 13 for a discussion of the warrant exchange agreements that were executed in January 2011 relative to the remaining Series A and Series C warrants.

OXiGENE, INC.

Notes to Consolidated Financial Statements — (Continued)

Committed Equity Financing Facility (“CEFF”) with Kingsbridge Capital Limited

In February 2008, OXiGENE entered into a Committed Equity Financing Facility (“CEFF”) with Kingsbridge Capital Limited (“Kingsbridge”), which was subsequently amended in February 2010 to increase the commitment period, increase the draw down discount price and increase the maximum draw period.

Under the terms of the amended CEFF, Kingsbridge committed to purchase, subject to certain conditions, up to 285,401 shares of the Company’s common stock during the period which ends May 15, 2012. Under the CEFF, OXiGENE is able to draw down in tranches of the lesser of (i) $10,000,000 or (ii) a maximum of 3.75 percent of its closing market value at the time of the draw down or the alternative draw down amount calculated pursuant to the common stock purchase agreement, whichever is less, subject to certain conditions. The purchase price of these shares is discounted between 5 and 14 percent from the volume weighted average price of our common stock for each of the eight trading days following the election to sell shares. Kingsbridge is not obligated to purchase shares at prices below $0.75 per share or at a price below 85% of the closing share price of OXiGENE stock in the trading day immediately preceding the commencement of the draw down, whichever is higher. In connection with the CEFF, the Company issued a warrant to Kingsbridge to purchase 12,500 shares of its common stock at a price of $54.80 per share exercisable beginning six months after February 19, 2008 and for a period of five years thereafter. As of December 31, 2010, there remain a total of 253,671 shares available for sale under the CEFF.

Due to the initially indeterminate number of shares of common stock underlying the warrants issued in connection with the Company’s private placement on March 11, 2010, OXiGENE concluded that the CEFF warrants should be recorded as a liability effective with the date of the private placement. The fair value of the warrants on this date was reclassified from equity to derivative liabilities. Changes in the fair market value from the date of the private placement to the reporting date were recorded as a gain or loss in “Change in fair value of warrants and other financial instruments” in the Statement of Operations. The Company established the fair value of the CEFF warrants using the Black-Scholes option valuation model as reflected in the table below:

		Warrant
		Valuation on
		Date of
	Warrant Valuation	Designation as a
	as of	Liability
	December 31, 2010	March 11, 2010

Stock Price	$4.60	$24.80
Exercise Price	$54.80	$54.80
Contractual life (in Years)	2.6 years	3.4 years
Expected volatility	96%	75%
Risk-free interest rate	1.02%	1.50%
Fair market value (in thousands)	$6	$103

Direct Registration Warrants

On July 20, 2009, OXiGENE raised approximately $10,000,000 in gross proceeds, before deducting placement agents’ fees and other offering expenses, in a registered direct offering (the “Offering”) relating to the sale of 312,500 units, each unit consisting of (i) one share of common stock, (ii) a five-year warrant (“Direct Registration Series I”) to purchase 0.45 shares of common stock at an exercise price of $42.00 per share of common stock and (iii) a short-term warrant (“Direct Registration Series II”) to purchase 0.45 shares of common stock at an exercise price of $32.00 per share of common stock (the “Units”). The short-term warrants were exercisable during a period beginning on the date of issuance until the later of (a) nine months from the date of issuance and (b) ten trading days after the earlier of (i) the public announcement of the outcome of the planned interim analysis by the Independent Data Safety Monitoring Committee of data from the Company’s Phase 2/3 pivotal clinical trial regarding ZYBRESTATtm as a treatment for anaplastic thyroid cancer or (ii) the public announcement of the suspension,

OXiGENE, INC.

Notes to Consolidated Financial Statements — (Continued)

termination or abandonment of such trial for any reason. On September 12, 2010, the Company announced interim results from its anaplastic thyroid cancer study and therefore the short-term Direct Registration Series II warrants expired ten trading days later on September 24, 2010, without being exercised.

The units were offered and sold pursuant to (i) a prospectus dated December 1, 2008 and (ii) a prospectus supplement dated July 15, 2009, pursuant to and forming a part of the Company’s effective shelf registration statement on Form S-3 (Registration No. 333-155371). The net proceeds to the Company from the sale of the Units, after deducting the fees of the placement agents and other offering expenses, were approximately $9,029,000. OXiGENE determined that the Direct Registration Series I and II warrants should be classified as a liability as they require delivery of registered shares of common stock and thus could require net-cash settlement in certain circumstances. Accordingly, these warrants were recorded as a liability at their fair value as of the date of their issuance and are revalued at each subsequent reporting date.

The fair value of the direct registration warrants was determined using the Black-Scholes option valuation model applying the following assumptions:

	Warrant Valuation as of		Total Fair
	December 31, 2010		Market
	Series I	Series II	Value

Stock Price	$4.60
Exercise Price	$42.00
Contractual life (in Years)	3.6 years
Expected volatility	86%
Risk-free interest rate	1.02%
Fair market value (in thousands)	$107	$—	$107

	Warrant Valuation as of		Total Fair
	December 31, 2009		Market
	Series I	Series II	Value

Stock Price	$22.80	$22.80
Exercise Price	$42.00	$32.00
Contractual life (in Years)	4.6 years	0.9 years
Expected volatility	69%	100%
Risk-free interest rate	2.60%	0.40%
Fair market value (in thousands)	$1,350	$850	$2,200

Options

The Company’s 2005 Stock Plan provides for the award of options, restricted stock and stock appreciation rights to acquire up to 375,000 shares of the Company’s common stock. This number includes shares of its common stock, if any, that were subject to awards under the Company’s 1996 Plan as of the date of adoption of the 2005 Plan but which became or will become unissued upon the cancellation, surrender or termination of such award. Currently, the 2005 Plan allows for awards of up to 37,500 shares that may be granted to any participant in any fiscal year. Options are granted with an exercise price equal to the fair market value of the Company’s common stock on the date of grant, generally vest over a period of two to four years and expire ten years from the date of grant. For options subject to graded vesting, the Company elected the straight-line method of expensing these awards over the service period.

OXiGENE, INC.

Notes to Consolidated Financial Statements — (Continued)

The following is a summary of the Company’s stock option activity under its 1996 Plan and 2005 Plan for the year ended December 31, 2010:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	Shares	Exercise Price	Contractual Life	Intrinsic Value
	(In thousands)		(Years)	(In thousands)

Options outstanding at December 31, 2009	95	$72.00	6.85
Granted	257	$16.20
Exercised	(1)	$15.07		$11
Forfeited and expired	(25)	$67.80

Options outstanding at December 31, 2010	326	$28.39	8.63

Option exercisable at December 31, 2010	93	$52.40	7.05
Options vested or expected to vest at December 31, 2010	233	$32.48	8.37

During the year ended December 31, 2010, 9,800 options expired. As of December 31, 2010 there was approximately $10,146,000 of unrecognized compensation cost related to stock option awards that is expected to be recognized as expense over a weighted average period of 3.15 years.

The following stock options were granted during the years ended December 31, 2010, 2009 and 2008:

	2010	2009	2008

Options Granted (In thousands)	257	73	18
Weighted average fair value	$0.45	$0.59	$0.89

The fair values for the stock options granted were estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for the three years ended December 31, 2010, 2009 and 2008:

Weighted Average Assumptions	2010	2009	2008

Risk-free interest rate	1.83%	1.99%	2.13%
Expected life	4 years	5 years	5 years
Expected volatility	70%	58%	55%
Dividend yield	0.00%	0.00%	0.00%

In calculating the estimated fair value of our stock options, the Company used the Black-Scholes option pricing model which requires the consideration of the following six variables for purposes of estimating fair value:

•	the stock option exercise price,

•	the expected term of the option,

•	the grant date price of OXiGENE’s common stock, which is issuable upon exercise of the option,

•	the expected volatility of OXiGENE’s common stock,

•	the expected dividends on OXiGENE’s common stock (the Company does not anticipate paying dividends in the foreseeable future), and

•	the risk free interest rate for the expected option term.

Stock Option Exercise Price and Grant Date Price of OXiGENE’s common stock — The closing market price of its common stock on the date of grant.

OXiGENE, INC.

Notes to Consolidated Financial Statements — (Continued)

Expected Term — The expected term of options represents the period of time for which the options are expected to be outstanding and is based on an analysis of historical behavior of participants over time.

Expected Volatility — The expected volatility is a measure of the amount by which the Company’s stock price is expected to fluctuate during the term of the option granted. OXiGENE determines the expected volatility based on the historical volatility of its common stock over a period commensurate with the option’s expected term.

Expected Dividends — Because OXiGENE has never declared or paid any cash dividends on any of its common stock and does not expect to do so in the foreseeable future, the Company uses an expected dividend yield of zero to calculate the grant date fair value of a stock option.

Risk-Free Interest Rate — The risk-free interest rate is the implied yield available on U.S. Treasury issues with a remaining life consistent with the option’s expected term on the date of grant.

The Company is required to estimate the level of award forfeitures expected to occur and record compensation expense only for those awards that are ultimately expected to vest. This requirement applies to all awards that are not yet vested, including awards granted prior to January 1, 2006. Accordingly, OXiGENE performed a historical analysis of option awards that were forfeited prior to vesting, and ultimately recorded total stock option expense that reflected this estimated forfeiture rate. In the Company’s calculation, it segregated participants into two distinct groups, (1) directors and officers and (2) employees, and OXiGENE’s estimated forfeiture rates were calculated at 25% and 50%, respectively using the straight line method. This analysis will be re-evaluated quarterly and the forfeiture rate will be adjusted as necessary.

Non-Vested Restricted Stock

As of December 31, 2010, the Company had 1,000 shares of non-vested restricted common stock outstanding, issued at a grant price of $81.80.

The Company recorded expense of approximately $82,000, $242,000 and $393,000 related to outstanding restricted stock awards during the years ended December 31, 2010, 2009 and 2008, respectively. The 1,000 shares of unvested restricted common stock at December 31, 2010 will vest in June 2011. The restricted stock awards were valued based on the closing price of the Company’s common stock on their respective grant dates. Compensation expense is being recognized on a straight -line basis over the 4 year vesting period of the awards.

Employee Stock Purchase Plan (2009 ESPP)

In May 2009, the Company’s stockholders approved the 2009 Employee Stock Purchase Plan (the “2009 ESPP”). Under the 2009 ESPP, employees have the option to purchase shares of the Company’s common stock at 85% of the closing price on the first day of each purchase period or the last day of each purchase period (as defined in the 2009 ESPP), whichever is lower, up to specified limits. Eligible employees are given the option to purchase shares of the Company’s common stock, on a tax-favored basis, through regular payroll deductions in compliance with Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). Currently, an aggregate of 125,000 shares of common stock may be issued under the 2009 ESPP, subject to adjustment each year pursuant to the terms of the 2009 ESPP. The Company recorded expense relating to the 2009 ESPP for years ended December 31, 2010 and 2009 of $8,000 and $50,000, respectively. Pursuant to the 2009 ESPP provisions, each year beginning in 2010 there will be an annual increase in the number of shares available for issuance under the ESPP on the first day of the new year in an amount equal to the lesser of: 25,000 shares or 5% of the shares of Common stock outstanding on the last day of the preceding fiscal year.

Director Compensation Policy

In December 2009, the Board of Directors approved the amended and restated director compensation policy, effective as of January 1, 2010 which established compensation to be paid to non- employee directors of the

OXiGENE, INC.

Notes to Consolidated Financial Statements — (Continued)

Company, to provide an inducement to obtain and retain the services of qualified persons to serve as members of the Company’s Board of Directors. Under this plan, the Company issued 180,000 shares as compensation for Board and committee service in 2009 to each member of the Board. Each of the Company’s non-employee Directors was also granted 500 fully vested shares of common stock on January 2, 2010 as additional compensation for services previously rendered to the Company during 2009, and 1,250 fully vested shares of common stock on each of January 2, 2010 and July 1, 2010 as compensation for services rendered in 2010. The Company recorded expense for the years ended December 31, 2010 and 2009, of $257,000 and $321,000, respectively for these shares.

6.	Restructuring

In February 2010, the Company implemented a restructuring plan in which it terminated 20 full-time employees, or approximately 49% of its work force. The purpose of the restructuring was to focus the Company’s resources on its highest-value clinical assets and reduce its cash utilization. The restructuring expenses include severance payments, health and medical benefits and related taxes, which were paid through August 2010. No amounts remain outstanding as of December 31, 2010. The Company incurred severance and related costs of $458,000 for research and development employees and $52,000 for administrative employees in connection with this restructuring in fiscal 2010.

7.	Symphony Transaction

On October 1, 2008, OXiGENE announced a strategic collaboration with Symphony Capital Partners, L.P. a private-equity firm that agreed to provide funding to support the advancement of ZYBRESTAT for oncology, ZYBRESTAT for ophthalmology and OXi4503. Under this collaboration, the Company entered into a series of related agreements with Symphony Capital LLC, or Symphony, Symphony ViDA, Inc., or ViDA, Symphony ViDA Holdings LLC, or Holdings, and related entities.

Pursuant to these agreements, Holdings had formed and capitalized ViDA, a Delaware corporation, in order (a) to hold certain intellectual property related to two of OXiGENE’s product candidates, ZYBRESTAT for use in ophthalmologic indications and OXi4503, referred to as the “Programs,” which were exclusively licensed to ViDA under the Novated and Restated Technology License Agreement and (b) to fund commitments of up to $25,000,000. The funding supported pre-clinical and clinical development by OXiGENE, on behalf of ViDA, for the Programs.

As part of a series of related agreements with Holdings, on October 1, 2008, Holdings purchased $15,000,000 worth of shares of common stock at a price of $22.20 per share, which was equal to the closing price of the Company’s common stock on the NASDAQ Global Market on September 30, 2008, via a direct investment.

On July 2, 2009, the Company, Holdings and ViDA entered into a series of related agreements pursuant to which such parties agreed to amend the terms of the purchase option, as set forth in an amended and restated purchase option agreement (the “Amended Purchase Option Agreement”). In connection with such amendment, OXiGENE and Holdings also entered into an amended and restated registration rights agreement.

Under the Amended Purchase Option Agreement, OXiGENE issued 500,000 newly-issued shares of OXiGENE common stock in exchange for all of the equity of ViDA which included further consideration for additional securities issued in connection with the July 2009 Registered Direct Offering. The Company re-acquired all of the rights to the Programs that had been licensed in 2008 to ViDA. In addition, the approximately $12,400,000 in cash and marketable securities held by ViDA was transferred to OXiGENE.

OXiGENE recorded the acquisition of ViDA as a capital transaction and the $10,383,000 excess of the fair market value of the common shares issued by OXiGENE ($15,600,000) over the carrying value of the noncontrolling interest ($5,217,000) was reflected directly in equity as a reduction to Additional paid-in capital. As a result, the noncontrolling interest balance was eliminated. The reduction to Additional paid-in capital was also presented as an increase in the loss applicable to common stock within the calculation of basic and diluted earnings per share.

OXiGENE, INC.

Notes to Consolidated Financial Statements — (Continued)

OXiGENE consolidated the financial position and results of operations of Symphony ViDA, Inc. from October 2008, when it entered into a strategic collaboration with Symphony ViDA Holdings, LLC, until July 20, 2009 when OXiGENE acquired 100% of ViDA pursuant to an Amended and Restated Purchase Option Agreement. The funding supported pre-clinical and clinical development by OXiGENE, on behalf of ViDA, for ZYBRESTAT for ophthalmology and OXi4503.

8.	Net Loss Per Share

Basic and diluted net loss per share was calculated by dividing the net loss per share attributed to OXIGENE common shares by the weighted-average number of common shares outstanding. Diluted net loss per share includes the effect of all dilutive, potentially issuable common equivalent shares as defined using the treasury stock method. All of the Company’s common stock equivalents are anti-dilutive due to the Company’s net loss position for all periods presented. Accordingly, common stock equivalents of approximately 3,354,000, 391,000 and 136,000 at December 31, 2010, 2009 and 2008, respectively, were excluded from the calculation of weighted average shares for diluted net loss per share.

During 2009, the Company recorded the excess of the purchase price over the carrying value of the noncontrolling interest in ViDA as an increase in the loss applicable to common stock (See Symphony Transaction above).

Comprehensive (Loss)

ASC 220, Comprehensive Income, establishes rules for the reporting and display of comprehensive loss and its components and requires unrealized gains or losses on the Company’s available-for-sale securities and the foreign currency translation adjustments to be included in other comprehensive loss. Comprehensive loss was the same as the reported net loss for the year ended December 31, 2010.

A reconciliation of comprehensive loss for the years ended December 31, 2009 and 2008 is as follows:

	Year Ended December 31,
	2009	2008
	(In thousands)

Consolidated net loss as reported	$(28,943)	$(21,921)
Unrealized gains	110	(125)

Total comprehensive income (loss)	(28,833)	(22,046)
Less comprehensive loss attributable to noncontrolling interest	(4,215)	(520)

Comprehensive loss attributable to OXiGENE, Inc.	$(24,618)	$(21,526)

9.	Agreements

In October 2008, the Board of Directors accepted the resignation of Dr. Richard Chin from his position as President and Chief Executive Officer and member of the Board of Directors. All unvested options held by Dr. Chin were forfeited as of January 22, 2009 and no further severance payments were required.

In April 2009, the Company entered into a separation agreement with Patricia Walicke, M.D., Ph.D., its former Vice President and Chief Medical Officer. Pursuant to the separation agreement, Dr. Walicke, received severance payments in the amount of $300,000 made in equal installments over one year. All unvested options held by Dr. Walicke were forfeited as of July 29, 2009 and no further severance payments are required.

In October 2009, the Board of Directors accepted the resignation of John A. Kollins as Chief Executive Officer and as a member of the Board of Directors. The Company entered into a separation agreement with Mr. Kollins effective as of November 5, 2009. Mr. Kollins received his base salary of $350,000 made in equal installments for

OXiGENE, INC.

Notes to Consolidated Financial Statements — (Continued)

one year plus health benefits for up to 2 years, and a one time $20,000 payment. All unvested options held by Mr. Kollins were forfeited as of January 8, 2010.

10.	Income Taxes

The components of the Company’s deferred tax assets (liabilities) at December 31, 2010 and 2009 are as follows: (Amounts in thousands)

	2010	2009

Deferred Tax Assets:
Net operating loss carry-forwards	$74,444	$67,923
Stock-based awards	324	1,205
Research & development credits	2,444	2,183
Capital loss carryforward	1,575	1,592
Other	201	445

Total Deferred tax assets	78,988	73,348
Valuation allowance	(78,988)	(73,348)

Net deferred tax asset	$—	$—

After consideration of the available evidence, both positive and negative, the Company has determined that a full valuation allowance at December 31, 2010 and 2009, is necessary to reduce the deferred tax assets to the amount that will more likely than not be realized. The valuation allowance increased by approximately $5,640,000 and approximately $8,466,000 for the years ended December 31, 2010 and 2009, respectively, due primarily to the increase in federal and state net operating loss carry-forwards.

At December 31, 2010, the Company had net operating loss carry-forwards of approximately $203,314,000 for U.S. income tax purposes, which will begin to expire in 2021 and state operating loss carry-forwards of $66,723,000 in Massachusetts that begin expiring in 2011 and $32,163,000 in California that begin to expire in 2028. The Company also had tax credits of $2,687,000 related to federal and state research and development activities which begin to expire in 2021. The Company recorded a capital loss carryover of approximately $4,000,000 in 2009 that generated a deferred tax asset of $1,575,000.

The future utilization of the net operating loss carry-forwards and credit carry-forwards may be subject to an annual limitation due to ownership changes that could have occurred in the past or that may occur in the future under the provisions of IRC Section 382 or 383 of the internal revenue code.

The Company has not, as yet, conducted a study of its research and development credit carry-forwards. This study may result in an adjustment to the Company’s research and development credit carry-forwards, however, until a study is completed and any adjustment is known, no amounts are presented as an uncertain tax position. A full valuation allowance has been provided against the Company’s research and development credits and if an adjustment is required, this adjustment would be offset by any adjustment to the deferred tax asset established for the research and development credit carry-forward and the valuation allowance.

In 2010, the Company received $733,000 in tax credit grants under the U.S. Government’s Qualifying Therapeutic Discovery Project for qualified research and development expenses. These proceeds have been recognized as other income.

The Company provides for income taxes under the liability method in accordance with the FASB’s guidance on accounting for income taxes. As all of the Company’s deferred tax assets have been reserved for in a valuation allowance, no provision for (benefit from) income taxes have been recorded in the accompanying consolidated financial statements.

OXiGENE, INC.

Notes to Consolidated Financial Statements — (Continued)

A reconciliation of the federal statutory rate to the Company’s effective tax rate is as follows:

	Years Ended December 31,
	2010	2009

Income tax benefit at federal statutory rate	34.0%	34.0%
Increase (decrease) in tax resulting from:
State income taxes	3.6	6.4
State rate change	(1.6)	—
Federal research credits	1.2	1.0
Warrants	(8.6)	3.0
Federal Net Operating Loss adjustment	6.7	(38.2)
State Net Operating Loss expired and adjusted	(6.9)	21.7
Stock Compensation Adjustment	(4.1)	—
Capital Loss	—	6.4
Permanent items	(0.6)	(0.1)
Change In Valuation Allowance	(23.7)	(34.2)

Provision for income taxes	—%	—%

The provisions of FIN 48 (as codified under ASC 740), were adopted by the Company on January 1, 2007. ASC 740 clarifies the accounting for income taxes, by prescribing a minimum recognition threshold that a tax position is required to meet before being recognized in the financial statements. ASC 740 also provides guidance on de-recognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. The implementation of ASC 740 did not have a material impact on the Company’s financial position, cash flows or results of operations. At December 31, 2010 and 2009, the Company had no unrecognized tax benefits.

There are currently no federal or state audits in progress, tax years still subject to examination for Federal and the State of Massachusetts and California authorities include all prior years due to the existence of net operating loss carry-forwards. However, the statute of limitation for assessment by the internal revenue service and state authorities is only open for tax years ended December 31, 2007, 2008 and 2009.

11.	Commitments and Contingencies

Leases

In November 2008, the Company executed a lease for a total of approximately 12,300 square feet of office space located in South San Francisco, California. The lease agreement is for an estimated 52 months. In May 2010, the Company executed a lease for approximately 3,900 square feet in Waltham, Massachusetts.

During 2008, 2009 and for the first five months of 2010, the Company occupied approximately 11,000 square feet in Waltham, Massachusetts and approximately 600 square feet in Oxford, UK.

OXiGENE, INC.

Notes to Consolidated Financial Statements — (Continued)

The following table summarizes the rent expense by location for the years ended December 31, 2010, 2009 and 2008 (Amounts in thousands)

	2010	2009	2008

California	$512	$442	$311
Massachusetts	76	170	480
Oxford, UK	18	50	46

Total rent	$606	$662	$837

The minimum annual rent commitments for the above leases are as follows: (Amounts in thousands)

2011	2012	2013	2014	Thereafter	Total

$494	$525	$134	$—	$—	$1,153

12.	Retirement Savings Plan

The Company sponsors a savings plan available to all domestic employees, which qualifies under Section 401(k) of the Internal Revenue Code. Employees may contribute to the plan from 1% to 20% of their pre-tax salary subject to statutory limitations. Annually the Board of Directors determines the amount of the Company match. The Company provided a match of $92,000, for the year ended December 31, 2008 only.

13.	Subsequent Events

Warrant Exchange Agreements

On January 18, 2011, OXiGENE, entered into separate Warrant Exchange Agreements with each of the holders of warrants to purchase shares of common stock, issued in March 2010, pursuant to which, at the initial closing, the warrant holders exchanged their outstanding Series A and Series C warrants having “ratchet” price-based anti-dilution protections for (A) an aggregate of 1,096,933 shares of common stock and (B) Series E Warrants to purchase an aggregate of 1,222,623 shares of common stock. The Series E Warrants are not exercisable for six months, have an exercise price of $4.60 per share (reflecting the market value of the shares of common stock as of the close of trading on January 18, 2011, prior to the entry into the Warrant Exchange Agreements), and do not contain any price-based anti-dilution protections. In addition, the Company agreed to seek shareholder approval to issue up to 457,544 additional shares of common stock to the warrant holders in a subsequent closing. In the event such shareholder approval is obtained, the Series E Warrants issued at the initial closing shall be exchanged for the additional 457,544 shares of common stock. The initial closing occurred on January 20, 2011, and the subsequent closing is expected to take place on or about March 18, 2011, following the stockholder meeting that has been scheduled for that date to approve the additional share issuance. This activity will result in equity instrument modification accounting and could result in a significant charge to the Statement of Operations.

In connection with the warrant exchange, the Company also amended its Stockholder Rights Agreement with American Stock Transfer & Trust Company, LLC, dated as of March 24, 2005, as amended as of October 1, 2008, October 14, 2009 and March 10, 2010, in connection with the warrant exchange, to provide that the provisions of the Stockholder Rights Agreement shall not apply to the transactions contemplated by the Warrant Exchange Agreements.

Reverse Stock Split

In February 2011, the Company’s board of directors voted unanimously to implement a 1:20 reverse stock split of the Company’s common stock, following authorization of the reverse split by a shareholder vote on December 21, 2010. The reverse split became effective on February 22, 2011. This activity will result in equity instrument modification accounting and could result in a significant charge to the Statement of Operations.

OXiGENE, INC.

Notes to Consolidated Financial Statements — (Continued)

Activity Under the At-the-Market Arrangement

Subsequent to December 31, 2010, the Company has sold 315,000 shares of its common stock under the At-the-Market Offering arrangement, for gross proceeds of $888,000.

The Listing of OXiGENE’s common stock

Prior to March 3, 2011, the Company’s stock was listed on the NASDAQ Global Market. During 2010 the Company failed to maintain compliance with two of the NASDAQ Global Market’s minimum listing requirements. NASDAQ granted the Company a grace period to regain compliance. The Company was not able to regain compliance with those two minimum listing requirements by the established deadline date and at a meeting with NASDAQ in January 2011, requested that the listing of the Company’s stock be transferred from the NASDAQ Global Market to The NASDAQ Capital Market.

On March 1, 2011, a NASDAQ Stock Market Hearings Panel advised the Company of its decision to transfer the listing of the Company’s common stock from The NASDAQ Global Market to The NASDAQ Capital Market effective March 3, 2011, and continue its listing on that market, provided that the Company regain compliance by June 13, 2011 with all continued listing standards of The NASDAQ Capital Market and have evidenced a closing bid price of $1.00 or more for a minimum of ten prior consecutive trading days.

OXiGENE, Inc.
Condensed Balance Sheets
(All amounts in thousands, except per share data)
(Unaudited)

	March 31, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$2,630	$4,602
Restricted cash	75	75
Prepaid expenses	553	256
Other current assets	63	75

Total current assets	3,321	5,008

Furniture and fixtures, equipment and leasehold improvements	1,512	1,512
Accumulated depreciation	(1,442)	(1,425)

	70	87

License agreements, net of accumulated amortization of $1,138 and $1,114 at March 31, 2011 and December 31, 2010, respectively	362	386
Other assets	98	86

Total assets	$3,851	$5,567

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$689	$458
Accrued research and development	1,509	2,125
Accrued other	588	628

Total current liabilities	2,786	3,211

Derivative liability long term	17	7,611

Total liabilities	2,803	10,822

Commitments and contingencies (Note 3)
Stockholders’ equity (deficit):

Preferred Stock, $.01 par value, 15,000 shares authorized; 0 shares issued and outstanding at March 31, 2011 and December 31, 2010	—	—

Common stock, $.01 par value, 300,000 shares authorized and 7,739 shares issued and outstanding at March 31, 2011; 300,000 shares authorized and 5,501 shares issued and outstanding at December 31, 2010	77	55
Additional paid-in capital	209,534	202,390
Accumulated deficit	(208,563)	(207,700)

Total stockholders’ equity (deficit)	1,048	(5,255)

Total liabilities and stockholders’ equity (deficit)	$3,851	$5,567

See accompanying notes.

OXiGENE, Inc.
Condensed Statements of Operations
(All amounts in thousands, except per share data)
(Unaudited)

	Three months ended March 31,
	2011	2010
Operating costs and expenses (1):
Research and development	$1,683	$4,185
General and administrative	1,385	1,703
Restructuring	—	510

Total operating costs and expenses	3,068	6,398

Loss from operations	(3,068)	(6,398)

Change in fair value of warrants and other financial instruments	2,210	(4,633)
Investment income	1	7
Other income (expense), net	(6)	(4)

Net loss	$(863)	$(11,028)

Basic and diluted net loss per share	$(0.13)	$(3.42)

Weighted-average number of common shares outstanding	6,554	3,222

(1)	Includes share based compensation expense as follows:

Research and development	$48	$35
General and administrative	109	157

Total share based compensation expense	$157	$192

See accompanying notes.

OXiGENE, Inc.
Condensed Statements of Cash Flows
(All amounts in thousands)
(Unaudited)

	Three months ended March 31,
	2011	2010

Operating activities:
Net loss	$(863)	$(11,028)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of warrants and other financial instruments	(2,210)	4,633
Depreciation	17	28
Amortization of license agreement	24	24
Stock-based compensation	157	192
Changes in operating assets and liabilities:

Prepaid expenses and other current assets	(285)	(29)
Accounts payable, accrued expenses and other payables	(425)	(413)

Net cash used in operating activities	(3,585)	(6,593)
Investing activities:
Change in other assets	(12)	14

Net cash provided (used) by investing activities	(12)	14
Financing activities:
Proceeds from issuance of common stock, net of acquisition costs	1,625	6,655
Proceeds from exercise of employee stock plans	—	6

Net cash provided by financing activities	1,625	6,661

(Decrease) increase in cash and cash equivalents	(1,972)	82

Cash and cash equivalents at beginning of period	4,602	13,932

Cash and cash equivalents at end of period	$2,630	$14,014

Non-cash Disclosures:

Fair market value of stock issued in exchange for warrants	$5,381	$—
Fair market value reclassification of CEFF warrants to equity in connection with warrant exchange	$3	$—
Fair market value of private placement warrants at issuance	$—	$11,868
Fair market value reclassification of CEFF warrants to liabilities in connection with private placement	$—	$103
See accompanying notes.

OXiGENE, Inc.
Notes to Condensed Financial Statements
March 31, 2011
(Unaudited)
1. Summary of Significant Accounting Policies
Basis of Presentation
     The accompanying unaudited condensed financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. They have been prepared on a basis which assumes that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The financial statements do not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements. In the opinion of management, however, all adjustments (consisting primarily of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 2011 are not necessarily indicative of the results that may be expected for the year ending December 31, 2011.
     The balance sheet at December 31, 2010 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. For further information, refer to the financial statements and footnotes thereto included in the Annual Report on Form 10-K for OXiGENE, Inc. (the “Company”) for the year ended December 31, 2010, which can be found at www.oxigene.com. The Report of Independent Registered Public Accounting Firm at the beginning of the Consolidated Financial Statements section in our Annual Report on Form 10-K for the year ended December 31, 2010 includes a going concern explanatory paragraph.
     In 2010, the Company entered into an “at the market” (ATM) equity offering sales agreement with McNicoll, Lewis & Vlak LLC, or MLV, pursuant to which it may issue and sell shares of its common stock from time to time through MLV acting as sales agent and underwriter. Sales of the Company’s common stock through MLV, if any, are made on the Company’s principal trading market by means of ordinary brokers’ transactions at market prices, in block transactions or as otherwise agreed by MLV and the Company. MLV uses its commercially reasonable efforts to sell the Company’s common stock from time to time, based upon instructions from the Company (including any price, time or size limits the Company may impose). The Company pays MLV a commission rate of up to 7.0% of the gross sales price per share of any common stock sold through MLV as agent under the sales agreement. The Company has also provided MLV with customary indemnification rights.
     During the three months ended March 31, 2011, the Company sold approximately 677,000 shares of common stock pursuant to the ATM sales agreement resulting in net proceeds to the Company of approximately $1,625,000. From April 1, 2011 through May 2, 2011, the Company sold approximately 1,799,000 shares of common stock pursuant to the ATM sales agreement resulting in net proceeds to the Company of approximately $3,000,000. With the sale of shares under the ATM in April and May 2011, the Company has sold the maximum amount allowed under its prospectus supplement to Form S-3 dated January 31, 2011. No assurance can be given that the Company will sell any additional shares under the ATM sales agreement, or, if it does, as to the price or amount of shares that it will sell, or the dates on which any such sales will take place.
     Including the net proceeds from the sale of shares under the ATM sales agreement in April and May 2011 described above, the Company expects that its financial resources will be sufficient to fund its operations through August of 2011. OXiGENE’s cash requirements may vary materially from those now planned for or anticipated by management due to numerous risks and uncertainties. The Company is aggressively pursuing other forms of capital infusion including public or private financing, strategic partnerships or other arrangements with organizations that have capabilities and/or products that are complementary to the Company’s own capabilities and/or products, in order to continue the development of its product candidates. If the Company is unable to access additional funds when needed, it may not be able to continue the development of its product candidates or the Company could be required to delay, scale back or eliminate some or all of its development programs and other operations. Any additional equity financing, which may not be available to the Company or may not be available on favorable terms, may be dilutive to its current stockholders and debt financing, if available, may involve restrictive covenants. If the Company accesses funds through collaborative or licensing arrangements, it may be required to relinquish rights to some of its technologies or product candidates that it would otherwise seek to develop or commercialize on its own, on terms that are not favorable to the Company. The Company’s ability to access capital when needed is not assured and, if not achieved on a timely basis, will materially harm its business, financial condition and results of operations. This uncertainty creates doubt about the Company’s ability to continue as a going concern.
Fair Value
     The Company is required to disclose information on all assets and liabilities reported at fair value that enables an assessment of the inputs used in determining the reported fair values. The fair value hierarchy prioritizes valuation inputs based on the observable nature of those inputs. The fair value hierarchy applies only to the valuation inputs used in determining the reported fair value of the Company’s investments and is not a measure of the investment credit quality. The hierarchy defines three levels of valuation inputs:

Level 1 inputs	Quoted prices in active markets;

Level 2 inputs	Generally include inputs with other observable qualities, such as quoted prices in active markets for similar assets or quoted prices for identical assets in inactive markets; and

Level 3 inputs	Valuations based on unobservable inputs.
     As of March 31, 2011 and December 31, 2010, OXiGENE did not hold any assets or liabilities subject to these standards, except the derivative liabilities and other financial instruments discussed below in “ Warrants”, which are valued using level 3 inputs. As of March 31, 2011 and December 31, 2010, OXiGENE held $2,705,000 and $4,677,000 in cash, cash equivalents and restricted cash, respectively. The Company has adopted the fair value standards as it relates to the non-recurring fair value measurements, such as the assessment of other long-lived assets for impairment.
Accrued Research and Development
     The Company charges all research and development expenses, both internal and external costs, to operations as incurred. The Company’s research and development costs represent expenses incurred from the engagement of outside professional service organizations, product manufacturers and consultants associated with the development of the Company’s potential product candidates. The Company recognizes expenses associated with these arrangements based on the completion of activities as specified in the applicable contracts. Costs incurred under fixed-fee contracts are expensed ratably over the contract period absent any knowledge that the services will be performed other than ratably. Costs incurred under contracts with clinical trial sites and principal investigators are generally accrued on a patient-treated basis consistent with the terms outlined in the contract. In determining costs incurred on some of these programs, the Company takes into consideration a number of factors, including estimates and input provided by internal program managers. Upon termination of such contracts, the Company is normally only liable for costs incurred and committed to date. As a result, accrued research and development expenses represent the Company’s reasonably estimated contractual liability to outside service providers at any particular point in time.
Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in the Company’s Common stock
     The Company evaluates all derivative financial instruments issued in connection with its equity offerings when determining the proper accounting treatment for such instruments in the Company’s financial statements. The Company considers a number of generally accepted accounting principles to determine such treatment. The Company performs a number of steps to evaluate the features of the instrument against the guidance provided in the accounting pronouncements in order to determine the appropriate accounting treatment. The Company’s policy with regard to settling outstanding financial instruments is to settle those with the earliest maturity date first which essentially sets the order of preference for settling the awards. In the majority of circumstances, the Company utilizes the Black Scholes method to determine the fair value of its derivative financial instruments. In some cases, where appropriate, the Company utilizes the Binomial method or other appropriate methods to determine the fair value of such derivative financial instruments. Key valuation factors in determining the fair value include, but are not limited to, the current stock price as of the date of measurement, the exercise price, the remaining contractual life, expected volatility for the instrument and the risk-free interest rate. Changes in fair value are recorded as a gain or loss in the Company’s Statement of Operations with the corresponding amount recorded as an adjustment to liability on its Balance Sheet. The expected volatility factor, in particular, is subject to significant variability from measurement period to measurement period and can result in large gains or losses from period to period.
Patents and Patent Applications
     The Company has filed applications for patents in connection with technologies that it is developing. The patent applications and any patents issued as a result of these applications are important to the protection of the Company’s technologies that may result from its research and development efforts. Costs associated with patent applications and maintaining patents are expensed as general and administrative expense as incurred.
Stock-based Compensation
     The Company expenses the estimated fair value of all share-based payments issued to employees over the vesting period. The Company has a 2005 Stock Plan (“2005 Plan”), which superseded its 1996 Stock Option Plan that provides for the award of stock options, restricted stock and stock appreciation rights to employees, directors and consultants to the Company. The Company also has a 2009 Employee Stock Purchase Plan (“2009 ESPP”).

     The Company is required to estimate the level of award forfeitures expected to occur and record compensation expense only for those awards that are ultimately expected to vest. This requirement applies to all awards that are not yet vested, including awards granted prior to January 1, 2006. Accordingly, OXiGENE performs a historical analysis of option awards that were forfeited prior to vesting, and ultimately records total stock option expense that reflects this estimated forfeiture rate. In the Company’s calculation, it segregates participants into two distinct groups, (1) directors and officers and (2) employees, and OXiGENE’s applies estimated forfeiture rates using the Straight Line method. This analysis is re-evaluated quarterly and the forfeiture rate is adjusted as necessary.
Income Taxes
     The Company accounts for income taxes based upon the provisions of ASC 740, Income Taxes. Under ASC 740, deferred taxes are recognized using the liability method whereby tax rates are applied to cumulative temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes based on when and how they are expected to affect the tax return.
     Realization of the deferred tax assets is uncertain due to the historical losses of the Company and therefore a full valuation allowance has been established.
2. Furniture and Fixtures, Equipment and Leasehold Improvements
     Furniture and fixtures, equipment and leasehold improvements are recorded at cost. Depreciation is recorded using the straight-line method over the estimated useful lives of the assets, which range from three to five years.
     Property and equipment consisted of the following at the dates indicated below:

	March 31, 2011	December 31, 2010
	(in thousands)

Leasehold improvements	$449	$449
Equipment	647	647
Furniture and fixtures	416	416

Total gross assets	1,512	1,512
Less accumulated depreciation	(1,442)	(1,425)

Total property and equipment	$70	$87

3. License agreements
     In August 1999, the Company entered into an exclusive license agreement for the commercial development, use and sale of products or services covered by certain patent rights owned by Arizona State University. From the inception of the agreement through March 31, 2011, the Company has paid a total of $2,500,000 in connection with this license. The Company capitalized the net present value of the total amount paid under the initial terms of the license, or $1,500,000, and is amortizing this amount over the patent life or 15.5 years.
     The Company expects to record amortization expense related to this license agreement of approximately $8,100 per month through November 2014. The net book value at March 31, 2011 and December 31, 2010, was approximately $362,000 and $386,000, respectively. The Company performs an impairment analysis of its long-lived assets if triggering events occur. The Company conducts reviews for such triggering events periodically and, even though triggering events such as a going concern opinion and continuing losses occurred, the Company has determined that there is no impairment to this asset. The license agreement provides for additional payments from the Company upon the initiation of certain clinical trials or the completion of certain regulatory approvals, which payments could be accelerated upon the achievement of certain financial milestones as defined in the agreement. To date, no clinical trials triggering payments under the agreement have been completed and no regulatory approvals have been obtained. The Company expenses these payments to research and development in the period the obligation becomes both probable and estimable.

4. Stockholders’ Equity (Deficit), Common and Preferred Shares
     The Company had 300,000,000 shares of common stock authorized as of March 31, 2011 and December 31, 2010, respectively. As of March 31, 2011 the Company had approximately 7,739,000 shares of common stock issued and outstanding.
     In July 2010, the Company entered into an “at the market” (ATM) equity offering sales agreement with McNicoll, Lewis & Vlak LLC, or MLV, pursuant to which it may issue and sell shares of its common stock from time to time through MLV acting as its sales agent and underwriter. Sales of the Company’s common stock through MLV, if any, are made on the Company’s principal trading market by means of ordinary brokers’ transactions at market prices, in block transactions or as otherwise agreed by MLV and the Company. MLV uses its commercially reasonable efforts to sell the Company’s common stock from time to time, based upon instructions from the Company (including any price, time or size limits the Company may impose). The Company pays MLV a commission rate of up to 7.0% of the gross sales price per share of any common stock sold through MLV as agent under the sales agreement. The Company has also provided MLV with customary indemnification rights. During the three months ended March 31, 2011, the Company sold approximately 677,000 shares of common stock pursuant to the ATM sales agreement resulting in net proceeds to the Company of approximately $1,625,000. From April 1, 2011 through May 2, 2011, the Company sold approximately 1,799,000 shares of common stock pursuant to the ATM sales agreement resulting in net proceeds to the Company of approximately $3,000,000. With the sale of shares under the ATM in April and May 2011, the Company has sold the maximum amount allowed under its prospectus supplement to Form S-3 dated January 31, 2011. No assurance can be given that the Company will sell any additional shares under the ATM sales agreement, or, if it does, as to the price or amount of shares that it will sell, or the dates on which any such sales will take place.
     Reverse Stock Split
     In February 2011, the Company’s board of directors voted unanimously to implement a 1:20 reverse stock split of the Company’s common stock, following authorization of the reverse split by a shareholder vote on December 21, 2010. The reverse split became effective on February 22, 2011. All of the share and per share values discussed and shown in the consolidated financial statements prior to this date have been adjusted to reflect the effect of this reverse stock split.
     Warrant Exchange Agreements
     On January 18, 2011, OXiGENE, entered into separate Warrant Exchange Agreements (Private Placement Warrant Exchange) with each of the holders of Series A and Series C warrants to purchase shares of common stock, issued in March 2010, pursuant to which, at the initial closing, the warrant holders exchanged their outstanding Series A and Series C warrants having “ratchet” price-based anti-dilution protections for (A) an aggregate of 1,096,933 shares of common stock and (B) Series E Warrants to purchase an aggregate of 1,222,623 shares of common stock. The Series E Warrants were not exercisable for six months, had an exercise price of $4.60 per share (reflecting the market value of the shares of common stock as of the close of trading on January 18, 2011, prior to the entry into the Warrant Exchange Agreements), and did not contain any price-based anti-dilution protections. In addition, the Company agreed to seek shareholder approval to issue, in exchange for the Series E Warrants, up to 457,544 additional shares of common stock to the warrant holders in a subsequent closing. The initial closing occurred on January 20, 2011, and the subsequent closing took place on March 21, 2011, following the stockholder meeting on March 18, 2011. As a result, there were no Series A, Series C or Series E warrants outstanding as of March 31, 2011. Similar to the Series A and Series C warrants, the Series E Warrants were classified as a liability during the period that they were outstanding.
     In connection with the warrant exchange, the Company also amended its Stockholder Rights Agreement with American Stock Transfer & Trust Company, LLC, dated as of March 24, 2005, as amended as of October 1, 2008, October 14, 2009 and March 10, 2010, to provide that the provisions of the Stockholder Rights Agreement shall not apply to the transactions contemplated by the Warrant Exchange Agreements.
     The following table summarizes the number of shares of common stock of the Company issued and the proceeds received during the three month period ended March 31, 2011:

Shares Issued in Connection with:	Shares Issued	Net Proceeds
	(in thousands)

Director fees	8	$—
ATM	677	1,625
Private Placement Warrant Exchange	1,554	—

Totals	2,239	$1,625

     Share issuances to our directors under the Director Compensation policy are described below. The shares issued in connection with the Private Placement Warrant Exchange during the three month period ended March 31, 2011 relate to the Warrant Exchange Agreements described above.
Warrants, Options, Non-Vested Stock, 2009 ESPP and Director Compensation Policy
     Warrants
     The following is a summary of the Company’s warrant-related Derivative liability activity for the three months ended March 31, 2011 (in thousands):

Derivative liability outstanding at December 31, 2010	$7,611
Impact of warrant exchange agreements	(6,071)
CEFF warrants — amounts reclassified to equity	(3)
Net decrease in fair value of all warrants	(1,520)

Derivative liability outstanding at March 31, 2011	$17

     The table below summarizes the value (in thousands) of the warrant-related derivative liabilities recorded on the Company’s balance sheet:

	As of March 31, 2011	As of December 31, 2010
Warrants Issued in Connection with:	Long-term	Long-term
Committed Equity Financing Facility	$—	$6
Direct Registration Series I Warrants	17	107
Private Placement Series A Warrants	—	4,143
Private Placement Series C Warrants	—	3,355

Total derivative liability	$17	$7,611

The gain (loss) from the change in fair value of warrants and other financial instruments for the three months ended March 31, 2011, and 2010 is summarized below (in thousands):

	Three months ended March 31,
	2011	2010
Committed Equity Financing Facility Warrants	$3	$2
Direct Registration Warrants	90	225
Excess of value of the Private Placement Warrants at issuance over the net proceeds of the offering	—	(4,433)
Gain recognized in connection with warrant exchange agreements	690	—
Private Placement Warrants	1,427	(427)

Total gain (loss) on change in fair market value of derivatives	$2,210	$(4,633)

     The following is a summary of the Company’s outstanding common stock warrants as of March 31, 2011 and December 31, 2010:

			Number of Warrants outstanding as of:
		Weighted Average	(in thousands)
Warrants Issued in Connection with:	Date of Issue	Exercise Price	March 31, 2011	December 31, 2010
Committed Equity Financing Facility	February 19, 2008	$54.80	13	13
Direct Registration Series I Warrants	July 20, 2009	$42.00	141	141
Private Placement Series A Warrants	March 11, 2010	$5.60	—	1,536
Private Placement Series C Warrants	March 11, 2010	$5.60	—	1,229

Total Warrants outstanding			154	2,919

     Note that as of December 31, 2010, the Committed Equity Financing Facility warrants were accounted for as a liability. Effective with the PIPE Warrant exchange agreement, these warrants have been reclassified as equity. See full discussion below regarding warrant activity during the three month period ended March 31, 2011.
Private Issuance of Public Equity “PIPE” Warrants
     On March 11, 2010, the Company completed a definitive agreement with certain institutional investors to sell shares of its common stock and four separate series of warrants to purchase common stock in a private placement. Gross proceeds of the financing were approximately $7,500,000, before deducting placement agent fees and estimated offering expenses, and excluding the subsequent exercises of the warrants.
     The four separate series of warrants consisted of the following:
     (A) Series A Warrants to initially purchase 328,947 shares of common stock, which were exercisable immediately after issuance, had a 5-year term and had an initial per share exercise price of $30.40;
     (B) Series B Warrants to initially purchase 328,947 shares of common stock, which were initially exercisable at a per share exercise price of $22.80, on the earlier of the six month anniversary of the closing date or the date on which the Company’s stockholders approve the issuance of shares in the transaction, and expired on the later of three months from the effective date of the resale registration statement covering such shares and seven months from the closing date. These warrants expired on October 12, 2010;

     (C) Series C Warrants to initially purchase 328,947 shares of common stock, and which would be exercisable upon the exercise of the Series B Warrants and on the earlier of the six month anniversary of the closing date or the date on which the Company’s stockholders approve the issuance of shares in the transaction, would expire five years after the date on which they become exercisable, and had an initial per share exercise price of $22.80; and
     (D) Series D Warrants to purchase shares of common stock. The Series D Warrants were not immediately exercisable. The Company registered for resale 337,757 shares of common stock issuable upon exercise of the Series D Warrants pursuant to an agreement with the warrant holders. All of the Series D Warrants were exercised by November 4, 2010 and there are no Series D Warrants outstanding after that date.
     The Series A, B and C warrants listed above contained full ratchet anti-dilution features based on the price and terms of any financings completed after March 11, 2010 as described in the warrant agreements. All of the warrants listed above contained a cashless exercise feature as described in the warrant agreements.
     The Company determined that in accordance with Accounting Standards Codification (ASC) 480, Distinguishing Liabilities from Equity, the Series A, B, and C warrants qualify for treatment as liabilities due to provisions of the related warrant agreements that call for the number of warrants and their exercise price to be adjusted in the event that the Company issues additional shares of common stock, options or convertible instruments at a price that is less than the initial exercise price of the warrants. The Company also determined that, in accordance with ASC 815, Derivatives and Hedging, the Series D Warrants meet the definition of a derivative. The issuance date fair market value of the Series A, B, C and D warrants of $11,868,000 was recorded as a liability. The approximately $4,933,000 excess of the fair value of the liability recorded for these warrants over the net proceeds received was recorded as a charge to earnings and is included in “Change in fair value of warrants and other financial instruments” within the Statement of Operations. Changes in the fair market value from the date of issuance to the exercise date and reporting date, until exercised or cancelled will be recorded as a gain or loss in the statement of operations.
     As of December 31, 2010, all Series B and D warrants had either been exercised or expired.
     On January 18, 2011, OXiGENE, entered into separate Warrant Exchange Agreements with each of the holders of Series A and Series C warrants to purchase shares of common stock, issued in March 2010, pursuant to which, at the initial closing, the warrant holders exchanged their outstanding Series A and Series C warrants having “ratchet” price-based anti-dilution protections for (A) an aggregate of 1,096,933 shares of common stock and (B) Series E Warrants to purchase an aggregate of 1,222,623 shares of common stock. The Series E Warrants were not exercisable for six months, had an exercise price of $4.60 per share (reflecting the market value of the shares of common stock as of the close of trading on January 18, 2011, prior to the entry into the Warrant Exchange Agreements), and did not contain any price-based anti-dilution protections. In addition, the Company agreed to seek shareholder approval to issue, in exchange for the Series E Warrants, up to 457,544 additional shares of common stock to the warrant holders in a subsequent closing. The Series E Warrants were accounted for as a liability from the date of issuance to the date of exchange, all of which occurred during the three month period ended March 31, 2011. The initial closing occurred on January 20, 2011, and the subsequent closing took place on March 21, 2011, following the stockholder meeting on March 18, 2011. The Company determined that in accordance with Accounting Standards Codification (ASC) 480, Distinguishing Liabilities from Equity, the Series E warrants qualify for treatment as a liability during the period that they were outstanding due to provisions of the related warrant agreement that allow for the warrants to be net settled in shares of the Company’s common stock under certain circumstances as described in the agreement. As a result, there were no Series A, Series C or Series E warrants outstanding as of March 31, 2011.
     On January 20, 2011, the date of the initial closing, the Company marked the existing Series A and C warrants to market at a combined fair value of $6,633,000. These warrants were exchanged for Series E warrants, valued at $1,555,000, and shares of common stock valued at $4,388,000. The difference between these items was recorded as a gain on the transaction of $690,000. On the date of the subsequent closing, the fair value of the Series E warrants was equal to the value of the 457,544 shares of common stock issued in the exchange, and therefore there was no gain or loss on the transaction.
     The table below summarizes the factors used to determine the value of the Series A and C warrants outstanding during the three month period ended March 31, 2011. The Company established the fair value of the Series A, and C warrants using the Black-Scholes option valuation model:

Warrant Valuation on date of Warrant Exchange
January 19, 2011

			Total Fair
	Series A	Series C	Market Value

Stock Price	$4.32	$4.32
Exercise Price	$5.60	$5.60
Contractual life (in Years)	4.1 years	4.5 years
Expected volatility	82%	79%
Risk-free interest rate	1.53%	1.68%

Fair market value (in thousands)	$3,663	$2,970	$6,633

Warrant Valuation as of
December 31, 2010

			Total Fair
	Series A	Series C	Market Value

Stock Price	$4.60	$4.60
Exercise Price	$5.60	$5.60
Contractual life (in Years)	4.2 years	4.5 years
Expected volatility	81%	80%
Risk-free interest rate	2.01%	2.01%

Fair market value (in thousands)	$4,143	$3,355	$7,498

     Management determined the fair value of the Series E Warrants on the date of the initial closing to be $1,555,000. This fair value was estimated based upon the $4.00 per share fair value of the 457,544 shares of common stock expected to be exchanged for the Series E Warrants upon shareholder approval adjusted for a 15% discount for lack of marketability which existed until the expected shareholder vote. Management determined the fair value of the Series E warrants on the date of the subsequent closing to be $993,000. This fair value was estimated based upon the $2.17 per share fair value of the 457,544 shares of common stock exchanged for the Series E Warrants.
     Committed Equity Financing Facility (“CEFF”) with Kingsbridge Capital Limited
     In February 2008, OXiGENE entered into a Committed Equity Financing Facility (“CEFF”) with Kingsbridge Capital Limited (“Kingsbridge”), which was subsequently amended in February 2010 to increase the commitment period, increase the draw down discount price and increase the maximum draw period.
     Under the terms of the amended CEFF, Kingsbridge committed to purchase, subject to certain conditions, up to 285,401 shares of the Company’s common stock during the period which ends May 15, 2012. Under the CEFF, OXiGENE is able to draw down in tranches of the lesser of (i) $10,000,000 or (ii) a maximum of 3.75 percent of its closing market value at the time of the draw down or the alternative draw down amount calculated pursuant to the common stock purchase agreement, whichever is less, subject to certain conditions. The purchase price of these shares is discounted between 5 and 14 percent from the volume weighted average price of our common stock for each of the eight trading days following the election to sell shares. Kingsbridge is not obligated to purchase shares at prices below $0.75 per share or at a price below 85% of the closing share price of OXiGENE stock in the trading day immediately preceding the commencement of the draw down, whichever is higher. In connection with the CEFF, the Company issued a warrant to Kingsbridge to purchase 12,500 shares of its common stock at a price of $54.80 per share exercisable beginning six months after February 19, 2008 and for a period of five years thereafter. As of March 31, 2011, there remain a total of 253,671 shares available for sale under the CEFF.
     Due to the initially indeterminate number of shares of common stock underlying the warrants issued in connection with the Company’s private placement on March 11, 2010, OXiGENE concluded that the CEFF warrants should be recorded as a liability effective with the date of the private placement. The fair value of the warrants on this date was reclassified from equity to derivative liabilities. Changes in the fair market value from the date of the private placement to the reporting date were recorded as a gain or loss in “Change in fair value of warrants and other financial instruments” in the Statement of Operations. Effective with the warrant exchange agreement executed in January 2011 in connection with the March 2010 private placement as described above, the number of shares underlying the warrants issued in connection with the Company’s private placement was no longer indeterminable, and the CEFF warrants were reclassified to equity. The Company revalued these warrants on the effective date of the exchange and recorded the gain in the statement of operations. The Company established the fair value of the CEFF warrants using the Black-Scholes option valuation model as reflected in the table below:

	Warrant Valuation as of:
	Date of Warrant
	Exchange
	January 19, 2011	December 31, 2010

Stock Price	$4.32	$4.60
Exercise Price	$54.80	$54.80
Contractual life (in Years)	2.6 years	2.6 years
Expected volatility	87%	96%
Risk-free interest rate	0.82%	1.02%

Fair market value (in thousands)	$3	$6

     Direct Registration Warrants
     On July 20, 2009, OXiGENE raised approximately $10,000,000 in gross proceeds, before deducting placement agents’ fees and other offering expenses, in a registered direct offering (the “Offering”) relating to the sale of 312,500 units, each unit consisting of (i) one share of common stock, (ii) a five-year warrant (“Direct Registration Series I”) to purchase 0.45 shares of common stock at an exercise price of $42.00 per share of common stock and (iii) a short-term warrant (“Direct Registration Series II”) to purchase 0.45 shares of common stock at an exercise price of $32.00 per share of common stock (the “Units”). The short-term warrants expired on September 24, 2010 consistent with the terms of the warrant, without being exercised.
     OXiGENE determined that the Direct Registration Series I warrant should be classified as a liability as they require delivery of registered shares of common stock and thus could require net-cash settlement in certain circumstances. Accordingly, these warrants were recorded as a liability at their fair value as of the date of their issuance and are revalued at each subsequent reporting date.
     The fair value of the direct registration warrants was determined using the Black-Scholes option valuation model applying the following assumptions:

	Series I Warrant Valuation as of:
	March 31, 2011	December 31, 2010
	Series I	Series I

Stock Price	$1.76	$4.60
Exercise Price	$42.00	$42.00
Contractual life (in Years)	3.3 years	3.6 years
Expected volatility	91%	86%
Risk-free interest rate	1.29%	1.02%

Fair market value (in thousands)	$17	$107

Options
     The Company’s 2005 Stock Plan provides for the award of options, restricted stock and stock appreciation rights to acquire up to 375,000 shares of the Company’s common stock. This number includes shares of its common stock, if any, that were subject to awards under the Company’s 1996 Plan as of the date of adoption of the 2005 Plan but which became or will become unissued upon the cancellation, surrender or termination of such award. Currently, the 2005 Plan allows for awards of up to

37,500 shares that may be granted to any participant in any fiscal year. For options subject to graded vesting, the Company elected the straight-line method of expensing these awards over the service period.
     The following is a summary of the Company’s stock option activity under its 1996 Plan and 2005 Plan for the three-month period ended March 31, 2011:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	Shares	Exercise Price	Contractual Life	Intrinsic Value
	(In thousands)		(Years)	(In thousands)
Options outstanding at December 31, 2010	326	$28.39	8.63
Granted	—
Exercised	—
Forfeited and expired	(13)	$17.79

Options outstanding at March 31, 2011	313	$28.92	8.28

Option exercisable at March 31, 2011	104	$48.10	6.79

Options vested or expected to vest at March 31, 2011	184	$35.03	7.78
     During the three months ended March 31, 2011, 1,000 options expired. As of March 31, 2011 there was approximately $790,000 of unrecognized compensation cost related to stock option awards that is expected to be recognized as expense over a weighted average period of 2.7 years.
     No stock options were granted during the three month periods ended March 31, 2011 and 2010.
     Non-Vested Restricted Stock
     As of March 31, 2011, the Company had 500 shares of non-vested restricted common stock outstanding, issued at a grant price of $81.80.
     The Company recorded contra expense of approximately $6,000 during the three month period ended March 31, 2011 and expense of approximately $10,000 during the three months ended March 31, 2010 related to outstanding restricted stock awards. The 500 shares of unvested restricted common stock at March 31, 2011 will vest in June 2011. The restricted stock awards were valued based on the closing price of the Company’s common stock on their respective grant dates. Compensation expense is being recognized on a straight -line basis over the 4 year vesting period of the awards.
Employee Stock Purchase Plan (2009 ESPP)
     In May 2009, the Company’s stockholders approved the 2009 Employee Stock Purchase Plan (the “2009 ESPP”). Under the 2009 ESPP, employees have the option to purchase shares of the Company’s common stock at 85% of the closing price on the first day of each purchase period or the last day of each purchase period (as defined in the 2009 ESPP), whichever is lower, up to specified limits. Eligible employees are given the option to purchase shares of the Company’s common stock, on a tax-favored basis, through regular payroll deductions in compliance with Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). Currently, an aggregate of 125,000 shares of common stock may be issued under the 2009 ESPP, subject to adjustment each year pursuant to the terms of the 2009 ESPP. The Company recorded expense relating to the 2009 ESPP for the three month periods ended March 31, 2011 and 2010 of approximately $1,000 and $2,000, respectively. Pursuant to the 2009 ESPP plan provisions, each year beginning in 2010 there will be an annual increase in the number of shares available for issuance under the ESPP on the first day of the new year in an amount equal to the lesser of: 25,000 shares or 5% of the shares of Common Stock outstanding on the last day of the preceding fiscal year.
Director Compensation Policy
     In December 2009, the Board of Directors approved the amended and restated policy which established compensation to be paid to non- employee directors of the Company, to provide an inducement to obtain and retain the services of qualified persons to serve as members of the Company’s Board of Directors. As a result of this plan, each of the Company’s non-employee Directors are granted 1,250 fully vested shares of common stock on both January 2 and July 1 of each year they are a director. The Company recorded expense for the three month periods ended March 31, 2011 and 2010, of $35,000 and $100,000, respectively for these shares.

5. Agreements
     In July 2010, the Company entered into an “at the market” equity offering sales agreement with McNicoll, Lewis & Vlak LLC, or MLV, pursuant to which it may issue and sell shares of its common stock from time to time through MLV acting as its sales agent and underwriter. Sales of the Company’s common stock through MLV are made on the Company’s principal trading market by means of ordinary brokers’ transactions at market prices, in block transactions or as otherwise agreed by MLV and the Company. MLV uses its commercially reasonable efforts to sell the Company’s common stock from time to time, based upon instructions from the Company (including any price, time or size limits the Company may impose). The Company pays MLV a commission rate of up to 7.0% of the gross sales price per share of any common stock sold through MLV as agent under the sales agreement. The Company has also provided MLV with customary indemnification rights.
6. Net Loss Per Share
     Basic and diluted net loss per share was calculated by dividing the net loss per share attributed to OXiGENE shares of common stock by the weighted-average number of common shares outstanding. All of the Company’s common stock equivalents are anti-dilutive for all periods in which the Company has reported a net loss. Accordingly, common stock equivalents of approximately 466,000 and 1,366,000 at March 31, 2011 and 2010, respectively, were excluded from the calculation of weighted average shares for diluted net loss per share.
7. Subsequent Event
     From April 1, 2011 through May 2, 2011, the Company sold approximately 1,799,000 shares of common stock pursuant to the ATM sales agreement resulting in net proceeds to the Company of approximately $3,000,000.
     The Company did not have any other material recognizable or unrecognizable subsequent events that occurred after March 31, 2011 up through the date the Company issued these financial statements.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution
     The following table sets forth the Company’s estimates of the expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions.

Item	Amount
SEC registration fee	$400
Legal fees and expenses	30,000
Accounting fees and expenses	10,000
Printing fees	3,000
Miscellaneous fees and expenses	600

Total	$44,000

Item 14. Indemnification of Directors and Officers
     Subsection (a) of Section 145 of the General Corporation Law of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
     Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
     Section 145 of the DGCL further provides that to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification or advancement of expenses provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.
     Reference is also made to Section 102(b)(7) of the DGCL, which enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of a director for monetary damages for violations of a director’s fiduciary duty, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which the director derived an improper personal benefit.

     Article Ninth of our restated certificate of incorporation, as amended, provides that, to the fullest extent permitted by the DGCL, a director shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.
     Article IX, Section 3 of our amended and restated by-laws provides that we shall, to the fullest extent permitted by the DGCL, indemnify our directors and may, if authorized by our board of directors, indemnify our officers, employees and agents and any and all persons whom we shall have power to indemnify against any and all expenses, liabilities or other matters.
     We have entered into agreements to indemnify our directors and officers. These agreements, among other things, will indemnify and advance expenses to our directors and officers for certain expenses, including attorney’s fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us arising out of such person’s services as our director or officer, or any other company or enterprise to which the person provides services at our request.
Item 15. Recent Sales of Unregistered Securities
     Symphony Transaction
     In October 2008, we announced a strategic collaboration with Symphony Capital Partners, L.P. (Symphony), a private-equity firm, under which Symphony agreed to provide up to $40 million in funding to support the advancement of ZYBRESTAT for oncology, ZYBRESTAT for ophthalmology and OXi4503. In connection with the collaboration, we granted Symphony ViDA, Inc., a newly-created drug development company, exclusive licenses to ZYBRESTAT for use in ophthalmologic indications and OXi4503. As part of this transaction, we maintained the exclusive purchase option, but not the obligation, to purchase all of the equity of Symphony ViDA (Purchase Option) at any time between October 2, 2009 and March 31, 2012 for an amount equal to two times the amount of capital actually invested by Holdings in Symphony ViDA, less certain amounts.
     Under the collaboration, we entered into a series of related agreements with Symphony Capital LLC, Symphony ViDA, Symphony ViDA Holdings LLC (Holdings) and related entities, including a Purchase Option Agreement, a Research and Development Agreement, a Technology License Agreement and an Additional Funding Agreement. In addition, we entered into a series of related agreements with Holdings, including a Stock and Warrant Purchase Agreement and a Registration Rights Agreement.
     Pursuant to these agreements, Holdings formed and capitalized Symphony ViDA in order (a) to hold certain intellectual property related to the programs which were exclusively licensed to Symphony ViDA under the Technology License Agreement and (b) to fund commitments of up to $25 million. The funding was intended to support preclinical and clinical development by us, on behalf of Symphony ViDA, of the programs.
     We issued to Holdings, pursuant to the Stock and Warrant Purchase Agreement, an aggregate of 675,675 shares of our common stock and warrants at a price of $22.20 per share, which was the closing price of our common stock on The NASDAQ Global Market on September 30, 2008, the day before we entered into the Symphony transaction. In addition, pursuant to the Purchase Option Agreement, we issued to Holdings an aggregate of 180,180 shares of our common stock with a fair value of $4 million as consideration for the Purchase Option.
     On July 2, 2009, OXiGENE, Holdings and Symphony ViDA entered into a series of related agreements pursuant to which we exercised the Purchase Option under terms set forth in an amended and restated purchase option agreement (the Amended Purchase Option Agreement), and OXiGENE and Holdings also entered into an amended and restated registration rights agreement.
     We closed on the amended Purchase Option on July 20, 2009 and issued 500,000 shares of our common stock to Holdings at the closing in exchange for all of the equity of Symphony ViDA, subject to further adjustment under the rights described in the paragraph above. In addition, upon the closing of the Purchase Option, we re-acquired all of the rights to the programs, and the approximately $12,400,000 in cash held by Symphony ViDA at the time of the closing became available for use for our general corporate purposes.

     We have agreed to provide certain registration rights under the Securities Act with respect to these shares issued to Holdings. We have filed a Registration Statement on Form S-3 covering the securities issued to Holdings with the SEC. The Registration Statement was declared effective on August 13, 2009.
     Private Placement
     On March 11, 2010, we completed a definitive agreement with certain institutional investors to sell shares of our common stock and four separate series of warrants to purchase common stock in a private placement. Gross proceeds of the financing were approximately $7,500,000, before deducting placement agent fees and estimated offering expenses, and assuming no exercise of the warrants.
          The four separate series of warrants consisted of the following:
     (A) Series A Warrants to initially purchase 328,947 shares of common stock, which were exercisable immediately after issuance, had a 5-year term and had an initial per share exercise price of $30.40;
     (B) Series B Warrants to initially purchase 328,947 shares of common stock, which were initially exercisable at a per share exercise price of $22.80, on the earlier of the six month anniversary of the closing date or the date on which the Company’s stockholders approve the issuance of shares in the transaction, and expired on the later of three months from the effective date of the resale registration statement covering such shares and seven months from the closing date. These warrants expired on October 12, 2010;
     (C) Series C Warrants to initially purchase 328,947 shares of common stock, and which would be exercisable upon the exercise of the Series B Warrants and on the earlier of the six month anniversary of the closing date or the date on which the Company’s stockholders approve the issuance of shares in the transaction, would expire five years after the date on which they become exercisable, and had an initial per share exercise price of $22.80; and
     (D) Series D Warrants to purchase shares of common stock. The Series D Warrants were not immediately exercisable. The Company registered for resale 337,757 shares of common stock issuable upon exercise of the Series D Warrants pursuant to an agreement with the warrant holders. All of the Series D Warrants were exercised by November 4, 2010 and there are no Series D Warrants outstanding after that date.
     On January 18, 2011, we entered into separate Warrant Exchange Agreements with each of the holders of warrants to purchase shares of our common stock issued in March 2010, pursuant to which, at the initial closing, the warrant holders exchanged their outstanding Series A and Series C warrants having “ratchet” price-based anti-dilution protections for (A) an aggregate of 1,096,933 shares of common stock and (B) Series E Warrants to purchase an aggregate of 1,222,623 shares of common stock. The Series E Warrants were not exercisable for six months, had an exercise price of $4.60 per share (reflecting the market value of the shares of common stock as of the close of trading on January 18, 2011, prior to the entry into the Warrant Exchange Agreements), and did not contain any price-based anti-dilution protections. In addition, we agreed to seek shareholder approval to issue up to 457,544 additional shares of common stock to the warrant holders at a subsequent closing. The initial closing occurred on January 20, 2011, and the subsequent closing occurred on March 21, 2011, following the receipt of shareholder approval at a shareholder meeting on March 18, 2011.
Item 16. Exhibits and Financial Statement Schedules
Exhibits

Exhibit
Number	Description

2.1	Agreement and Plan of Merger by and among OXiGENE, Inc., OXiGENE Merger Sub, Inc., VaxGen, Inc. and James P. Panek, as representative of VaxGen stockholders, dated as of October 14, 2009. £(1)

3.1	Restated Certificate of Incorporation of the Registrant.*

3.2	Amended and Restated By-Laws of the Registrant.%%%

Exhibit
Number	Description

3.3	Certificates of Amendment of Certificate of Incorporation, dated June 21, 1995 and November 15, 1996.**

3.4	Certificate of Amendment of Restated Certificate of Incorporation, dated July 14, 2005. !

3.5	Certificate of Amendment of Restated Certificate of Incorporation, dated June 2, 2009.€€€

3.6	Certificate of Amendment of Restated Certificate of Incorporation, dated February 8, 2010. Ω

3.7	Certificate of Amendment of Restated Certificate of Incorporation, dated August 5, 2010. ΩΩΩ

3.8	Certificate of Amendment of Restated Certificate of Incorporation, dated February 22, 2011. αααα

4.1	Specimen Common Stock Certificate.*

4.2	Warrant for the purchase of shares of common stock, dated February 19, 2008, issued by the Registrant to Kingsbridge Capital Limited.ˆˆˆˆ

4.3	Registration Rights Agreement, dated February 19, 2008, by and between the Registrant and Kingsbridge Capital Limited.ˆˆˆˆ

4.4	Form of Direct Investment Warrant, dated as of October 17, 2008. §

4.5	Registration Rights Agreement by and between the Company and Symphony ViDA Holdings LLC, dated as of October 1, 2008. §

4.6	Amended and Restated Registration Rights Agreement by and between the Company and Symphony ViDA Holdings LLC, dated as of July 2, 2009. €

4.7	Form of Five-year Warrant, dated as of July 15, 2009. €€

4.8	Registration Rights Agreement, dated as of March 10, 2010, by and among the Company and the Buyers named therein. ΩΩΩΩ

4.9	Form of Series E Warrant. ααα

5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. X

10.1	OXiGENE 1996 Stock Incentive Plan, as amended.+@

10.2	Technology Development Agreement, dated as of May 27, 1997, between the Registrant and the Arizona Board of Regents, acting for and on behalf of Arizona State University.***

10.3	Research Collaboration and License Agreement, dated as of December 15, 1999, between OXiGENE Europe AB and Bristol-Myers Squibb Company.++

10.4	Independent Contractor Agreement For Consulting Services, dated as of April 1, 2001, between Registrant and David Chaplin Consultants, Ltd. #@

10.5	Employment Agreement, dated as of April 1, 2001, between the Registrant and Dr. David Chaplin. #@

10.6	Restricted Stock Agreement for Employees, dated as of January 2, 2002, between the Registrant and Dr. David Chaplin. #@

10.7	Form of Compensation Award Stock Agreement for Non-Employee Directors, dated as of January 2, 2002. #@

Exhibit
Number	Description

10.8
Amendment and Confirmation of License Agreement No. 206-01.LIC, dated as of June 10, 2002, between the Registrant and the Arizona Board of Regents, acting for and on behalf of Arizona State University. #

10.9	License Agreement No. 206-01.LIC by and between the Arizona Board of Regents, acting on behalf of and for Arizona State University, and OXiGENE Europe AB, dated August 2, 1999. &

10.10	Research and License Agreement between the Company and Baylor University, dated June 1, 1999. &

10.11	Agreement to Amend Research and License Agreement between the Company and Baylor University, dated April 23, 2002. &

10.12	“Addendum” to Research and License Agreement between the Company and Baylor University, dated April 14, 2003. &

10.13	Employment Agreement, dated as of February 23, 2004, between the Registrant and James B. Murphy.%@

10.14	Stockholder Rights Agreement dated as of March 24, 2005, between the Company and American Stock Transfer and Trust Company. !!

10.15	OXiGENE 2005 Stock Plan. !!!@

10.16	Form of Incentive Stock Option Agreement under OXiGENE 2005 Stock Plan. $@

10.17	Form of Non-Qualified Stock Option Agreement under OXiGENE 2005 Stock Plan. $@

10.18	Form of Restricted Stock Agreement under OXiGENE 2005 Stock Plan. $@

10.19	Amendment No. 1 to Employment Agreement, dated as of January 1, 2007, between the Registrant and David Chaplin.%%%%@

10.20	Common Stock Purchase Agreement, dated February 19, 2008, by and between the registrant and Kingsbridge Capital Limited.ˆˆˆˆ

10.21	Amendment No. 1 to the Stockholder Rights Agreement by and between the Company and American Stock Transfer & Trust Company, dated as of October 1, 2008. §

10.22	Form of Indemnification Agreement between the Company and its Directors.§§@

10.23	OXiGENE, Inc. Amended and Restated Director Compensation Policy, effective January 1, 2010. ΩΩ@

10.24	409A Amendment to Employment Agreement by and between the Company and Dr. Chaplin, dated as of December 30, 2008. §§§§@

10.25	409A Amendment to Employment Agreement by and between the Company and Mr. Murphy, dated as of December 30, 2008. §§§§@

10.26	Amendment No. 2 to Employment Agreement by and between the Company and Dr. Chaplin, dated as of January 20, 2009. §§§§@

10.27	Amendment No. 2 to Employment Agreement by and between the Company and Mr. Murphy, dated as of January 20, 2009. §§§§@

Exhibit
Number	Description

10.28	Lease between Broadway 701 Gateway Fee LLC, A Delaware Limited Liability Company, as Landlord, and the Company, as Tenant, dated October 10, 2008. §§§§

10.29	Office Lease Agreement, dated April 21, 2009, between the Registrant and King Waltham LLC. §§§§§

10.30	Separation Agreement between OXiGENE and Dr. Walicke dated as of June 10, 2009. $$$$@

10.31	Employment Agreement by and between the Company and Dr. Langecker, dated as of June 10, 2009. $$$$$@

10.32	Amended and Restated Purchase Option Agreement by and among the Company, Symphony ViDA, Inc. and Symphony ViDA Holdings LLC, dated as of July 2, 2009. €

10.33	Termination Agreement by and among the Company, Symphony ViDA Holdings LLC, Symphony ViDA Investors LLC and Symphony ViDA, Inc., dated as of July 2, 2009. €

10.34	Form of Voting Agreement by and among OXiGENE, Inc., VaxGen, Inc. and certain VaxGen stockholders, dated as of October 14, 2009. £

10.35	Form of Voting Agreement by and among VaxGen, Inc., OXiGENE, Inc., and certain OXiGENE stockholders, dated as of October 14, 2009. £

10.36	Amendment No. 2 to Stockholder Rights Agreement by and between OXiGENE, Inc. and American Stock Transfer & Trust Company, LLC, dated as of October 14, 2009. £

10.37	Separation Agreement between OXiGENE, Inc. and John A. Kollins, dated as of October 28, 2009. ££@

10.38	Amendment No. 1 to Common Stock Purchase Agreement by and between OXiGENE, Inc. and Kingsbridge Capital Limited, dated as of February 9, 2010. £££

10.39	Amendment No. 3 to Stockholder Rights Agreement, dated as of March 10, 2010, by and between the Company and American Stock Transfer and Trust Company. ΩΩΩΩ

10.40	Securities Purchase Agreement, dated as of March 10, 2010, by and among the Company and the Buyers named therein. ΩΩΩΩ

10.41	Voting Agreement, dated as of March 10, 2010, by and between the Company and Symphony ViDA Holdings LLC. ΩΩΩΩ

10.42	Form of Amendment and Exchange Agreement, dated as of March 25, 2010, by and among the Company and the Investors named therein. α

10.43	Sales Agreement, dated July 21, 2010, between OXiGENE, Inc. and McNicoll, Lewis & Vlak LLC. αα

10.44	Form of Warrant Exchange Agreement, dated as of January 18, 2011, by and between the Company and each Investor named therein. ααα

10.45	Form of Voting Agreement, dated as of January 18, 2011, by and between the Company and each of its directors, executive officers and Symphony ViDA Holdings LLC. ααα

10.46	Form of Amendment No. 4 to Stockholder Rights Agreement, dated as of January 18, 2011, by and between the Company and American Stock Transfer and Trust Company. ααα

Exhibit
Number	Description

14.1	Code of Conduct. ####

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (see Exhibit 5.1 to the Registration Statement on Form S-1 No. 333-150595).

24.1	Power of Attorney (see signature page).

*	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (file no. 33-64968) and any amendments thereto.

**	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

***	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

****	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

#	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2002.

##	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002.

####	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

+	Incorporated by reference to the Registrant’s Registration Statement on Form S-8 (file no. 333-92747) and any amendments thereto.

++	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on December 28, 1999.

&	Incorporated by reference to Amendment No. 3 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

&&	Incorporated by reference to Amendment No. 4 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

&&	Incorporated by reference to the Registrant’s Registration Statement on Form S-3 (file no. 333-106307) and any amendments thereto.

&&&&	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

%	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004.

!	Incorporated by reference to the Registrant’s Registration Statement on Form S-8 (file no. 333-126636) and any amendments thereto.

!!	Incorporated by reference to the Registrant’s Registration Statement on Form 8-A, dated March 30, 2005 and any amendments thereto.

!!!	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on July 11, 2005.

$	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

%%%	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on December 20, 2007.

%%%%	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007.

ˆˆˆˆ	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on February 21, 2008.

§	Incorporated by reference to the Registrant’s Amendment No. 1 to its Current Report on Form 8-K/A, filed on October 10, 2008.

§§	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on October 24, 2008.

§§§§	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

§§§§§	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009.

$$$$	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on June 12, 2009.

$$$$$	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on June 17, 2009.

€	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on July 7, 2009.

€€	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on July 15, 2009.

€€€	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009.

£	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on October 16, 2009.

££	Incorporated by reference to the Registrant’s Amendment to its Current Report on Form 8-K/A, filed on November 2, 2009.

£££	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on February 12, 2010.

Ω	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2009.

ΩΩ	Incorporated by reference to the Registrant’s Amendment No. 1 to Annual Report on Form 10-K/A for the year ended December 31, 2009.

ΩΩΩ	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010.

ΩΩΩΩ	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on March 11, 2010.

α	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on March 26, 2010.

αα	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on July 21, 2010.

ααα	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on January 19, 2011.

αααα	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on February 22, 2011.

X	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (file no. 333-150595) and any amendments thereto.

+++	Confidential treatment requested as to certain portions of the document, which portions have been omitted and filed separately with the Securities and Exchange Commission.

@	Management contract or compensatory plan or arrangement.

(1)	Pursuant to Item 601(b)(2) of Regulation S-K, certain schedules and/or exhibits have been omitted from the Agreement and Plan of Merger. OXiGENE will furnish copies of any such schedules or exhibits to the Securities and Exchange Commission upon request.
Financial Statement Schedules
     Financial Statement Schedules are omitted because the information is included in our financial statements or notes to those financial statements.
Item 17. Undertakings
The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
     (i) If the registrant is relying on Rule 430B (§ 230.430B of this chapter):

          (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§ 230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
          (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§ 230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§ 230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
     (ii) If the registrant is subject to Rule 430C (§ 230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
     (5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
     (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);
     (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
     (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
     (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in South San Francisco, California on the 25th day of May 2011.

OXiGENE, Inc.
By:	/s/ Peter J. Langecker
Peter J. Langecker, M.D., Ph.D.
Chief Executive Officer

POWER OF ATTORNEY
     The registrant and each person whose signature appears below constitutes and appoints Peter J. Langecker and James B. Murphy, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Peter J. Langecker Peter J. Langecker	Chief Executive Officer and Director (Principal executive officer)	May 25, 2011

/s/ James B. Murphy James B. Murphy	Vice President and Chief Financial Officer (Principal financial officer and principal accounting officer)	May 25, 2011

* William N. Shiebler	Chairman of the Board of Directors	May 25, 2011

* Tamar D. Howson	Director	May 25, 2011

* Mark Kessel	Director	May 25, 2011

* William D. Schwieterman	Director	May 25, 2011

* Alastair J.J. Wood	Director	May 25, 2011

*	Signed by Power of Attorney
/s/ James B. Murphy
James B. Murphy
Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description
2.1	Agreement and Plan of Merger by and among OXiGENE, Inc., OXiGENE Merger Sub, Inc., VaxGen, Inc. and James P. Panek, as representative of VaxGen stockholders, dated as of October 14, 2009. £(1)

3.1	Restated Certificate of Incorporation of the Registrant.*

3.2	Amended and Restated By-Laws of the Registrant.%%%

3.3	Certificates of Amendment of Certificate of Incorporation, dated June 21, 1995 and November 15, 1996.**

3.4	Certificate of Amendment of Restated Certificate of Incorporation, dated July 14, 2005. !

3.5	Certificate of Amendment of Restated Certificate of Incorporation, dated June 2, 2009.€€€

3.6	Certificate of Amendment of Restated Certificate of Incorporation, dated February 8, 2010. Ω

3.7	Certificate of Amendment of Restated Certificate of Incorporation, dated August 5, 2010. ΩΩΩ

3.8	Certificate of Amendment of Restated Certificate of Incorporation, dated February 22, 2011. αααα

4.1	Specimen Common Stock Certificate.*

4.2	Warrant for the purchase of shares of common stock, dated February 19, 2008, issued by the Registrant to Kingsbridge Capital Limited.ˆˆˆˆ

4.3	Registration Rights Agreement, dated February 19, 2008, by and between the Registrant and Kingsbridge Capital Limited.ˆˆˆˆ

4.4	Form of Direct Investment Warrant, dated as of October 17, 2008. §

4.5	Registration Rights Agreement by and between the Company and Symphony ViDA Holdings LLC, dated as of October 1, 2008. §

4.6	Amended and Restated Registration Rights Agreement by and between the Company and Symphony ViDA Holdings LLC, dated as of July 2, 2009. €

4.7	Form of Five-year Warrant, dated as of July 15, 2009. €€

4.8	Registration Rights Agreement, dated as of March 10, 2010, by and among the Company and the Buyers named therein. ΩΩΩΩ

4.9	Form of Series E Warrant. ααα

5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. X

10.1	OXiGENE 1996 Stock Incentive Plan, as amended.+@

10.2	Technology Development Agreement, dated as of May 27, 1997, between the Registrant and the Arizona Board of Regents, acting for and on behalf of Arizona State University.***

10.3	Research Collaboration and License Agreement, dated as of December 15, 1999, between OXiGENE Europe AB and Bristol-Myers Squibb Company.++

Exhibit
Number	Description
10.4	Independent Contractor Agreement For Consulting Services, dated as of April 1, 2001, between Registrant and David Chaplin Consultants, Ltd. #@

10.5	Employment Agreement, dated as of April 1, 2001, between the Registrant and Dr. David Chaplin. #@

10.6	Restricted Stock Agreement for Employees, dated as of January 2, 2002, between the Registrant and Dr. David Chaplin. #@

10.7	Form of Compensation Award Stock Agreement for Non-Employee Directors, dated as of January 2, 2002. #@

10.8	Amendment and Confirmation of License Agreement No. 206-01.LIC, dated as of June 10, 2002, between the Registrant and the Arizona Board of Regents, acting for and on behalf of Arizona State University. #

10.9	License Agreement No. 206-01.LIC by and between the Arizona Board of Regents, acting on behalf of and for Arizona State University, and OXiGENE Europe AB, dated August 2, 1999. &

10.10	Research and License Agreement between the Company and Baylor University, dated June 1, 1999. &

10.11	Agreement to Amend Research and License Agreement between the Company and Baylor University, dated April 23, 2002. &

10.12	“Addendum” to Research and License Agreement between the Company and Baylor University, dated April 14, 2003. &

10.13	Employment Agreement, dated as of February 23, 2004, between the Registrant and James B. Murphy.%@

10.14	Stockholder Rights Agreement dated as of March 24, 2005, between the Company and American Stock Transfer and Trust Company. !!

10.15	OXiGENE 2005 Stock Plan. !!!@

10.16	Form of Incentive Stock Option Agreement under OXiGENE 2005 Stock Plan. $@

10.17	Form of Non-Qualified Stock Option Agreement under OXiGENE 2005 Stock Plan. $@

10.18	Form of Restricted Stock Agreement under OXiGENE 2005 Stock Plan. $@

10.19	Amendment No. 1 to Employment Agreement, dated as of January 1, 2007, between the Registrant and David Chaplin.%%%%@

10.20	Common Stock Purchase Agreement, dated February 19, 2008, by and between the registrant and Kingsbridge Capital Limited.ˆˆˆˆ

10.21	Amendment No. 1 to the Stockholder Rights Agreement by and between the Company and American Stock Transfer & Trust Company, dated as of October 1, 2008. §

10.22	Form of Indemnification Agreement between the Company and its Directors.§§@

10.23	OXiGENE, Inc. Amended and Restated Director Compensation Policy, effective January 1, 2010. ΩΩ@

10.24	409A Amendment to Employment Agreement by and between the Company and Dr. Chaplin, dated as of December 30, 2008. §§§§@

Exhibit
Number	Description
10.25	409A Amendment to Employment Agreement by and between the Company and Mr. Murphy, dated as of December 30, 2008. §§§§@

10.26	Amendment No. 2 to Employment Agreement by and between the Company and Dr. Chaplin, dated as of January 20, 2009. §§§§@

10.27	Amendment No. 2 to Employment Agreement by and between the Company and Mr. Murphy, dated as of January 20, 2009. §§§§@

10.28	Lease between Broadway 701 Gateway Fee LLC, A Delaware Limited Liability Company, as Landlord, and the Company, as Tenant, dated October 10, 2008. §§§§

10.29	Office Lease Agreement, dated April 21, 2009, between the Registrant and King Waltham LLC. §§§§§

10.30	Separation Agreement between OXiGENE and Dr. Walicke dated as of June 10, 2009. $$$$@

10.31	Employment Agreement by and between the Company and Dr. Langecker, dated as of June 10, 2009. $$$$$@

10.32	Amended and Restated Purchase Option Agreement by and among the Company, Symphony ViDA, Inc. and Symphony ViDA Holdings LLC, dated as of July 2, 2009. €

10.33	Termination Agreement by and among the Company, Symphony ViDA Holdings LLC, Symphony ViDA Investors LLC and Symphony ViDA, Inc., dated as of July 2, 2009. €

10.34	Form of Voting Agreement by and among OXiGENE, Inc., VaxGen, Inc. and certain VaxGen stockholders, dated as of October 14, 2009. £

10.35	Form of Voting Agreement by and among VaxGen, Inc., OXiGENE, Inc., and certain OXiGENE stockholders, dated as of October 14, 2009. £

10.36	Amendment No. 2 to Stockholder Rights Agreement by and between OXiGENE, Inc. and American Stock Transfer & Trust Company, LLC, dated as of October 14, 2009. £

10.37	Separation Agreement between OXiGENE, Inc. and John A. Kollins, dated as of October 28, 2009. ££@

10.38	Amendment No. 1 to Common Stock Purchase Agreement by and between OXiGENE, Inc. and Kingsbridge Capital Limited, dated as of February 9, 2010. £££

10.39	Amendment No. 3 to Stockholder Rights Agreement, dated as of March 10, 2010, by and between the Company and American Stock Transfer and Trust Company. ΩΩΩΩ

10.40	Securities Purchase Agreement, dated as of March 10, 2010, by and among the Company and the Buyers named therein. ΩΩΩΩ

10.41	Voting Agreement, dated as of March 10, 2010, by and between the Company and Symphony ViDA Holdings LLC. ΩΩΩΩ

10.42	Form of Amendment and Exchange Agreement, dated as of March 25, 2010, by and among the Company and the Investors named therein. α

10.43	Sales Agreement, dated July 21, 2010, between OXiGENE, Inc. and McNicoll, Lewis & Vlak LLC. αα

10.44	Form of Warrant Exchange Agreement, dated as of January 18, 2011, by and between the Company and each Investor named therein. ααα

Exhibit
Number	Description
10.45	Form of Voting Agreement, dated as of January 18, 2011, by and between the Company and each of its directors, executive officers and Symphony ViDA Holdings LLC. ααα

10.46	Form of Amendment No. 4 to Stockholder Rights Agreement, dated as of January 18, 2011, by and between the Company and American Stock Transfer and Trust Company. ααα

14.1	Code of Conduct. ####

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (see Exhibit 5.1 to the Registration Statement on Form S-1 No. 333-150595).

24.1	Power of Attorney (see signature page).

*	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (file no. 33-64968) and any amendments thereto.

**	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

***	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

****	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

#	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2002.

##	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002.

####	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

+	Incorporated by reference to the Registrant’s Registration Statement on Form S-8 (file no. 333-92747) and any amendments thereto.

++	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on December 28, 1999.

&	Incorporated by reference to Amendment No. 3 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

&&	Incorporated by reference to Amendment No. 4 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

&&	Incorporated by reference to the Registrant’s Registration Statement on Form S-3 (file no. 333-106307) and any amendments thereto.

&&&&	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

%	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004.

!	Incorporated by reference to the Registrant’s Registration Statement on Form S-8 (file no. 333-126636) and any amendments thereto.

!!	Incorporated by reference to the Registrant’s Registration Statement on Form 8-A, dated March 30, 2005 and any amendments thereto.

!!!	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on July 11, 2005.

$	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

%%%	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on December 20, 2007.

%%%%	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007.

ˆˆˆˆ	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on February 21, 2008.

§	Incorporated by reference to the Registrant’s Amendment No. 1 to its Current Report on Form 8-K/A, filed on October 10, 2008.

§§	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on October 24, 2008.

§§§§	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

§§§§§	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009.

$$$$	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on June 12, 2009.

$$$$$	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on June 17, 2009.

€	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on July 7, 2009.

€€	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on July 15, 2009.

€€€	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009.

£	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on October 16, 2009.

££	Incorporated by reference to the Registrant’s Amendment to its Current Report on Form 8-K/A, filed on November 2, 2009.

£££	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on February 12, 2010.

Ω	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2009.

ΩΩ	Incorporated by reference to the Registrant’s Amendment No. 1 to Annual Report on Form 10-K/A for the year ended December 31, 2009.

ΩΩΩ	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010.

ΩΩΩΩ	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on March 11, 2010.

α	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on March 26, 2010.

αα	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on July 21, 2010.

ααα	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on January 19, 2011.

αααα	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on February 22, 2011.

X	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (file no. 333-150595) and any amendments thereto.

+++	Confidential treatment requested as to certain portions of the document, which portions have been omitted and filed separately with the Securities and Exchange Commission.

@	Management contract or compensatory plan or arrangement.

(1)	Pursuant to Item 601(b)(2) of Regulation S-K, certain schedules and/or exhibits have been omitted from the Agreement and Plan of Merger. OXiGENE will furnish copies of any such schedules or exhibits to the Securities and Exchange Commission upon request.